Registration No. 333-1462
----------------------------------------------------------------------------


                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                              ---------------





                             AMENDMENT NO. 5 TO

                                 FORM SB-2


                           REGISTRATION STATEMENT
                                 UNDER THE
                           SECURITIES ACT OF 1933

                              ---------------


                              NEUROCORP, LTD.
               (Name of small business issuer in its charter)


      Nevada                         8099                     87-0446395
(State or other               (Primary Standard            (I.R.S. Employer
 Jurisdiction of                  Industrial              Identification No.)
  Incorporation                Classification
 or Organization                Code Number)


      150 White Plains Road, Tarrytown, New York 10591 (914) 631-3316
       (Address and telephone number of Principal Executive Offices)


                        Dr. Turan M. Itil, Chairman
                        (Name of agent for service)


                                  Copy to:

                             Peter Landau, Esq.
                       Opton Handler Feiler & Landau
                  52 Vanderbilt Avenue, New York, NY 10017

Approximate date of commencement of proposed sale to public: From time to time after the effective date of the Registration Statement, as determined by market conditions.


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

                    CALCULATION OF REGISTRATION FEE


                                            Proposed Maximum
Title of Each                                  Aggregate
Class of                    Amount              Offering         Proposed Maximum
Securities                  To Be              Price Per        Aggregate Offering        Amount of
Registered                Registered             Share                 Price          Registration Fee
----------------------------------------------------------------------------------------------------------


                            2,125,000
Common Stock                   Shares          $2.5625 (1)             $5,445,313           $1650.09
----------------------------------------------------------------------------------------------------------

Class B Warrants              300,000                Nil                      Nil                Nil
----------------------------------------------------------------------------------------------------------


Common Stock
Issuable Upon
Exercise of Class             300,000
B Warrants                   Shares (3)          $1.00 (2)               $300,000             $90.91
----------------------------------------------------------------------------------------------------------

Class C Warrants              450,000                Nil                      Nil                Nil
----------------------------------------------------------------------------------------------------------

Common Stock
Issuable Upon
Exercise of Class             450,000
C Warrants                   Shares (3)          $2.00 (2)               $900,000            $272.73
----------------------------------------------------------------------------------------------------------

TOTAL                                                                                      $2013.73(4)
----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low closing sale price on February 5, 1996, as reported on the National Association of Securities Dealers' Over-The-Counter Bulletin Board, a date within five business days of the date of filing of the Registration Statement.

(2) Based on the exercise price of the Warrants.

(3) Pursuant to Rule 416, Registrant is also registering an indeterminate number of shares of Common Stock which may become issuable pursuant to the antidilution provisions of the Warrants.

(4)     $2,677 previously paid.

The registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.




                             TABLE OF CONTENTS

                                                                          Page

AVAILABLE INFORMATION....................................................  2

ADDITIONAL INFORMATION...................................................  2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS........................  2

PROSPECTUS SUMMARY.......................................................  3

RISK FACTORS.............................................................  9

CERTAIN MARKET INFORMATION AND DIVIDENDS................................. 21

USE OF PROCEEDS.......................................................... 23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS.................................................24

BUSINESS................................................................. 26

MANAGEMENT............................................................... 51

EXECUTIVE COMPENSATION................................................... 55

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
        MANAGEMENT....................................................... 56

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................... 56

SELLING SECURITY HOLDERS................................................. 62

PLAN OF DISTRIBUTION..................................................... 65

DESCRIPTION OF SECURITIES................................................ 66

SHARES ELIGIBLE FOR FUTURE SALE.......................................... 68

LEGAL PROCEEDINGS........................................................ 68

LEGAL MATTERS............................................................ 68

EXPERTS ................................................................. 68

                     Subject to Completion Dated December 9, 1997



PROSPECTUS
                              NEUROCORP, LTD.
                      2,875,000 Shares of Common Stock
                          300,000 Class B Warrants
                          450,000 Class C Warrants


        All of the shares (the "Shares") and all of the Class B and Class C Warrants (the "Warrants") of Neurocorp, Ltd. (the "Company") offered hereby are to be sold for the accounts of the selling stockholders and selling warrantholders set forth herein (the "Selling Security Holders"). The Company is registering the Shares and the Warrants pursuant to certain registration rights, and other contractual obligations incurred by the Company in connection with the original issuance of such Shares and Warrants. The Company will not receive any of the proceeds from the sale of the Shares or Warrants by the Selling Security Holders. The Company will receive the exercise prices with respect to the exercise of any of the Warrants described herein. The Company estimates that total expenses it will incur in connection with the offering of the Shares and Warrants (the "Offering") will be approximately $400,000. Certain of the Selling Security Holders are obligated to pay certain costs and expenses incurred in connection with the registration of the Shares and Warrants. See "Selling Security Holders" and "Plan of Distribution."

        Of the 2,875,000 Shares of the Common Stock, par value $.001 per share (the "Common Stock"), being offered hereby, (i) 750,000 Shares are to be issued from time to time upon the exercise of certain Warrants described herein, (ii) 600,000 of the Shares being offered hereby were issued in connection with private placements under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), (iii) 25,000 Shares are being offered by a charitable foundation, (iv) 650,000 Shares were issued upon cancellation of certain indebtedness and redemption of shares of convertible preferred stock Class B, Series 2 of the Company and (v) 850,000 Shares were issued upon the exercise of 500,000 Class B and 350,000 Class C Warrants. The Warrants were issued to stockholders of record of the Company as of November 1, 1994 in connection with the reverse acquisition of HZI Research Center, Inc. See "Selling Security Holders."

        The Selling Security Holders may sell the Shares and Warrants to or through underwriters, and also may sell the Shares directly to other purchasers or through agents from time to time in the over-the-counter market at prevailing prices in such market. See "Plan of Distribution".

        The Common Stock of the Company is quoted on the National
Association of Securities Dealers' ("NASD") Over-the-Counter ("OTC") Bulletin Board under the symbol "NURC". The Common Stock has not been actively traded. At present, there is no market for the Warrants and there is no assurance that any market will develop.


        On December 1, 1997, the average of the last bid and asked prices of the Company's Common Stock in the over-the-counter market as reported by the NASD was $77/8. See "Certain Market Information and Dividends."


THE PURCHASE OF THE COMMON STOCK AND WARRANTS OFFERED HEREBY ENTAILS A HIGH DEGREE OF RISK. SEE "RISK FACTORS", BEGINNING ON PAGE 11 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SHARES AND THE WARRANTS.

                       -----------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is , 1997


                           AVAILABLE INFORMATION

        The Company has filed a Registration Statement on Form SB-2 (together with all amendments, exhibits and schedules, herein referred to as the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

        The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, the Company files certain periodic reports and other information with the Commission. The Registration Statement and the exhibits thereto filed by the Company with the Commission as well as the periodic reports and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549 and they are also available on the Commission's web site at http://www.sec.gov.


                           ADDITIONAL INFORMATION

        The Company intends to distribute annual reports containing audited financial statements to its shareholders. No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus in connection with the Offering and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information contained herein is correct as of any date subsequent to the date hereof.


             SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this document, the words "anticipate," "believe," "estimate," "expect," "going forward," and similar expressions, as they relate to the Company or Company management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.


                             PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto included or incorporated by reference in this Prospectus. Investors should carefully consider information set forth under the heading "Risk Factors".


                                The Company


        The Company is primarily involved in two businesses: (i) it sub-contracts clinical research and performs data analysis for health agencies, research organizations and pharmaceutical companies, and (ii) it owns, operates or manages a group of facilities that diagnose and treat memory disorders. In addition, as an outgrowth of its research activities, the Company also designs diagnostic testing software and equipment for neuropsychiatric applications and the Company performs neurological testing services for hospitals and physicians. The Company conducts these activities through two wholly-owned subsidiaries, HZI Research Center, Inc., a New York corporation ("HZI"), and Memory Centers(TM) of America, Inc., a Delaware corporation ("MCAI"). In November 1994, the Company acquired all of the issued and outstanding shares of HZI. HZI conducts contract research, designs diagnostic software and equipment and performs neurological testing services. In March 1996, the Company established MCAI, which owns and operates a network of pilot facilities, Memory Centers(TM), that treat memory disorders.


Contract Research


        The Company's contract research business specializes in the analysis of data collected in clinical studies of compounds that affect the central nervous system. The Company obtains research contracts from pharmaceutical companies and research organizations in both the United States and Europe, and it subcontracts the clinical studies these contracts require to other institutions, doctors or researchers. The Company supervises the clinical research, and it monitors and analyzes the data collected by doctors and researchers who perform these studies, but it does not conduct clinical research itself. Contract research accounted for 65.15% of the Company's revenues in 1996, and 72.85% of its revenues through the first nine months of 1997.

         The Company's contract research business includes studies conducted at both single and multiple locations, and it includes both asymptomatic volunteer studies and symptomatic volunteer studies. In these studies, the Company develops information on the clinical usefulness and therapeutic doses of new psychotropic drugs, particularly drugs developed to treat dementia, Alzheimer's disease, depression, schizophrenia and anxiety disorders. Since almost all of the Company's contract research has involved studies of central nervous system drugs, including 148 drug trials over the last 23 years, the Company believes that it has accumulated experience that gives it an advantage in analyzing such information. In particular, the Company has developed a proprietary method to evaluate central nervous system drugs, known as Quantitative Pharmaco-EEG ("QPEEG(R)"), and it has also developed proprietary software programs Brain Function Monitoring System ("BFM System(R)"). In addition, as a result of its experience and through the use of its proprietary methods and software, the Company has been able to assemble a data base on the central nervous system effects of over 190 drugs that further enhances its ability to monitor and analyze the information generated in the clinical research studies it supervises.

        Since the Company does not conduct its own clinical research, it does not take any responsibility for medical treatment or medical liability. However, the research studies the Company sponsors adhere to strict federal and local rules and regulations and they are supervised by local institutional review boards, drug companies, and the local and federal offices of the Food and Drug Administration ("FDA").

        The Company has not made any efforts to market or promote its contract research business and as a result, the Company estimates that it has less than a 1% market share. However, the Company believes that contract research, particularly research on central nervous system drugs, is a growing industry: in the United States alone, there are over 100 new central nervous system-related drugs devel- oped each year; in Europe and Japan, the Company estimates that there are more than 200 central nervous system-related drugs being developed each year. Major drug companies in the United States, Europe and Japan all conduct their clinical research primarily in the United States since, given the high level of regulatory oversight in this country, the results of clinical tests performed here are held in particularly high regard. Also, the Company believes that as drug companies continue to try to control costs, they will increasingly subcontract their clinical research projects.

        The Company's management believes that its experience in analyzing the effects of central nervous system drugs, its proprietary methodologies and software, and its unique information databases will all position the Company to take advantage of the anticipated growth in contract research related to central nervous system drugs. In fact, despite its limited marketing efforts, the Company has been invited to sponsor several significant studies, including a study on the effects of Ginkgo Biloba the results of which were published in October 1997 in the Journal of the American Medical Association. The Company believes that the publicity generated by this study will further enhance its ability to take advantage of the expected growth in contract research related to central nervous system drugs.


Memory Centers(TM)


        In 1996, the Company established its second wholly owned subsidiary, MCAI. MCAI provides non-medical management, educational, consultation and marketing services to licensed physicians and entities controlled by them. These physicians offer professional diagnostic, preventive and treatment services, through a network of pilot facilities, Memory Centers(TM), to persons who suffer from memory disturbances. MCAI, through affiliated corporations, also supplies the medical equipment used in Memory Centers(TM). There are currently six pilot Memory Centers(TM): three located in New York City (Manhattan, Brooklyn and Queens), and one in Tarrytown, New York, Nyack, New York and Bakersfield, California. The Memory Centers(TM) in Manhattan, Brooklyn, Tarrytown and Nyack are operated under a management agreement with Manhattan Westchester Medical Services. The Memory Center(TM) in Queens is operated under a management agreement with the Queens Diagnostic and Treatment Center and the one in Bakersfield is operated under a management agreement with Truxton Psychiatric Group. Under the terms of these management agreements, MCAI will supply equipment, management, marketing, data handling and personnel services for physicians, and the physicians provide all medical services and employ all clinical staff. MCAI is compensated through fixed management fees for its managerial services, and it is compensated for its billing services and variable expenses, such as supplies, as they occur. These agreements are for a fixed period of time, generally not less than one year. In addition to the six Memory Centers(TM) described above, MCAI has begun to negotiate with potential affiliates to open new Memory Centers(TM) in Philadelphia, San Juan, Puerto Rico and Long Island, New York. MCAI hopes to complete these negotiations by the end of calendar year 1997.

        MCAI's business is based on the premise that the earlier physicians can evaluate, diagnose and treat memory problems, the more likely it will be that they can prevent severe memory problems from developing later. Memory Centers(TM) offer early diagnosis of memory disturbances, followed by propri- etary treatments. Although the protocol and treatment recommendations are prepared by some members of MCAI's Medical Advisory Board, the physicians at Memory Centers(TM) independently determine which therapies will be employed for each patient, and as such, MCAI itself does not represent the effectiveness of any particular treatment to any individual. The assessment phase of the Memory Centers(TM) program generally includes a comprehensive history, an examination by a physician, a blood chemistry analysis, neuropsychological and neurophysiological tests, and other steps that are designed to identify the cause of the patient's problems. When an assessment is complete, the physician will diagnose the patient and create an individual treatment plan to address their particular needs. Therapies will include prescription medications, cognitive exercises designed to improve mental performance, and dietary supplements, among other things. The treatment program includes follow-up assessments to confirm the patient's response to the prescribed therapy. Since memory disturbances are known to be caused by a variety of underlying causes, the treatments for any particular patient will only be determined by the treating physician's assessment of the particular patient's condition.

         The Company does not believe that it requires FDA approval or state licenses for any of its Memory Centers(TM) facilities since they are being operated by licensed physicians or entities controlled by licensed physicians. However, the physicians associated with Memory Centers(TM) have to be licensed to practice medicine in the particular state, and certain equipment utilized within Memory Centers(TM), as with most medical facilities, does require FDA approval. MCAI requires its equipment vendors to document that they have received FDA approval for their products. The Company recognizes that the operation of the Memory Centers(TM) may be deemed by certain regulators to constitute the practice of medicine. Many states prohibit business corporations from engaging in the practice of medicine, employing physicians, or entering into certain financial arrangements with physicians, including fee splitting.
 However, MCAI believes that it will be able to structure relationships with physicians and other entities that will comply with all applicable regulations.


Neuropsychiatric Testing Equipment and Software


        The Company designs proprietary diagnostic testing software and equipment that is used in neuropsychiatric applications, and it sells these systems to physicians, researchers and hospitals. The system, known as the CEEG-Scan System(R) or BFM System(R), enhances widely accepted diagnostic tests, such as the electroencephalogram ("EEG") by quantifying their results and permits these tests to be per- formed in a more practical and economical fashion. The CEEG-Scan System also includes proprietary software known as Dynamic Brain Mapping(R) that is sometimes sold separately. As of September 30, 1997, the Company has sold 119 of these systems since inception consisting of either hardware, software or both at prices ranging from $15,000 to $130,000. This system, unlike those of its competitors, is primarily based on the Company's proprietary software and off-the-shelf hardware. The Company intends to solicit orders for this system from government agencies and international health organizations.


Diagnostic Testing Services

        The Company, through HZI, offers interactive neurological diagnostic testing services to physicians and hospitals to assist in the diagnosis of brain disorders. These services include diagnostic tests such as EEG with or without Dynamic Brain Mapping(R), and are known collectively as "Tele-Map". HZI provides physicians or hospitals with a conventional or specially-designed modem, or transmitter, by which physicians conducting neurological tests can transmit the data they collect via telephone to HZI. The data is recorded and then analyzed by HZI employees and interpreted by consultants and experts, and the reports are then provided to the testing physicians. HZI's technical staff communicates with the physicians throughout the test procedure to ensure the quality of the data the physicians collect. HZI believes, although there can be no assurance, that this interactive service will continue to be attractive to hospitals and physicians alike, as it permits physicians to conduct EEG tests in their individual offices, or hospitals without a substantial capital investment. Revenues of the Tele-Map(R) division for the years ended 1996 and 1995 were $129,622 and $146,119, respectively.

Developmental Activities

        The Company is currently developing other products and services some of which it believes may offer commercial potential in the future, but which are not yet marketable:


        Hardware and Software: The Company has six hardware and software products in various stages of development. By early 1998, the Company expects to begin the process of obtaining FDA approval for three products: the EEG/EP Amplifier, the Digital EEG System software and the HZI Electrode Headset. By early 1999, the Company hopes to begin the FDA approval process for two additional products: Enhanced Evoked Potential Software and Pharmacologically Activated EEG (Test-Dose(R)) software.


        Drug Development: The Company plans to use its proprietary hardware, software, QPEEG(R) methodology and databases in order to develop, either alone or with others, proprietary drugs for conditions that affect the central nervous system. The Company has compiled what it believes to be a unique database on the effects of compounds used to treat Alzheimer's disease and memory impairment. HZI believes that it can now study a variety of new chemical entities or naturally occurring substances (such as plant extracts or vitamins) using its proprietary software and database to identify potential treatments for memory disorders.


        In addition, the Company has entered one joint venture agreement, and is currently negotiating a second. In January 1995, the Company entered into an agreement with Tena, Ltd., based in Istanbul, Turkey ("Tena"), to research, develop, market and sell the Company's products in the Mid-East, the former Soviet Union and other countries where the Company has no existing distribution network. Although the Company has not assigned any development work to Tena yet, Tena has begun to market the Company's existing products. In September 1997, the Company signed a letter of intent that contemplates a joint venture with CoreCare Corporation ("CoreCare") to establish a Memory Center, a tele-neuropsychiatric diagnostic laboratory and a specially equipped neuropsychiatry clinic in Philadelphia. Although the Company and CoreCare have not yet entered a final joint venture agreement, CoreCare has ordered the proprietary systems from the Company that will be used in the Memory Center. The Company hopes to have a final agreement with CoreCare before the end of the 1997 calendar year.


        For the fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996, the Company has spent $224,010, $181,512, and $98,018, respectively, on research and development activities to establish the technological feasibility of proprietary items. The Company is not reimbursed for any research or development expenses from its customers. See "Risk Factors -- Government Regula- tion."

        The Company's executive offices are located at 150 White Plains Road, Tarrytown, New York 10591 and its telephone number is (914) 631-3316.


                                The Offering


Securities Offered...............   2,875,000 shares of Common Stock, 300,000
                                    Class B Warrants and  450,000 Class C
                                    Warrants.  See "Description of Securities."

                                    Of the 2,875,000 Shares of Common Stock, par value $.001 per Share being offered hereby, 750,000 shares are to be issued from time to time upon the exercise of certain Warrants and 850,000 Shares were issued upon exercise of 850,000 Warrants. 600,000 Shares being offered were issued in connection with private placements under Section 4(2) of the Securities Act, 650,000 Shares were issued upon cancellation of certain indebtedness and redemption of shares of convertible preferred stock, Class B, Series 2, of the Company and 25,000 Shares are being offered by a charitable foundation. See "Selling Security Holders."




Common Stock outstanding
prior to the offering............   9,313,806 shares.

Common Stock to be outstanding
after this offering .............   10,063,806 shares assuming exercise of
                                    750,000 Warrants offered hereby.

Outstanding Class A and Class B
Warrants.........................   The 750,000 Warrants being offered hereby
                                    are the unexercised Warrants remaining
                                    from an aggregate of 1,600,000 Warrants
                                    issued to stockholders of record of the
                                    Company as of November 1, 1994 in
                                    connection with the reverse acquisition of
                                    HZI. 300,000 of the Warrants are Class B
                                    Warrants and 450,000 are Class C Warrants
                                    exercisable at $1.00 per share and $2.00
                                    per share, respectively, at any time on or
                                    before December 31, 1997.  In March 1997,
                                    200,000 Class A and 200,000 Class B
                                    Warrants were exercised.  In October 1997,
                                    300,000 Class B and 150,000 Class C
                                    Warrants were exercised.  The Warrants are
                                    redeemable by the Company at any time upon
                                    thirty (30) days written notice at $.001
                                    per Warrant.   See "Description of
                                    Securities-- Warrants."


Use of Proceeds..................   This Offering is being made by Selling
                                    Security Holders and the Company will not receive any of the proceeds of such sales. The Company may receive cash proceeds to the extent any of the Class B and Class C Warrants are exercised. See
                                    "Use of Proceeds" and "Selling Security
                                    Holders."

Risk Factors.....................   This Offering involves a high degree of
                                    risk.  See "Risk Factors."

NASD OTC
Bulletin Board Symbol............   NURC.


                 Summary Consolidated Financial Information

        The following summary consolidated financial information concerning the Company has been derived from the financial statements included elsewhere in this Prospectus and should be read in conjunction with such consolidated financial statements and the notes thereto and Management Discussion and Analysis of Financial Conditions and Results of Operations of the Company. See "Financial Statements."

Statement of Operations Data:


                                                                                   Nine Months
                                                                                      Ended
                                       Year Ended December 31,                      September 30,
                        1992        1993         1994        1995         1996         1997


Sales                $1,453,766   $2,185,380  $2,350,989  $1,543,363   $ 1,068,891  $ 1,026,431


Gross profit            906,504    1,359,966   1,421,979     905,617       362,312      560,265

Total expenses        1,110,629    1,228,001   1,218,944   1,168,111     1,996,987    1,700,559

Net income (loss)     $(204,125)  $  131,965  $  203,035  $ (262,494)  $(1,634,675) $(1,140,294)

Net income (loss)
  per share           $    (.30)  $      .19  $      .04  $     (.05)  $      (.23) $      (.14)

Weighted average
 number of shares       680,000      680,000   4,676,666   5,484,585     7,002,279    8,068,250

Balance Sheet Data:

Working capital
(deficiency)                                              $   (6,765)  $ 1,082,613  $   922,044

Total Assets                                              $3,329,412   $ 4,580,364  $  3,675,030

Long term liabilities                                     $  346,734   $   279,502  $    914,000

Stockholders' equity                                      $1,917,669   $ 2,777,899  $  2,226,855



                                RISK FACTORS

        The securities offered hereby are speculative and involve a high degree of risk. In analyzing this offering, prospective purchasers should carefully consider the following factors, among others:

Recent Losses and Possible Future Losses


        The Company has operated at a net loss for the years ended December 31, 1995 and December 31, 1996 and the nine months ended September 30, 1997. Its net income for the fiscal year ended December 31, 1994 was $203,035. For the years ended December 31, 1995, and December 31, 1996 and the nine months ended September 30, 1997 the Company had a net loss of $262,494, $1,634,675, and $1,140,294, respectively. Operating losses have resulted primarily from the lack of major new contracts during the last three years and from general and administrative expenses. The Company's ability to achieve profitability depends upon its ability to enter into new contract research agreements, develop pharmaceutical products, services and medical devices, obtain regulatory approval for its proposed products and enter into agreements for product development, manufacturing and commercialization. In particular, it will depend on the Company's ability to market its QPEEG(R) methodology for contract research, market Tele-Neuro psychiatric systems based on the Company's proprietary software and hardware equipment, successfully develop the proposed joint venture with CoreCare Corporation and successfully develop Memory Centers(TM). There can be no assurance that the operations of the Company will be profitable in future periods. See "Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        In 1996 and 1997, MCAI operated at a loss principally due to activities and investments related to the start-up of MCAI. The Company believes that MCAI will sustain losses at least through 1998 as the ongoing launch of the Memory Centers(TM) will require significant developmental activities prior to generating revenues. Losses for 1996 totaled $307,854, and for the first three quarters of 1997 totaled approximately $583,000. The Company currently projects that MCAI will generate losses in 1998 of approximately $1.7 million, based on the assumption that MCAI successfully raises $5 million in new capital as of January 1, 1998, and undertakes significant expansion activity through application of that capital and its operational costs.


Potential Fluctuation in Quarterly Results


        The Company's quarterly operating results have varied significantly as a result of a number of factors, including the timing of contracts for clinical research studies and testing and changes in health care regulations. The Company expects that its operating results will fluctuate in the future as a result of the difficulties and delays encountered in its effort to conduct contract research and develop and commercialize new pharmaceutical products, services and medical devices, the competitive factors in the market place and the regulatory environment in which the Company operates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Limited Trading Market

        There is a very limited trading market for the Company's Common Stock and there can be no assurance that a more active trading market in the Common Stock will develop or, if an active market does develop, that it will be sustained. Since there is a small public float in the Company's Common Stock and it is thinly traded, sales of small amounts of Common Stock in the public market could have a material adversely affect on the market price for the Common Stock. In addition, the low trading volume may have had a significant effect on the market price of the Common Stock, which may not be indicative of the market price in a more liquid market. Variations in the Company's quarterly operating results, announcements regarding new product developments, regulatory pronouncements, developments affecting the Company's competitors or general economic conditions unrelated to the Company's operating performance may all have a significant impact on the market price of the Common Stock.

        The limited trading market could result in an investor being unable to sell shares of his or her investment at times or for prices they deem appropriate. Recent private sales by Company insiders were made at prices below the market price. Certain officers and affiliates of the Company are parties to "lock-up" agreements that prohibit the sale of their shares for a period of three months ending February 22, 1998. If the Company raises an additional $1 million during that time, the lock-up agreements may be extended to May22, 1998; if the Company raises an additional $4 million by that time, the lock-ups may be extended to August 22, 1998. Sales of Common Stock, or the perception that such sales could occur, could have a material adverse affect on prevailing market prices for the Common Stock and may make it more difficult for the Company to sell shares of Common Stock in the future at times and for prices it deems appropriate. See "Shares Eligible for Future Sale."


Need For Working Capital -  Dependence on Private Sales of Securities


        The Company and its subsidiaries may require substantial additional financing to continue their research, complete their product development, obtain regulatory approvals and to manufacture and market any products and services that they may develop. The Company is in the process of developing new products including the EEG/EP Amplifier, the Digital EEG System, the HZI Electrode Headset, evoked Potential Software and Pharmacologically Activated EEG (Test-Dose(R)) software. The Company may also need to expend substantial amounts of money on research relating to the application of products or systems that may never develop into marketable products.

        The Company has six pilot Memory Centers(TM) and it is currently in negotiations to develop another four Memory Centers(TM) by the end of 1997. This will require substantial amounts of capital without any assurance that the new Memory Centers(TM) will be successful. Depending on size and location, the Company estimates that each facility would require between $150,000 and $200,000 for equipment, leasehold improvements, and working capital, including corporate overhead. The ability of MCAI to undertake its planned expansion and to in turn generate significant revenues is dependent on its ability to secure investment capital in the immediate future. Management forecasts that it will require $5 million in capital for MCAI to expand its operations as called for in its business plan. To the extent that MCAI is not successful in securing such capital, then the viability of MCAI cannot be assured.

        The Company has also signed a letter of intent with the CoreCare Corporation to develop a joint venture that will establish a Memory Center(TM), a tele-neuropsychiatric diagnostic laboratory and a specially equipped neuropsychiatry clinic in Philadelphia. The Company estimates that it will need to invest $3 - $5 million to develop this joint venture. There can be no assurance that the joint venture will be successful or that, if the Company cannot raise this money, that it will proceed with the joint venture.

        The Company has incurred a deficiency in net cash flow from operating activities for each of the three years ended December 31, 1994, 1995 and 1996. The Company had a net working capital deficiency of $275,034 as of December 31, 1994, $6,765 as of December 31, 1995 and had positive working capital of $1,082,613 as of December 31, 1996 and $922,044 as of September 30, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Financial Statements."


        The Company has financed its working capital requirements through private sales of its securities to individual investors and groups of investors and loans from officers and shareholders of the Company. In particular, the Company has been dependent on Trinity American Corporation ("Trinity"), one of its principal stockholders, and Trinity's President for loans. Such shareholders are under no obligation to continue financing the operations of the Company. The Company intends to continue its practice of funding its working capital requirements through private sales of securities and loans to the extent that it is unable to meet its working capital requirements by generating sufficient income from operations. See "Certain Relationships and Related Transactions." While there can be no assurance with respect to the Company's continuing ability to sell its securities privately or that outstanding warrants or options will be exercised, management believes that its available cash together with expected proceeds from the various sources noted above (i.e. warrants) and expected cash flows from operations will be sufficient to finance its working capital and capital requirements for at least a twelve month period.


        In view of the foregoing, in all likelihood, in order to fund any future capital which may be required, the Company may have to undertake additional financings by means of public or, as noted above, private offerings, or obtain funds through arrangements with corporate partners that may require the Company to relinquish some rights to any technologies, products or systems it develops. If additional financing is required, no assurance can be given that this financing will be available on acceptable terms, if at all. If adequate funds are not available, the Company may have to substantially reduce or eliminate expenditures to develop, produce and market its proposed products, systems and programs, all of which would have a material adverse effect on the Company. See "Business -- Developmental Activities." In the event the Company obtains any additional funding through the sale of Common Stock, securities convertible into or exchangeable for Common Stock or warrants and options exercisable for Common Stock, and the exercise of the rights of holders of such convertible securities, warrants and options may result in dilution of the investments of present holders of Common Stock. See "Financial Statements", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Relationships and Related Transactions."


Dividends


        The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. See "Certain Market Information and Dividends."


Dependence Upon Key Personnel

        Given the specialized scientific nature of the Company's business, the Company's current and future success is highly dependent on its ability to attract and retain qualified scientific and technical personnel. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to attract or retain the qualified personnel necessary to develop its business.

        In particular, the Company is dependent upon the following management and technical personnel: Dr. Turan M. Itil, Chairman and President, Dr. Pierre Le Bars, Executive Vice President, Kurt Itil, President and CEO of HZI, and Jonathan Raven, Executive Vice President of the Company and President and CEO of the Company's subsidiary, MCAI. Moreover, Dr. T. Itil is substantially responsible for generating new business for the Company's contract research studies. Each of Dr. T. Itil, Dr. Le Bars and Mr. Raven have Employment Agreements with the Company. None of such personnel, with the exception of Dr. T. Itil, is covered by key person life insurance. Some management personnel are relatively new to the Company, and the Company's success in the future will depend in part on successful assimilation of new management personnel.


        The success of Memory Centers(TM) is highly dependent on the Company's ability to attract and retain qualified technical and marketing personnel. There is intense competition for qualified personnel and there can be no assurance that Memory Centers(TM) will be able to attract and retain the qualified personnel necessary to develop its business. In particular, Memory Centers(TM) are dependent upon the support of the following management and technical personnel: Jonathan Raven, Executive Vice President of the Company and President and CEO of MCAI and Dr. Turan
M. Itil, Chairman and President of the Company. As noted earlier, Mr. Raven and Dr. Itil have employment agreements with the Company. With the exception of Dr. Itil, none of such personnel is covered by key person life insurance. The loss of key personnel or inability to hire and retain qualified personnel could have a material adverse effect on Memory Centers(TM) business and results of operations.

        The loss of key personnel or inability to hire and retain qualified personnel could have a material adverse effect on the Company's business and results of operations. See "Business" and "Management -- Directors and Executive Officers."



Control By Directors and Officers


        The Company's current directors and officers and their affiliates beneficially own approximately 53.3% of its outstanding Common Stock. As a result of their Common Stock ownership, the Company's current directors and officers and their affiliates will have significant influence over all matters requiring approval by the Company's stockholders, including the election of directors. Through any directors that they nominate and elect, they may have the ability to direct policy and influence the Company's day-to-day operations. See "Management" and "Selling Security Holders."


Dilution


        As of November 1997, there were outstanding (a) employee stock options to purchase 750,000 shares of Common Stock and (b) Warrants to purchase 750,000 shares of Common Stock. In December 1996 the Company issued additional warrants to purchase 1,100,000 shares of Common Stock. See "Management." In addition, the Company has an outstanding loan convertible into Common Stock and Warrants. See "- Possible Issuance of Preferred Stock."

        Any exercise of options or warrants will usually take place at a time when the Company would be able, in all likelihood, to obtain funds from the sale of the Company's Common Stock at prices higher than the exercise prices thereof. As a result, investors in the securities offered hereby may incur substantial dilution of their investments as the issuance of such a significant number of additional securities, or even the possibility thereof, may depress the price of such securities. See "Shares Eligible for Future Sale."


Government Regulation


Product Development


        The Company's proposed products, technologies and services are subject to regulation and supervision by federal, state and local governmental authorities. Such regulations apply not only to research, development and manufacturing activities (whether by the Company, subcontractors, or by licensees) but also to the marketing of proposed systems products and services, particularly those involving medical applications.


        The Company is in the process of developing six new products. At this time, the Company does not have any 510(k) Applications pending with the FDA, but the Company intends to submit a 510(k) Application for three of the six products in early 1998: the EEG/EP Amplifier; the Digital EEG System software and the HZI Electrode Headset. The Company also intends to submit a 510(k) Application for two additional products, enhanced Evoked Potential Software and Pharmacologically Activated EEG (Test-Dose(R)) Software, in the latter part of 1998 or early 1999. The Company has not yet decided when it will resubmit the application for its sixth new product.

        The Food and Drug Administration ("FDA") must approve the Company's products before the Company can market its products in the United States. The process of obtaining approvals from the FDA is costly, time consuming and often subject to unanticipated delays. There can be no assurance that approvals of the Company's proposed products, processes, facilities or services will be granted on a timely basis, if at all. In addition, new government regulations may be established that could delay or prevent regulatory approval of the Company's products under development. Even if regulatory approval of the Company's proposed products is granted, such approval may include significant limitations on indicated uses for which any such products could be marketed. Further, even if such regulatory approvals are obtained, a marketed drug or device and its manufacturer are subject to continued review, and later discovery of previously unknown problems may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. The Company's failure to comply with FDA regulatory requirements can result in the delay of premarket product reviews, fines, civil penalties, recalls, seizures and injunctions all of which would have a material adverse effect on the Company's business, financial condition and operations.


         The Company's proposed products and technologies may also be subject to certain other federal state and local government regulations, including, but not limited to, the Federal Food, Drug and Cosmetic Act, the Environmental Protection Act, the Occupational Safety and Health Act, and state, local and foreign counterparts to certain of such acts. The Company intends to develop its business to strategically address regulatory needs. However, the Company cannot predict the extent of the adverse effect on its business or the financial and other cost that might result from any government regulations arising out of future legislative, administrative or judicial action.


Contract Research

        The Company's contract research business benefits from the extensive government regulation of the drug development process in the United States. The Company's recent contracts to conduct QPEEG(R) studies for U.S. pharmaceutical companies resulted in part on the need for these companies to comply with FDA regulations for the approval of central nervous system drugs. From time to time, legislation is introduced in the United States to substantially modify regulations administered by the FDA governing the drug approval process. Changes in regulation, including a relaxation in the scope of regulatory requirements or the introduction of simplified drug approval procedures, could have a material adverse effect on the Company and its contract research operations.

Telemedicine

        The Company's Telemedicine business is subject to state licensing laws that regulate the ability of a physician licensed in one state to offer advice on the treatment of a patient located in another state. The relevant licensing law depends on the state in which the patient resides, and these laws vary from state to state. Under New York law, a physician licensed in another state is permitted to consult with physicians in New York on how to treat patients located in New York. However, there can be no assurance that these regulations will not change, and a determination of liability under any such laws could have a material adverse effect on the Company's Telemedicine business.

Memory Centers(TM)

        In addition, in connection with MCAI's management of Memory Centers(TM), MCAI and its operations are and will continue to be subject to extensive federal, state and local laws, rules and regulations affecting the health care industry and the delivery of health care, including, but not limited to, laws and regulations prohibiting the corporate practice of medicine, fee-splitting, anti-kickback laws and physician referral laws. In addition, contractual arrangements with hospitals, medical centers and managed care organizations, among others, are extensively regulated by state and federal law.

Medicare and Medicaid Fraud and Abuse

        These laws include the fraud and abuse provisions of the Social Security Act, which include "anti- kickback" and "anti-referral" laws. Federal "anti-kickback" laws make it illegal to solicit, pay, receive, or offer any direct or indirect remuneration to refer Medicare or Medicaid patients or to order or provide Medicare or Medicaid covered services, items or equipment. MCAI believes that since the non-medical management services it provides are not reimburseable under Medicare or Medicaid, the financial inducements in its management service contracts do not fall within the scope of federal anti-kickback laws.

        Federal "anti-referral" laws make it illegal for physicians to refer patients that require certain designated health services to entities with which they have a financial relationship. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Such exclusion, if applied to Memory Centers(TM) or the physician groups with which MCAI may contract in the future, could result in significant loss of reimbursement. A determination of liability under any such laws could have a material adverse effect on MCAI. See "Business -- Government Regulation and Supervision."

State Regulation

        Several states, including New York, have adopted laws similar to the federal "anti-kickback" and "anti-referral" laws and they cover patients in private programs as well as government programs. See "Business -- Government Regulation: Memory Centers(TM)." New York law prohibits physicians from splitting fees with non-physicians and prohibits non-physician entities from practicing medicine. To comply with these laws, MCAI has structured its management agreements such that its fees are based on fixed and variable costs determined in advance, not as a percentage of net or gross revenues generated by the physicians' practice at Memory Centers(TM). In general, these laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. A determination of liability under any such laws could have a material adverse affect on MCAI.

Compliance

        Although the Company believes its operations as described in this Prospectus are, and will continue to be, in material compliance with existing applicable laws, the Company's business operations have not been the subject of judicial or regulatory interpretation. There can be no assurance that review of the Company's business by courts or regulatory authorities will not result in determinations that could adversely affect the operations of the Company or that the health care regulatory environment will not change so as to restrict the Company's existing operations or their expansion. In addition, the regulatory framework of certain jurisdictions may limit Company's expansion into, or ability to continue operations within, such jurisdictions if the Company is unable to modify its operational structure to conform with such regulatory framework. Any limitation on the Company's ability to expand could have an adverse effect on the Company. In addition to extensive, existing government health care regulation, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. The Company believes that such initiatives will continue during the foreseeable future. Aspects of certain of these reforms as proposed in the past, such as further reductions in Medicare and Medicaid payments and additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, if adopted, could adversely affect the Company. See "Business -- Government Regulation."

Uncertainty of Memory Centers(TM) Market Acceptance

        Memory Centers(TM) is a new business with only a one year operating history and limited business experience and it is subject to all the risks in the establishment of any new business venture. MCAI currently has management agreements to operate four Memory Centers(TM), all in New York, in conjunction with Manhattan Westchester Medical Services, the medical practice operated by the Company's Chairman. MCAI has two additional management agreements to operate Memory Centers(TM), one with Queens Diagnostic and Treatment Center in Queens, New York and the other with Truxton Psychiatric Group, PC in Bakersfield, California. The likelihood of Memory Centers(TM) success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in the development of a new business.

        The Memory Centers(TM) concept is untested from a commercial perspective in the United States, as, to the best of the Company's knowledge, no commercial concern has attempted to create or operate a similar business. MCAI provides non-medical management, educational, consultation and marketing services to licensed physicians and entities controlled by them. MCAI does not provide medical services directly to the patients treated at Memory Centers(TM). MCAI believes that the medical diagnostic and therapeutic procedures utilized within the Memory
Centers(TM) are consistent with the applicable standards of the care within the communities served. As such, although patients may not be familiar with how these services will be packaged, MCAI believes the care they receive will be readily accepted. Notwithstanding this, There can be no assurance that the Company will be able to achieve market acceptances of its Memory Centers(TM) by the general population or the medical community, and the failure to achieve such acceptance would, in all likelihood, have a material adverse effect on the Company. since the Company cannot provide medical services and diagnoses directly to patients, the Company will be dependent upon its ability to establish relationships with physicians who will provide the medical services, and who must accept the Company's business format. There can be no assurance that such acceptance will be forthcoming, however the Company believes that similarities between the Company's business format and that of established practice management companies will be recognized by physicians and will assist in achieving the necessary acceptance. Managed care organizations ("MCO's"), including HMO's and PPO's are often involved in contracting for services such as those to be offered by individual Memory Centers(TM). Accordingly, the Company will be required to market directly to such MCO's and gain their acceptance. The Company cannot ensure when or if any MCO's will contract with the company or its affiliated physicians for services.

        Since the Company provides management and other services for physicians, its revenue is not derived directly from the fees charged for patient care. To the extent that the physicians reimbursement for patient services delivered at Memory Centers(TM) may flow from third party insurers or managed -care providers, the revenue that the affiliated physicians receive may be negatively impacted by changes in reimbursement polices of these payors. Management fees charged by MCAI are determined through negotiation with affiliated physicians or medical practices and are not derived as a percentage of patient charges. If affiliated physicians are not reimbursed for Memory Centers(TM)-related services, then this could lead to termination of management agreements with MCAI.

Concerns with Diagnosis and Treatment of Patients in Memory Centers(TM)

        The patients who come to Memory Centers(TM) will be seen by a licensed physician who will make a diagnosis and initiate treatment. MCAI provides these physicians with certain well-established diagnostic tools, such as electroencephalograms, neuropsychological tests and cognitive and behavior tests. In addition, MCAI will provide expert technicians to supervise, through tele-video, the testing procedures and offer expert opinions to assist doctors in the diagnosis and treatment of their patients.

        Medical research is continuous with respect to treating patients with memory disturbances, including Alzheimer's Disease, and new diagnostic and treatment techniques, including drugs, are being developed regularly. It is expected that as these new techniques become available and approved, they will be offered through medical practitioners associated with Memory Centers(TM). Since some of the patients who are expected to be seen at Memory Centers(TM) will have advanced forms of dementia, including but not necessarily limited to Alzheimer's Disease, and since the current state of medical knowledge does not include a cure for Alzheimer's Disease, certain patients who come to Memory Centers(TM) will not experience improvement in their memory, although they may benefit from treatment in other ways, such as possible relief from anxiety, agitation and depression.

Liability and Possible Insufficiency of Insurance

        Although management intends to require the health care providers with which the Company enters into management or other fee arrangements to name the Company as an additional insured under such providers' medical malpractice or liability insurance, there can be no assurance that the company will be fully protected under such providers' insurance policies. The Company currently has umbrella liability insurance with a limit of one million per occurrence (two million in aggregate) to cover general liability claims. Since the Company does not provide medical services, it will not obtain medical malpractice insurance to cover the physicians performing services at its Memory Centers(TM), and may not be able to purchase other insurance at reasonable rates, which would protect it against claims arising from the medical practice conducted by health care providers, including physicians, at its Memory Centers(TM). In addition, there can be no assurance that the Company or such health care providers will be able to retain adequate liability insurance at reasonable rates, or that the insurance indemnification provided by such health care providers will be adequate to cover claims asserted against the Company, in which event the Company's business may be adversely affected.

No Experience in Developing or Managing Memory Centers(TM)

        The Company believes that a portion of its future growth is dependent upon the successful development of its Memory Centers(TM). Although the Company has opened and operated pilot Memory Centers(TM), neither the Company nor any of the health care providers with whom the Company is currently holding discussion as to possible affiliations, has any experience in developing, opening or managing facilities such as Memory Centers(TM). In addition, the Company has had no experience in operating and managing its other business while simultaneously devoting management time and attention to the development and management of Memory Centers(TM). As the Company's development and management of Memory Centers(TM) will entail different skills than those currently being utilized by the Company and its management, with the exception of Mr. Jonathan Raven, no assurance can be given that the Company will succeed in meeting its objectives with respect to its opening or continued management of Memory Centers(TM). Failure of Memory Centers(TM) may adversely affect the Company and other divisions since the Company has allocated a substantial part of its resources to this venture.

Effect of Third-Party Reimbursement on Memory Centers(TM)

        The Company anticipates that certain of the services offered by Memory Centers(TM) will be subject to reimbursement by third-party payors, such as health and medical insurance programs and health maintenance organizations, but that some services will not be reimbursed. The Company intends to educate doctors to inform third-party payors as to the services offered by their Memory Centers(TM). However, there can be no assurance that third parties who may now reimburse some of the costs incurred by patients will continue to do so, or that rates of reimbursement currently in effect may not change. Depending upon such potential changes, and the willingness of patients to absorb certain costs from their own funds, the revenues of the Company and its affiliated caregivers might be adversely affected.

Dependence on Health Care Providers

        Certain states prohibit the Company from practicing medicine or employing licensed physicians to practice medicine on the Company's behalf. Accordingly, the Company's activities generally will be limited to owning and managing Memory Centers(TM) at which health care providers (primarily physicians and psychologists) will render services. Moreover, the success of the Company's expansion will depend upon its ability to enter into agreements with health care providers to render medical and other professional services at the facilities to be managed by the Company. To date, the Company is engaged in negotiations with physicians and other organizations, some of which discussions are only preliminary in nature, and there can be no assurance that such negotiations will result in a formal agreement with any of such caregivers, that the Company will be able to enter into agreements with other health care providers on satisfactory terms, or that any such agreements will be profitable to the Company.

Technological Uncertainty/New Product Development

        The Company's products and ventures are in an early stage of development. Only one of the Company's seven products, its CEEG Scan System software, has received FDA marketing approval. This product was approved in March, 1987. The Company's product candidates will require significant additional development, pre-clinical and clinical trials, regulatory approval and additional investment prior to commercialization. In addition, the Company's product candidates are subject to the risks of failure inherent in the development of products based on innovative technologies. Accordingly, there can be no assurance that the Company's research and development efforts will be successful, that the Company's product candidates will prove safe and effective, that any commercially successful products will be developed or that the proprietary or patent rights of others will not develop competitive or superior products. As a result of the early stage product development and the regulatory review process that these products must undergo, the Company cannot predict with certainty when it will be able to market any of its products, if at all.


        The manufacture of diagnostic equipment and products, and development of software systems and the delivery of healthcare has undergone and is expected to continue to undergo, significant and rapid change and there can be no assurance that technological or other advances will not render any system, product, service or program developed by the Company uneconomical or obsolete.


Competition

        The market for the Company's contract research services is highly competitive. The Company competes against traditional contract research organizations, the in-house research and development departments of pharmaceutical companies as well as universities and teaching hospitals. Competition for contract research services has increased as a result of consolidation within the pharmaceutical industry.

        In addition, the medical and drug technology industry, including the manufacture of diagnostic equipment and products in the United States and abroad, is also extremely competitive. Major pharmaceutical, food and chemical companies, specialized biotechnology firms, universities and research institutions develop products, technologies and services that compete with the Company's business. Many of these competitors have greater financial and other resources than the Company and, therefore, are able to expend more than the Company in areas such as research, marketing and product development. Competitors may develop products or technologies that are more effective than any that are being developed by the Company or they may obtain FDA approval for products more rapidly than the company. There can be no assurance that developments by others will not render the Company's products or technologies or other therapeutic techniques noncompetitive or obsolete.

        The Company expects that competition will increase with the perceived potential for commercial applications of medical and drug related technologies. The greater availability of capital for investment in medical and drug technology, and the potentially greater funding of industrial research in this field by foreign governments will also likely result in increased competition. See "Business."


        To the best of the Company's knowledge there are no other commercial concerns in the United States that provide the services offered by Memory Centers(TM). Until now, to the extent people have sought help with their memory problems, they have generally done so at Alzheimer centers, dementia clinics, neurology groups and other medical centers that conduct memory assessments, offer prevention measures and treatment for memory disturbed patients. The Company believes that Memory Centers(TM) will provide an alternative to these treatment options.

Dependence on Others for Manufacturing and Marketing

        Currently, the Company has not invested in the development of commercial manufacturing facilities, and the Company has only limited marketing capabilities. If the Company does not develop its own manufacturing and marketing capabilities, it will continue to be dependent upon other companies for the manufacturing and marketing of its products through licensing or other arrangements.

        If the Company cannot enter into contracts to manufacture its products on acceptable terms, the Company's ability to conduct pre-clinical and human clinical testing and its ability to market its products will be adversely affected. This may cause delays in the Company's plans to submit products for regulatory approval or initiate new product development programs, which in turn could materially impair the Company's competitive position and its efforts to achieve profitability. If the Company does manufacture its own products, its manufacturing facilities and operations must comply with the FDA's GMP regulations prior to obtaining pre-marketing approval from the FDA. If the Company were to attempt to develop its own manufacturing capabilities, there could be no assurance that the Company would succeed or, if so, that it would receive GMP approval.

        Similarly, the inability of the Company to enter into marketing or selling agreements for its products will have a material adverse effect on the Company's business. There can be no assurance that the Company will be able to enter into such agreements, or that if they do, such future partners will be successful in commercializing the Company's products or that the products will be accepted by patients, health care providers and insurance companies or that they can be manufactured and marketed at prices that would permit the Company to operate profitably. See "Business."

Patent Protection

        The Company's ability to compete effectively will depend in part on its success in protecting its proprietary technology in the United States and abroad. To date, the Company has seven patents. The patent positions of pharmaceutical, biotechnology and drug delivery companies, including the patent rights licensed by the Company, are uncertain and involve complex legal and factual issues. No consistent policy has emerged regarding the breadth of claims covered in biopharmaceutical patents. No assurance can be given that the Company will develop additional proprietary products that are patentable, that any patents issued to, or licensed by, the Company will be valid or enforceable, or that patents issued to or licensed by the Company will afford protection against competitors with similar technology.

        As the Company's research develops, it plans to protect its intellectual property rights, products, designs and processes through the filing of additional patents with the United States Patent and Trademark Office ("PTO") and with corresponding foreign authorities. The Company also registers trademarks and trade names. There can be no assurance that the PTO or any foreign jurisdiction will grant the Company's patent applications, if made, or that the Company will obtain any patents or other protection for which application for patent protection has been made. No assurance can be given that patents issued to or licensed by the Company will not be challenged, invalidated, or circumvented or that the rights granted thereunder will provide any competitive advantage. The Company will also rely on trade secrets, know-how and continuing technological advancement in seeking to achieve a competitive position. No assurance can be given that the Company will be able to protect its rights to its unpatented trade secrets or that others will not independently develop substantially equivalent proprietary information and techniques or not otherwise gain access to the Company's trade secrets.

        In addition to protecting its proprietary technology and trade secrets, the Company may be required to obtain additional licenses to use patents or other proprietary rights from third parties. No assurance can be given that any additional licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If the Company does not obtain required licenses, it could encounter delays in product development while it attempts to design around blocking patents, or it could find that development, manufacture or sale of products requiring such licenses could be foreclosed.

        The Company could also incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties, and there can be no assurance that an action of this sort would be resolved in the Company's favor. If such a dispute were resolved against the Company, in addition to incurring potential damages, the Company's continued testing, manufacture or sale of one ore more of its technologies, products or services could be enjoined. Defense of any lawsuit or failure to obtain any required license could have a material adverse effect on the Company. See "Business."

Potential Product Liability

        In connection with providing contract research services, the Company contracts with physicians to serve as investigators in conducting clinical trials to test new drugs on human volunteers. Such testing creates risks of liability for personal injury to or death of volunteers, particularly to volunteers with life- threatening illnesses, resulting from adverse reactions to the drugs administered. Although the Company does not believe it is legally accountable for the medical care rendered by third-party investigators, it is possible that the Company could be held liable for the claims and expenses arising from any professional malpractice of the investigators with whom it contracts or in the event of personal injury to or death of persons participating in clinical trials. The Company also could be held liable for errors or omissions in connection with the services it performs. In addition, as a result of its Phase I clinical trials (which are out-patient only), the Company could be liable for the general risks associated with a Phase I trial, including, but not limited to, adverse events resulting from the administration of drugs to clinical trial participants or the professional malpractice of Phase I medical care providers. The Company believes that its risks are reduced by contractual indemnification provisions with clients and investigators, insurance maintained by clients and investigators, various regulatory requirements, including the use of institutional review boards and the procurement of each volunteer's informed consent to participate in the study. The contractual indemnifications generally do not protect the Company against certain of its own actions such as negligence. The contractual arrangements are subject to negotiation with clients and the terms and scope of such indemnification vary from client to client and from trial to trial. The financial performance of these indemnities is not secured. Therefore, the Company bears the risk that the indemnifying party may not have the financial ability to fulfill its indemnification obligations. Moreover, the Company does not maintain professional liability insurance or product liability insurance that covers the foregoing risks and its products. The Company could be materially and adversely affected if it were required to pay damages or bear the costs of defending any claim outside the scope of or in excess of a contractual indemnification provision or in the event that an indemnifying party does not fulfill its indemnification obligations.

Potential Future Sales Pursuant to Rule 144 or Registration Rights


        Future sales of Shares by existing stockholders under Rule 144 of the Securities Act, or through the exercise of outstanding registration rights, or the issuance of Shares of Common Stock upon exercise \of options, warrants or otherwise could have a negative impact on the market price of the Common Stock. The Company is unable to estimate the number of Shares that may be sold under Rule 144 or pursuant to registration rights since this will depend on the market price for the Common Stock of the Company, the personal circumstances of the sellers and other factors. Any sale of substantial amounts of Common Stock in the open market may adversely affect the market price of the Securities offered hereby. See "Shares Eligible For Future Sale."


Registration Rights

        The Company expects that purchasers of securities in future private sales may receive registration rights at the Company's cost and expense. Such registration rights require the Company to register such securities with the Commission and state securities commissions for resale by the selling security holders, and enable such security holders to sell the securities to or through underwriters or to other purchasers in market transactions at prevailing market prices. In the absence of such registration, the securities acquired in private placements are restricted securities and can be sold only under Rule 144 under the Securities Act after a holding period of one year from the date of purchase or pursuant to another available exemption from the registration requirements under the Securities Act. Currently, there are no additional shares subject to future registration rights.

        The approximate cost of registering the securities offered hereby is $350,000. Certain of the Selling Security Holders are obligated to pay certain costs and expenses incurred in connection with the registration of the Shares and Warrants.

Possible Issuance of Preferred Stock


        The Company's Certificate of Incorporation authorizes 5,000,000 shares of Preferred Stock ("Preferred Stock"), of which 150,000 Shares are issued and outstanding and designated Class B, Series 1.

        These 150,000 Shares of Class B, Series 1, have a liquidation preference of $1 per Share and are not convertible into any other class of stock. Cumulative dividends accrue on such stock at a rate of 10% of the liquidation value and are payable semi-annually in cash or Common Stock of the Company based on the average closing bid price of the Common Stock for 30 consecutive days prior to the date the dividend becomes payable. The Company may redeem such Shares at any time for $3 per Share.

        The remaining 4,850,000 authorized but unissued Shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire or discouraging a third party from acquiring a majority of the outstanding voting stock of the Company. The existence of the Preferred Stock may have a depressive effect on the market value of the Company's Common Stock. The Company has no present plans to issue any additional shares of Preferred Stock. See "Description of Securities -- Preferred Stock."


                  CERTAIN MARKET INFORMATION AND DIVIDENDS


Market Information

        In connection with the Company's acquisition of HZI, the Company issued to each of its public stockholders of record on November 1, 1994 one Class B and one Class C Warrant for each Share of the Company's Common Stock held by such stockholders, for an aggregate of 800,000 Class B and 800,000 Class C Warrants (after giving effect to a 50 to 1 reverse stock split); of these Warrants, 400,000 have been exercised to date. Each Class B and Class C Warrant entitles the holder to purchase one share of the Company's Common Stock. The Warrants will not be tradeable or exercisable until the Registration Statement of which this Prospectus is a part has been declared effective by the Commission. The number of Shares underlying the Warrants, and the exercise price of the Warrants, may be adjusted downward or upward at any time by the Company's Board of Directors. The Warrants are redeemable by the Company at any time upon thirty days written notice, at a price of $.001 per Warrant. In December 1996, the Company issued 1,100,000 Warrants exercisable for 1,100,000 Shares. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The Company's Common Stock has traded publicly on the NASD OTC Bulletin Board under the symbol "NURC" since March 2, 1995. Prior to that time, there had been no public trading in the Company's Common Stock.

        The table below sets forth the high and low range of quotations for the Company's Common Stock for the quarters indicated as reported by the
NASD:

                                                          High             Low
       1995
         First Quarter (commencing 3/2/95)                33/4            3
         Second Quarter                                   33/4            22/8
         Third Quarter                                    21/81/2
         Fourth Quarter                                   11/8            11/2

       1996
         First Quarter                                    4               17/8
         Second Quarter                                  13               3
         Third Quarter                                   20              131/2
         Fourth Quarter                                  173/4            6

       1997
         First Quarter                                   123/4            81/2
         Second Quarter                                  117/8            73/8
         Third Quarter                                    93/4            7
         Fourth Quarter (through December 1)              93/4            61/2

        Such over-the-counter market quotations reflect interdealer prices without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. The Company's Common Stock has not been actively traded.

        On December 1, 1997, the last bid price reported on the NASD Over-the Counter Bulletin Board for the Common Stock was $77/8 per share. On December 1, 1997, the Company had 9,313,806 shares of Common Stock outstanding. The Company has 146 stockholders of record.


Dividends

        The Company has never declared or paid cash dividends on its Common Stock. The current policy of the Board of Directors is to retain any earnings to provide for the development and growth of the Company. Consequently, no cash dividends are expected to be paid in the foreseeable future on Shares of Common Stock. The Company is obligated to pay dividends at the rate of $15,000 per year in cash or Shares of Common Stock on its outstanding shares of Class B Series 1 Preferred Stock. See "Description of Securities."


USE OF PROCEEDS

        The Company will not receive any cash proceeds from securities to be sold for the account of Selling Security Holders pursuant to this Offering.

        The Company may, however, receive cash proceeds to the extent 750,000 outstanding Warrants are exercised by Selling Security Holders. If the Warrants are exercised in full, as to which there can be no assurance, the net proceeds would be approximately $1,200,000. The Company would use these proceeds, if any, for general corporate purposes including working capital. See "Selling Security Holders" and "Certain Relationships and Related Transactions."

        Certain of the Selling Security Holders are obligated to pay all costs and expenses incurred in connection with the registration of the Shares and Warrants.

        Pending the ultimate application of the proceeds of any financing, the Company may make temporary investments, including but not limited to, interest bearing savings accounts, certificates of deposit, United States government obligations or money market certificates.

        United States government obligations are not necessarily those backed by the full faith and credit of the United States government. Company policy does not require temporary investments to be investment grade as determined by a nationally recognized statistical rating organization nor does it require that such investments have any additional safety feature such as insurance.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS
              OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        The Company was incorporated in the State of Nevada on March 18, 1987 with the name Tamarac Ventures, Ltd. On November 23, 1994, in connection with the reverse acquisition of HZI Research Center, Inc., a New York corporation ("HZI"), the Company amended its Certificate of Incorporation to change its name to NeuroCorp, Ltd. and to reduce its authorized common stock from 200,000,000 shares to 100,000,000 shares and to authorize 5,000,000 shares of preferred stock.

        The Company is primarily involved in two businesses: (i) it sub-contracts clinical research and performs data analysis for health agencies, research organizations and pharmaceutical companies, and (ii) it owns, operates or manages a group of facilities that diagnose and treat memory disorders. In addition, as an outgrowth of its research activities, the Company also designs diagnostic testing software and equipment for neuropsychiatric applications and the Company performs neurological testing services for hospitals and physicians. The Company conducts these activities through two wholly owned subsidiaries. In November 1994, the Company acquired all of the issued and outstanding shares of HZI. HZI conducts contract research, designs diagnostic software and equipment and performs neurological testing services. In March 1996, the Company established Memory Centers(TM) of America, Inc., a Delaware corporation ("MCAI"). MCAI provides non-medical management, educational, consultation and marketing services to licensed physicians and entities controlled by them. These physicians offer professional diagnostic, preventive and treatment services, through a network of pilot facilities, Memory Centers(TM), to persons who suffer from memory disturbances. MCAI, through affiliated corporations, also supplies the medical equipment used in Memory Centers(TM). There are currently six pilot Memory Centers(TM) located in New York City (Manhattan, Brooklyn and Queens), Tarrytown, New York, Nyack, New York and Bakersfield, California. These Memory Centers(TM) are operated under management agreements with Manhattan Westchester Medical Services (Manhattan, Brooklyn, Tarrytown and Nyack), the Queens Diagnostic and Treatment Center (Queens) and the Truxton Psychiatric Group PC (Bakersfield). Under the terms of these management agreements, MCAI will supply equipment, management, marketing, data handling and personnel services for physicians, and the physicians provide all medical services and employ all clinical staff. MCAI is compensated through fixed management fees for its managerial services, and it is compensated for its billing services and variable expenses, such as supplies, as they occur. These agreements are for a fixed period of time, generally not less than one year. MCAI began full operation of the pilot program at the end of the second quarter of 1996. Each facility is estimated to cost between $150,000 to $200,000 for equipment, leasehold improvements and working capital which includes administration costs. Revenues from this wholly-owned subsidiary are considered insignificant for the nine months ended September 30, 1997.

        During the second quarter, the Company created a new division within NeuroCorp Ltd., called Tele-Neuro Psychiatry ("TNP"). The TNP division will be responsible for marketing Tele-Neuro Psychiatric systems which are based on the Company's proprietary software and hardware equipment. The TNP system will provide data communication with off-site experts. Furthermore, the Company believes the new TNP system will be useful for enhancing quality controls in research programs. The Company is currently utilizing TNP systems at two MCAI pilot centers. In September 1997, Drs. Itil and Le Bars and Mr. Eralp received a patent for certain data collection, analysis and transmission procedures that the TNP system relies upon. This patent will be assigned to the Company.

        In connection with maintaining and recruiting the talents necessary in meeting its objectives, the Company entered into employment agreement with certain individuals as follows:

    1. On September 20, 1995, the Company's Chairman of the Board entered into an employment agreement providing for a base salary of $250,000 per year. The agreement is for an initial term of 10 years and is renewable on a month to month basis thereafter. The agreement provides that on each anniversary date the Chairman's salary shall be increased in good faith subject to negotiations between the Chairman and the Company. Further, the agreement provides for a term life insurance policy amounting to $1,000,000 payable to the Chairman's designated beneficiary and also provides for a vehicle and driver funded by the Company.

    2. On December 7, 1994, the Company entered into an employment agreement with an Executive Vice President providing for a base salary of $100,000 per year. The agreement expires on January 1, 2000 and is renewable on a year to year basis thereafter. The agreement provides that on January 1 of each year the Executive Vice President shall be entitled to a 10% salary increase and an annual bonus equal to at least fifty percent (50%) of his base salary subject to the Board of Directors approval. If the employee is terminated within the contract period due to the change in control of the Company as defined in the Securities Exchange Act of 1934, under Sections 13(d) and 14(d), said Executive Vice President shall be entitled to a lump sum payment equal to five (5) time his gross annual compensation, in effect at date of termination. Additionally, for the nine year period after the date of termination, the Company is obligated to provide the employee with life and health insurance benefits substantially similar to those which the Executive Vice President was receiving prior to the date of termination.

    3. On December 18, 1996, the Company and MCAI entered into an employment agreement with the CEO and President of MCAI and an Executive Vice President of the Company providing for a base salary of $150,000 in year one, $225,000 in year two and increasing by the Consumer Price Index ("CPI") change each year thereafter. The agreement expires on January 1, 2000 and is renewable on a year to year basis thereafter. The agreement provides for 500,000 qualified stock options for purchase of common stock exercisable at the lower of $7.00 per share or fair market value. The options are exercisable upon vesting and expire January 6, 2007. On January 6, 1997, 200,000 of such options vest and 150,000 options each vest on January 6, 1998 and 1999.

        The Company recognizes revenue and costs from its contracts under the percentage of completion method. Cost of revenues include all direct material and labor costs and those indirect costs related to contract performance. General and administrative expenses are accounted for as period costs and are, therefore, not included in the calculation of the estimates to complete contracts in progress. Changes in each contracts's performance, conditions and estimated profitability including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. In addition, losses are recognized in full when determinable. The liability, "Billings in excess of contract revenues on uncompleted contracts", represent billings in excess of revenues recognized.

        Revenue from computer system sales, which include BFM Systems(R), are recognized upon the shipment of the turnkey systems. All other service revenues are recognized as they are rendered on the accrual basis of accounting.

Nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996

        The Company reported a net loss of $1,140,294 for the nine months ended September 30, 1997 as compared to a net loss of $639,202 for the nine months ended September 30, 1996.

        Revenues for the nine months ended September 30, 1997 and 1996 amounted to $1,026,431 and $985,715, respectively. Revenues increased by $40,716 or 4% for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996. Gross profit for the nine months ended September 30, 1997 and 1996 amounted to $560,265 and $497,082, respectively or a net increase of $63,183. Gross profit percentage for the nine months ended September 30, 1997 and 1996 amounted to 55% and 50%, respectively, or a net increase of 5%. The Company includes in the cost of sales amortization of its database and computer system product development costs. Commencing, January 1, 1996 the Company revised its estimate of the useful life of the software development cost from 17 years to 7 years. This change was made to better reflect the estimated period during which the assets will remain in service. For the nine months ended September 30, 1997 and 1996 amortization charges amounted to $204,591 and $135,900, respectively, resulting in a reduction of the Company's overall gross profit percentage by 20% and 14%, respectively.

        Furthermore, the variation of sales and gross profit during the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996 is attributable to the following:

    1. The Company has not entered into any major new long-term (over two years) contracts since December 31, 1993 and major contracts recorded prior to this period have been substantially completed during the December 31, 1995 and 1994 year end. For the years ended December 31, 1996 and 1995 the Company received $759,000 and $516,000, respectively, or $1,275,000 of new contracts. Revenues from contracts for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996 amounted to $383,059 and $611,698, respectively, or a net decrease of $228,639. The contract division's low revenues for the September 30, 1997 and 1996 period is attributable to the Company's lack of major new contracts during the last nine years. Management believes that the drug research industry has temporarily been negatively impacted due to consolidation in the pharmaceutical industry, which has resulted in the reduction of the available pool of new research contracts. The Company believes that demand for more effective central nervous system drugs with fewer negative side effects, will continue to stimulate the demand for contract research on central nervous system drugs.

        The gross profit percentage from contracts for the nine months ended September 30, 1997 is 58% as compared to September 30, 1996 which was 48%. The increase in gross profit for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996, is a result of efficiencies introduced within the contract division.

    2. Net sales of BFM Systems(R)for the nine months ended September 30, 1997 and 1996 amounted to $68,256 and $232,685, respectively or a net decrease of $164,429. Gross profit amounts for the nine months ended September 30, 1997 amounted to a negative $122,458 whereby for the nine months ended September 30, 1996, the gross profit amounted to $141,938 or a net decrease of $264,396. As noted previously, the Company changed its amortization of software development costs, resulting in an increased charge to the BFM Systems(R)division. Amortization expense for nine months ended September 30, 1997 and 1996 amounted to $106,387 and $133,800, respectively. The Company management is revising its marketing strategy and believes the lack of sales is temporary.

    3 Revenues of the TeleMap(R) division for the nine months ended September 30, 1997 and 1996 amounted to $96,501 and $91,379, respectively. Gross profit percentage for the nine months ended September 30, 1997 and 1996 amounted to 41% and 47%, respec- tively due to a slight increase in labor costs.

    4. Pilot Memory Centers(TM)revenue for the nine months ended September 30, 1997 amounted to $21,000. This revenue was derived entirely from Manhattan Westchester through a pilot program conducted under the management of MCAI. Manhattan Westchester is a medical practice that is controlled by the Company's Chairman. While MCAI does not receive any direct insurance reimbursements, it does receive a management fee from Manhattan Westchester. Insurance reimbursements are received by the medical practice conducting the program based on rates established by third party payors which are in turn based on the number of visits and type of service performed.


        The TNP division completed its fourth sale during the third quarter 1997. The total cumulative sales for the TNP division amounted to $382,512.

        General and administration expenses include overhead, administration salaries, selling and consulting costs. Further, the Company classifies the costs of planning, designing and establishing the technological feasibility of its computer system products as research and development costs and charges those costs to expense when incurred. After technological feasibility has been established, costs of producing a marketable product and its prototype are capitalized. Capitalized database and computer system development costs are composed mainly of payroll and other direct employee costs. Costs associated with above, which are not capitalized during the period are charged to either general and administrative or research and development expense.

        General and administrative expenses for the nine months ended September 30, 1997 were $1,553,296 as compared to the nine months ended September 30, 1996 of $811,403 or an increase of $741,893 or 91%. The increase in general and administrative expenses for the nine months ended September 30, 1997 is due to the Company increasing its development costs for its new subsidiary, MCAI by $436,608 as compared to the nine months ended September 30, 1996. The intended business of MCAI is to manage and distribute through professional medical practitioners a program that will evaluate and treat mild memory disturbances.

        Research and development costs ("R&D") for the nine months ended September 30, 1997 were $88,917 as compared to the nine months ended September 30, 1996 of $71,235 or an increase of $17,682.

Year ended December 31, 1996 as compared to the year ended December 31, 1995

        The Company reported a net loss of $1,634,675 for the year ended December 31, 1996 as compared to a net loss of $262,494 for the year ended December 31, 1995.

        Revenues for the years ended December 31, 1996 and 1995 amounted to $1,068,891 and $1,543,364, respectively. Revenues decreased by $474,473 or 31% for the year ended December 31, 1996 as compared to the year ended December 31, 1995. Gross profit for the years ended December 31, 1996 and 1995 amounted to $362,312 and $905,617, respectively or a net decrease of $543,305. Gross profit percentage for years ended December 31, 1996 and 1995 amounted to 34% and 59%, respectively, or a net decrease of 25%. The Company includes in the cost of sales amortization of its database and computer system product development costs. For the year ended December 31, 1996 and 1995 amortiza- tion charges amounted to $264,790 and $179,308, respectively, or a net increase of $85,482, resulting in a reduction of the Company's overall gross profit percentage by 13%. Commencing, January 1, 1996 the Company revised its estimate of the useful life of the software development cost from 17 years to 7 years. This change was made to better reflect the estimated period during which the assets will remain in service. The resulting effect of this change in estimate for the year ended December 31, 1996 as compared to the year ending December 31, 1995 was an additional charge to the cost of sales amounting to $77,227.

        Furthermore, the net reduction of sales and gross profit during the year ended December 31, 1996 as compared to the year ended December 31 of 1995 is attributable to the following:

  1. The Company has not entered into any major multi-million dollar new long-term contracts since December 31, 1993 and major contracts recorded prior to this period have been substantially completed during the December 31, 1995 and 1994 year end. For the years ended December 31, 1996 and 1995 the Company received $759,000 and $516,000, respectively, or $1,275,000 of new contracts. Revenues from contracts for the year ended December 31, 1996 as compared to the year ended December 31, 1995 amounted to $696,359, and $841,057, respectively, or a net decrease of $144,698. The decrease in revenues from contracts for the year ended December 31, 1996 is attributable to the Company completing a major portion of multi-million dollar contracts during the year ended December 31, 1995. Furthermore, a majority of the new 1996 contracts amounting to $759,000 were received during the third and fourth quarter of 1996, and the contract division did not commence work on these new contracts until the end of the fourth quarter, resulting in lost revenue for the year ended December 31, 1996.

       The gross profit percentage from contracts for the year ended December 31, 1996 is 35% as compared to December 31, 1995 which was 52%. As noted previously, the company changed its amortization of software development costs, resulting in an increased charge to the contract division. This increased amortization charge reduced the contract division gross profit by 10%. The remaining reduction of gross profit for the year ended December 31, 1996 as compared to the year ended December 31, 1995, is due to less profitable contracts and fixed overhead direct cost being absorbed by less sales.

       As of December 31, 1996 the Company contract division had a backlog of approximately $748,000 from uncompleted contracts. The Company expects to realize a minimum of $640,000 during 1997 from said contracts.

       The contract research division during the 1996 fiscal year has performed significant work for a major foreign customer, resulting in a large increase in their accounts receivable. In accordance with the contract, a significant portion of the receivable will be paid by this customer upon completion of the statistical report. During the fourth quarter of the 1996 calendar year, the Company completed the statistical report for the foreign customer and collected the remaining portion of the outstanding receivable from September 30, 1996 which amounted to $50,000. As of December 31, 1996, the receivable amount from this foreign customer amounted to $320,000, of which $150,000 is expected to be collected during the fourth quarter of 1997. In connection with this second contract, the foreign customer has amended the original contract to include additional patients, which has resulted in a change of the estimated completion date from December 1996 to December 1997.

  2. Net sales of BFM Systems(R)for the years ended 1996 and 1995 amounted to $212,685 and $556,187, respectively or a net decrease of $343,502.
       Gross profit percentage for the years ended 1996 and 1995 amounted to 28% and 72%, respectively, or a net decrease of 44%. As noted previously, the Company changed its amortization of software development costs, resulting in an increased charge to the BFM Systems(R) division. Amortization expense as a percent of sales for year ended December 31, 1996 and 1995 amounted to 50% and 13%, respectively, or net reduction of gross profit of 37%. During the last six months of the year ended December 31, 1996, the Company did not sell any BFM Systems(R).

  3. Revenues of the TeleMap(R) division for the years ended December 31, 1996 and 1995 amounted to $129,622 and $146,119, respectively, or net decrease of $16,487. Gross profit percentage for the years ended 1996 and 1995 amounted to 48% and 37%, respectively. The increase in gross profit is attributable to the Company reassigning part of the internal staff of the TeleMap(R) division to MCAI.

  4. Pilot Memory Centers(TM)revenue from date of commencement, March 1996 to December 31, 1996 amounted to approximately $30,000. This revenue was derived entirely from Manhattan Westchester through a pilot program conducted under the management of MCAI. Manhattan Westchester is a medical practice that is controlled by the Company's Chairman. While MCAI does not receive any direct insurance reimbursements, it does receive a management fee from Manhattan Westchester. Insurance reimbursements are received by the medical practice conducting the program based on rates established by third party payors which are in turn based on the number of visits and type of service performed.

        General and administrative expenses for the year ended December 31, 1996 were $1,249,022 as compared to the year ended December 31, 1995 of $1,013,233 or an increase of $235,789 or 19%. The increase in general and administrative expenses for the year ended December 31, 1996 is due to the Company incurring in excess of approximately $205,000 of initial development costs for its new subsidiary, MCAI. The intended business of MCAI is to manage and distribute to professional medical practitioners a program that will evaluate and treat mild memory disturbances. Furthermore, it should be noted the Company for the year ended December 31, 1996 has charged general and administration ex- pense for $330,000 of costs in connection with two of the following projects: (i) design of a proposed protocol for a multi-center Alzheimer study conducted through a leading international health organization (ii) development of oxiracetam drug that would be used as part of the overall treatment for Alzheimer disease. These costs that are included in the December 31, 1996 general and administrative expenses were derived from company personnel who were employed by the Company during the year ended December 31, 1995, and were reassigned from other general and administrative duties to the above projects. For the year ended December 31, 1995 the Company Chairman waived $146,347 of his base salary of $250,000. Said salary amount has been recorded as an administrative expense and as a capital contribution.

        Research and development costs for the year ended December 31, 1996 were $98,018 as compared to the year ended December 31, 1995 of $181,512 or a decrease of $83,494. The decrease in research and development costs is due to reductions in fixed cost for the research and development department. At the end of 1995, Management relocated its research facility to its main operating division at HZI, in order to enhance communications between operational and research personnel and to lower fixed costs, such as rent, depreciation and other associated fixed costs. The Company plans on maintaining the same level of research and development, with lower fixed costs associated therewith.

        During 1996, the Company recorded an allowance amounting to $440,000 for uncollectible receivables related to sales made during 1995 from a total sales of $1,543,000 in 1995. Accordingly, for the year ended December 31, 1996 management has increased its allowance for doubtful accounts by $440,000, resulting in a charge to bad debt expense by said amount. The increase of the accounts receivable provision was based on managements review of the Company's outstanding foreign receivables at December 31, 1996.

        Management has concluded that the costs of legally pursuing the customers associated with these receivables, which consisted principally of foreign research centers, would overweigh the benefits.

        Effective January 1, 1996 the Company revised its estimate of the useful life of the software development costs from 17 years to 7 years. This change was made to better reflect the estimated period during which such assets will remain in service. The resulting cumulative effect at January 1, 1996 was a one time, non-cash charge to operations amounting to $125,745.

        Commencing July 19, 1995 through December 31, 1996, the Company borrowed an aggregate of approximately $700,000, net of repayments, from their shareholders and their affiliates (see Liquidity and Capital Resources for sources and terms of such loans). These loans were used principally to finance losses from operations. As a result of these additional borrowings, interest expense for the year ended December 31, 1996 as compared to the year ended December 31, 1995 increased by $80,807.

        On July 19, 1995 the Company entered into a letter agreement with Trinity to borrow $100,000. As additional consideration for the $100,000 loan, the Company agreed to issue 49,998 shares of restrict- ed common stock to Trinity. The Company has recorded the additional consideration as interest expense, with a cost of $14,061, which is based upon fifty percent (50%) of the fair value of the common stock issued on July 19, 1995, the date of the agreement. The implicit rate of interest for this loan is 37% per year.

        On May 24, 1996, the Company entered into an agreement with a shareholder to borrow $200,000. The loan is non-interest bearing and is payable within one (1) year or is payable out of the first proceeds resulting from any exercise of outstanding Class B and Class C warrants, whichever comes first. As consideration for such loan the company issued 66,666 shares of restricted common stock. The Company has valued the common stock at $133,333 or fifty percent (50%) of the fair value on May 24, 1996, the date of the transaction. The Company recorded deferred financing costs and increased stock- holders' equity by $133,333 for this transaction. The deferred financing costs are being amortized over one year, which is the maximum term of the loan, or will be charged to operations if paid prior to May 24, 1997. The implicit rate of interest for this loan is 67% per year. At the time of the loan from such stockholder, the Company was unable to borrow at lower interest rates due to its financial condition and the size of the loan. Accordingly, management considered the importance to the Company of obtaining such funding which in its opinion outweighed the cost, particularly since the costs of issuing its securities did not impair the Company's cash flows since such costs did not involve the outlay of Company funds.

Liquidity and Capital Resources

        At September 30, 1997 and December 31, 1996, the Company had working capital of $922,044 and $1,082,613, respectively.

        For the nine months ended September 30, 1997 and 1996, the Company used cash for operations of $1,489,662 and $664,121, respectively, resulting in increased use of cash for operations by $825,541. The net increase for the nine months ended September 30, 1997 is the result of loss from operations amounting to $1,140,294 as compared to the loss from operations for the nine months ended September 30, 1996 of $313,067. The Company changed its amortization policy for computer system product development costs effective January 1, 1996 resulting in an additional non-cash charge to operation of $125,745 for the year ended December 31, 1996.

        For the years ended December 31, 1996 and 1995, the Company used cash for operations of $897,382 and $660,652, respectively, resulting in increased use of cash for operations by $236,730. The net increase for the year ended December 31, 1996 is the result of loss from operations amounting to $1,634,675 as compared to the loss from operations for the year ended December 31, 1995 of $262,494. As noted previously, the Company's BFM System(R) and Contract division sales for the year ended December 31, 1996 were $488,200 less than the prior year. Additionally, the Company changed its amortization policy for computer system product development costs effective January 1, 1996 resulting in additional charges to operation of approximately $195,000. As discussed previously, management determined that certain foreign receivables were deemed uncollectible and provided for additional reserves of $440,000. Lastly, the company incurred approximately $205,000 of initial development costs for its new subsidiary, MCAI. The effect of these four items increased the loss from operations by $1,328,000.

        For the nine months ended September 30, 1997 and 1996 cash used by investing activities amounted to $376,067 and $104,474, respectively, or a net increase in use of cash of $271,593. The increased use in cash for investing activities for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996 was attributable to the following: (i) purchase of equipment and fixtures amounting to $104,618
(ii) $23,694 increase in database development costs and (iii) costs incurred in organizing Memory Centers(TM) amounting to approximately $149,368. The increase in the database development costs was the result of a large amount of EEG studies inputted into the database. The Company during the nine months ended September 30, 1997 purchased equipment and incurred organization costs amounting to approximately $130,642 principally for its new subsidiary MCAI. The organization costs expenditures were in connection with future operating sites, legal documentation and other such items.

        For the years ended December 31, 1996 and 1995, cash used by investing activities, mainly in connection with costs incurred for development of databases and computer system development costs, amounted to $132,395 and $218,127, respectively, or a net decrease in use of cash of $85,782. During 1996, the Company reduced its payments by $105,050 for database and computer system product development costs as compared to the year ended December 31, 1995. As noted in the December 31, 1995 Management Discussions and Analysis, future capitalization of computer system product develop- ment costs primarily in connection with the BFM System(R) would be substantially reduced during the 1996 period, as compared to 1995, due to the Company completing at the end of 1995 the final programming of its BFM Systems(R). The Company during the six months ended June 30, 1995 received a $34,271 payment from its insurance carrier on an automobile that was destroyed in an accident.

        A majority of proceeds from stockholders were received by the Company from July 1995 to present. The amounts and related terms of such loans are outlined below:

  i) On July 19, September 14, October 12, 1995 and February 26, 1996, the Company and the Chairman of the Board entered into letter agreements with Trinity to borrow $100,000, $40,000, $60,000 and $75,000, respectively. The $100,000 and $60,000 loans have an interest rate of 9% per annum, respectively, and were due in six months from the date of issuance including accrued interest, respectively. The $40,000 and $75,000 loans have an interest rate of 10% and due within 90 days and six months, respectively, from the date of issuance with accrued interest. Trinity and the Company agreed to extend the due dates of the above loans to September 30, 1997 or the date the Class B and C warrants were exercised in their entirety if prior to September 30, 1997. As additional consideration for the $100,000 loan, the Company agreed to issue 49,998 shares of restricted common stock to Trinity. The Company recorded the additional consideration as interest expense, with a cost of $14,061, which is based upon fifty percent (50%) of the fair market value of the common stock issued on July 19, 1995, the date of the agreement. Further, the letter agreements give Trinity the option to convert said loans into 550,000 shares of common stock.

         On September 13, 1996 the Company borrowed from Trinity $50,000, which is payable from any future private placement proceeds. Said loan bears interest at 9.5% per annum. Further the loan agreement gives Trinity the option to convert each $4.00 of debt into one (1) unit. Trinity and the Company agreed to extend the due dates of the above loans to December 15, 1998 or the date a substantial percentage (90% or more) of the Class B and C Warrants are exercised. Each unit will consist of one (1) share of Common Stock of the Company and two (2) Warrants. Each Warrant is exercisable into one (1) share of Common Stock of the Company at $8.00 per share until August 31, 1997, thereafter $10.00 per share. The Stock Purchase Warrants expire on August 31, 1998.

         Effective December 16, 1996, the maturity dates on the above notes were extended to December 31, 1998 with a revised interest rate of 5% per annum.

  ii) On July 16, 1996 the Company entered into two loan agreements amounting to $200,000 with two unrelated shareholders. Each loan was for $100,000 and bear interest at 9% per annum and is due within one
         (1) year, or from the proceeds of the Company's securities including the exercise of Class B and C Warrants. On April 30, 1997, the Company liquidated one loan obligation amounting to $100,000 and extended the second loan maturity date to December 15, 1998, or the date a substantial percentage (90% or more) of the Class B and Class C Warrants are exercised.

  iii) On May 24, 1996, the Company entered into an agreement with a shareholder to borrow $200,000. The loan is non-interest bearing and is payable on the earlier of one (1) year from May 24, 1996 or out of the first proceeds resulting from any exercise of outstanding Class B and Class C warrants, whichever comes first. As additional consideration the Company issued 66,666 shares of restricted common stock. The Company issued and has valued the common stock at $133,333 or fifty percent (50%) of the fair value on May 24, 1996, the date of the transaction. The Company recorded deferred financing cost and increased stockholders equity by $133,333, respectively for this transaction. The deferred financing cost are being amortized over one year, which is the maximum term of the loan, or will be charged to operations if paid prior to May 24, 1997. During June 1997, the original maturity date of the May 24, 1997 was extended to December 15, 1998. Accordingly, as of September 30, 1997, such loans have been classified as long term. Further, the Company agreed to register said shares.

        For the nine months ended September 30, 1997 and 1996 cash provided by financing activities amounted to $329,567 and $746,566, respectively. For the nine months ended September 30, 1997 the Company received $600,000 in connection with the exercise of 200,000 Class B and 200,000 Class C warrants, which resulted in the Company issuing 400,000 shares of common stock. During March 1996 the Company sold 1,000,000 shares of common stock for $400,000 to foreign investors. Furthermore, during the nine months ended September 30, 1996, the Company repaid a line of credit which amounted to $50,000 and borrowed from shareholder $478,480 net of repayments. On April 30, 1997 the Company repaid a shareholder loan amounting to $100,000. The Company incurred registration costs for the nine months ended September 30, 1997 and 1996 amounting to $114,035 and $25,046, respec- tively, in connection with registering shares of common stock and warrants pursuant to contractual obligations with certain stockholders. At September 30, 1997 and 1996, the Company accrued $11,250 of dividends for Series 1 preferred stock as required under terms of the preferred stock.

        For the years ended December 31, 1996 and 1995, cash provided by financing activities amounted to $2,740,372 and $682,843, respectively. For the year ended December 31, 1996 the Company received $400,000 in connection with the sale of 1,000,000 shares of common stock to investors and borrowed from shareholders approximately $478,000 net of repayments. During December 1996 the company sold 550,000 units for $2,001,068. Each unit is comprised of one (1) share of common stock and two (2) warrants. Each warrants entitles the holder to purchase one (1) share of common stock at $8.00 per share until August 31, 1997 and thereafter at $10 per share. The warrants expire August 31, 1998. Further- more, during the year ended December 31, 1996 the company repaid a line of credit which amounted to $50,000. The Company incurred costs in this period amounting to $25,046 in connection with registering shares of common stock and warrants pursuant to contractual obligations with certain stockholders. At December 31, 1996, the company accrued $15,000 of dividends for Series 1 preferred stock as required under terms of the preferred stock.

        At September 30, 1997 the Company's outstanding debt with respect to borrowings amounted to $756,506. During November 1997, several outstanding obligations were converted into common stock.

        In November 1997, Trinity released the Company from its obligations in regard to (i) a $200,000 loan plus $32,850 in accrued interest, (ii) 250,000 Class B, Series II Preferred Shares, (iii) a $75,000 loan plus $9,221 in accrued interest, (iv) a $50,000 loan plus $3,350 in accrued interest and (v) $27,500 in accrued dividends on Preferred Stock. As consideration for being released from these obligations, the Company, as instructed by Trinity, issued 640,000 shares of Common Stock to Lancer Partners.

        In November 1997, SRS Partners released the Company from its obligations under a note due to SRS Partners in the amount of $28,696.25, including accrued interest. As consideration for being released from this obligation, the Company, as instructed by SRS partners, issued 10,000 shares of Common Stock to Lancer Partners.

        In November 1997, the Company issued 40,000 shares of Common Stock to Dr. Itil upon conversion of a loan made to the Company.

        The Company expects to repay the remaining debt from internally generated funds or additional public or private sales of its securities.

        In October 1997, the Company received $600,000 of capital in connection with the exercise of Class B and C Warrants. Accordingly, in connection with such exercise, the Company issued 450,000 shares of common stock.

Management's Plan

        The intended development of these Memory Centers(TM) requires substantial amounts of capital without any assurance that they will be successful. Depending on size and location, the Company estimates that each facility would require between $150,000 and $200,000 for equipment, leasehold im- provements, and working capital, including corporate overhead attributable to operating the Memory Centers(TM). Therefore, the Company estimates that its short term capital requirements for 10 fully functioning Memory Centers(TM) will be in the range of $1,500,000 to $2,000,000.

        During December 1996, the Company completed a private placement of its securities which provided $2,001,618. Approximately 60% of the proceeds of this private placement are intended to be used for the initial development and expansion of Memory Centers(TM), including advertising, working capital and new management. The Company intends to set up 100 centers within the next 5 years if additional capital can be raised. Long term capital requirements for these centers based on the same assumptions as set forth above, could range from $15,000,000 to $20,000,000. The Company intends to raise such capital through public and private sale of its securities as well as by debt financing. Addi- tionally the Company is exploring joint ventures and strategic alliances with other companies. No assurance can be given that such capital will be raised or that strategic alliances or joint ventures will be formed.

        As a result of a successful research project, the Company's largest customer has made new commitments to the Company. In this connection the Company received from this customer, as of December 31, 1996, $100,000 to support the efforts of an Advisory Committee of a prominent international health organization to develop an Alzheimer's Study protocol, as well as commitments for $285,000 to continue its work on the plant extract product. The Company, during the fourth quarter of 1996, also obtained a new contract ($140,000) from a U.S. pharmaceutical company to conduct a QPEEG(R) study. In September 1997, the Company obtained another contract in the amount of $230,708 pursuant to which a U.S. pharmaceutical company will use QPEEG(R) in their multi-center drug trial. QPEEG(R) is a methodology developed by HZI that evaluates a drug's effect on the central nervous system using computer analyzed EEG. HZI statistically analyzes the before and after effects of a drug and correlates the changes with information in HZI's psychotropic drug data base to determine the optimal time or dosage window to yield particular central nervous system effects.

        In January, 1995, the Company entered into a joint venture arrangement with Tena, Ltd. in Istanbul, Turkey, for the purpose of further research and development of the Company's products and the marketing and sales of its products in the Mid-East, former U.S.S.R. countries and in other geograph- ical areas in which the Company has no distribution. Each project assigned to the joint venture requires a statement of work to be completed, and a budget with funding responsibility to be decided by the respective parties. The Company entered into this joint venture anticipating that certain of its products could be developed by the joint venture at a cost below that attainable in the United States. While no development work has been assigned to Tena to date, Tena is involved in marketing the Company's products. Accordingly, there are at present no capital or other funding requirements anticipated with respect to this venture. However, during the second quarter of 1997, Tena ordered a TNP system, including a full BFM system, in order to set up a Memory Center in Istanbul, Turkey. A letter of intent in connection with this joint venture was signed in September 1997.

        On September 4, 1997, the Company signed a letter of intent with the CoreCare Corporation, a regional provider of mental health care services, to form a joint venture. The joint venture, which, if consummated, will be 50% owned by the Company, will be located at Kirkbride Center, a large medical complex being developed in Philadelphia. Within the Kirkbride Hospital complex, the agreement contem- plates that the joint venture will establish a Memory Center and a Tele-Neuro psychiatric diagnostic laboratory. The joint venture will also include a 30 bed VIP-Neuropsychiatry clinic, a Phase I in-patient drug research unit and a contract research site management venture.

        A definitive agreement has not been executed nor has the joint venture has not yet begun opera- tions. The Company hopes to have a final agreement with CoreCare before the end of 1997. However, in September 1997, CoreCare ordered two TNP systems in order to set up a Memory Center (each at $95,800), and a TNP diagnostic laboratory. If initiated, the various aspects of the joint venture will require additional development and capital. Accordingly, there can be no assurance that any aspect of the joint venture can be developed within a reasonable amount of time or that any of these will be successful, or that capital will be found to develop any of these ventures.

        The Company intends to submit 510(k) applications to the FDA between the latter part of 1997 and mid 1998 with respect its EEG/EP Amplifier, HZI Electrode Headset and Digital EEG System Software. Two of the products require improved prototypes and the software product is in the final testing stage. The aggregate cost for finishing the products and completing the 510(k) applications is estimated at $90,000, which funds will be derived from currently available working capital raised in a recent private offering.

        The Company will meet its future cash requirements for its general corporate overhead for at least the next twelve months through cash flow from operations based on its current contract backlog amount- ing to $270,000 at September 30, 1997, future contracts currently under negotiation the balance of the $2,601,618 received during December 1996 and March 1997 as a result of selling units in a private place- ment and the exercise of warrants as previously discussed and the additional $600,000 received during October 1997 in connection with the additional exercise of the Class B and C warrants. [During No- vember 1997, several outstanding obligations were converted into Common Stock.]

        In November 1997, Trinity released the Company from its obligations in regard to (i) a $200,000 loan plus $32,850 in accrued interest, (ii) 250,000 Class B, Series II Preferred Shares, (iii) a $75,000 loan plus $9,221 in accrued interest, (iv) a $50,000 loan plus $3,350 in accrued interest and (v) $27,500 in accrued dividends on Preferred Stock. As consideration for being released from these obligations, the Company, as instructed by Trinity, issued 640,000 shares of Common Stock to Lancer Partners.

        In November 1997, SRS Partners released the Company from its obligations under a note due to SRS Partners in the amount of $28,696.25, including accrued interest. As consideration for being released from this obligation, the Company, as instructed by SRS partners, issued 10,000 shares of Common Stock to Lancer Partners.

        In November 1997, the Company issued 40,000 shares of Common Stock to Dr. Itil upon conversion of a loan made to the Company.

        In November 1997, Howard Katz, the son of Richard Katz, a director, sold 67,500 shares of common stock to Lancer Partners.

        In November 1997, Kurt Itil and Yasmin Le Bars each sold 75,000 shares of common stock to Lancer Partners.

        The Company does not presently have any long term capital commitments for its HZI and general corporate operations and does not expect to have major capital expenditures for these activities.

Cautionary Statement Regarding forward Looking Information

        The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on behalf of the Company. All statements, other than statements of historical facts, which address the Company's expectations of sources of capital or which express the Company's expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. Forward-looking Statements made by the Company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as the factors beyond the control of the Company, actual results may differ materially from the expectations expressed in the forward-looking statements.


                                  BUSINESS


        The Company is primarily involved in two businesses: (i) it sub-contracts clinical research and performs data analysis for health agencies, research organizations and pharmaceutical companies, and (ii) it owns, operates or manages a group of facilities that diagnose and treat memory disorders. In addition, as an outgrowth of its research activities, the Company also designs diagnostic testing software and equipment for neuropsychiatric applications and the Company performs neurological testing services for hospitals and physicians. The Company conducts these activities through two wholly-owned subsidiaries, HZI and MCAI. In November 1994, the Company acquired all of the issued and outstanding shares of HZI. HZI conducts contract research, designs diagnostic software and equipment and performs neurological testing services. In March 1996, the Company established MCAI. MCAI owns and operates a network of pilot Memory Centers(TM) that treat memory disorders.

Contract Research Services

        HZI's contract research business specializes in the analysis of data collected in clinical studies of compounds that affect the central nervous system. The Company obtains research contracts from pharmaceutical companies and research organizations in both the United States and Europe, and subcontracts the clinical studies to other institutions, doctors or researchers. The Company monitors and analyzes the data collected by doctors and researchers who perform these studies, but it does not conduct actual clinical research itself. Since its inception in 1974, HZI has received aggregate revenues in excess of $15,000,000 from its contract research services. Contract research accounted for 65.15% of the Company's revenues in 1996, and 72.85% of its revenues through the first nine months of 1997.

Contract Research Industry

        Contract research organizations provide clinical research to support the development of new drugs. In order to develop and market a new drug, a company must obtain approval from the FDA, which involves, in part, successfully testing that drug in animal or human studies. Traditionally, very few animal research studies have been contracted out to independent organizations, and then only to academic centers or contract research companies with sophisticated animal facilities. By contrast, research studies that involve human subjects are increasingly conducted by independent investigators. In the past, when human studies were contracted out to clinicians in private or academic centers, the drug companies or health organizations initiating the research continued to manage these studies. Today, though, these organizations hire contract research organizations to organize, manage and monitor clinical research.

        Contract research organizations are highly dependent on medical, pharmaceutical and biotechnology companies. Contract research organizations derive substantially all of their revenue from the research and development expenditures of these companies. The contract research industry itself is extremely fragmented, ranging from several hundred small organizations that provide very limited clinical services to international organizations that provide pre-clinical evaluations, design studies, manage clinical trials, collect data, and provide biostatistical analysis and product registration support.

         As the medical, pharmaceutical and biotechnology companies seeking to employ contract research organizations have become more international in scope, the contract research industry has begun to consolidate. It is often difficult for small contract research organizations to compete with larger organizations that have the expertise and resources to respond to the demands of international clients. For example, international clients often require contract research organizations to have broad therapeutic expertise, the ability to coordinate and manage complex clinical trials that simultaneously take place within and across several countries, the expertise to respond to the regulatory requirements in different countries, and the ability to develop and maintain the complex information technology systems required to integrate these capabilities. As a result, larger research organizations that are able to offer a broader range of services have acquired smaller contract research firms.

        The Company believes that the following trends will create increased opportunities for contract research organizations in the future, although there can be no assurance that these opportunities will materialize:

        Drug Companies Will Increasingly Use Contract Research Services. As drug companies face pressure to improve their operating margins, they will increasingly focus on identifying cheaper, more efficient ways to develop new products. The growing use of generic drugs, the expiration of patents and increased regulatory pressures have all contributed to the demands on drug company executives to control costs. In response, the pharmaceutical industry has begun to consolidate, centralize its research and development process and outsource to contract research organizations. In so doing, drug companies have been able to reduce the fixed costs associated with internal drug development. Since contract research organizations specialize in conducting and managing clinical trials, when compared with drug companies, they can generally perform clinical studies with a greater degree of expertise, more quickly and at a lower cost. The Company believes that it will be able to take advantage of this trend in the future, particularly as drug companies begin to focus on developing compounds to treat conditions that affect the central nervous system.

        Increasingly Complex and Stringent Regulation; Need for Technological Capabilities. As regulatory requirements throughout the world have become increasingly complex, there is greater demand for organizations that can collect, analyze and manage the increasingly large volumes of data required for regulatory filings. In fact, the FDA and corresponding regulatory agencies in Canada, Japan and Western Europe have all begun to discuss the need to harmonize the standards for preclinical and clinical studies as well as the format and content of applications for new drug approvals. The Company believes that in response to these regulatory demands, medical, pharmaceutical and biotechnology companies will increasingly rely on the ability of contract research organizations to collect, analyze and manage data.

        Drug Development Pressures. The Company believes that research and development expenditures for medical, pharmaceutical and biotechnology companies will increase as a result of the constant pressure to develop a pipeline of new products. In particular, the Company believes these expenditures will increase as companies try to respond to the demand for products to meet the needs of an aging population, to treat chronic disorders, such as Alzheimer's disease, and life- threatening conditions such as infectious diseases, including AIDS. Any effort to develop therapies for these disorders will require complex clinical trials and sophisticated databases in order to demonstrate whether a particular therapy is effective and whether there are any long-term side effects.

        Growth in the Biotechnology Industry Growth. The biotechnology industry in the United States has grown dramatically over the last ten years and, as a result, there will be significant numbers of new drug candidates that will require regulatory approval. Since many biotechnology companies do not have the necessary experience or resources to conduct clinical trials, many of these companies will outsource to contract resource organizations rather than expend significant time and resources to develop internal clinical development capabilities. In addition, the biotechnology industry is rapidly developing in western Europe, which will provide significant opportunities for contract research organizations to grow and expand in these areas.


        The Company's management believes that its experience in analyzing the effects of central nervous system drugs, its proprietary methodologies and software, and its unique information databases will all position the Company to take advantage of the anticipated growth in contract research related to central nervous system drugs. In fact, despite its limited marketing efforts, the Company has been invited to sponsor several significant studies, including a study on the effects of Ginkgo Biloba the results of which were published in the October 1997 Journal of the American Medical Association. The Company believes that the publicity generated by this study will further enhance its ability to take advantage of the expected growth in contract research related to central nervous system drugs.


HZI's Contract Research Services

        The Company's contract research business specializes in clinical studies (Phase I-IV) of com- pounds that affect the central nervous system for drug companies and research organizations in the U.S. and abroad. These contracts include studies conducted at both a single location and across multiple loca- tions; they include both asymptomatic volunteer studies (Phase I and Phase Ib special studies with healthy subjects) and symptomatic volunteer studies (Phase II-IV studies on patients). The Company does not conduct its own human research, and as a result, does not take any responsibility for medical treatment or liability. However, the Company monitors the studies conducted in other organizations, it supervises data collection and it analyzes both data and progress study reports. The Company's research studies adhere to strict federal and local rules and regulations and they are supervised by local institutional review boards, drug companies, and the local and federal offices of the FDA.

        In a "typical" single center contract research project, the Company will prepare the protocol and negotiate the financing for the study. The Company will then subcontract the study to another organization or to individual investigators, such as the New York Institute for Medical Research, Inc. ("NYI"), a private, not-for-profit organization, that will perform the research under the Company's supervision. The Company closely adheres to local, state and federal rules and regulations in conducting its studies, and it has not been involved any legal conflict with any regulatory authorities in regard to its contract research since its inception.

        The Company's single center studies fall into two categories: asymptomatic volunteer studies (Phase I and Phase Ib special studies with healthy subjects) and symptomatic volunteer studies (Phase II- IV studies on patients). Phase I and Ib studies aim to establish the safety of a drug in healthy subjects. Phase II trials are conducted to find a safe and effective dose. Phase III studies aim to establish efficacy of a new compound. After the drug is approved by the FDA and marketed, Phase IV trials are conducted for safety and/or with different types of efficacy questions. In general, these studies focus on the effects of drugs developed to treat conditions that include dementia/Alzheimer's, depression, schizophrenia and anxiety disorders among others. The asymptomatic volunteer studies use the Company's QPEEG(R) meth- od. As noted earlier, QPEEG(R) is a methodology developed by HZI that evaluates a drug's effect on the central nervous system using computer analyzed EEG. HZI statistically analyzes the before and after effects of a drug and correlates the changes with information in HZI's psychotropic drug data base to determine the optimal time or dosage window to yield particular central nervous system effects. Thus, in these so-called Phase I and Phase Ib special studies, the Company develops information on the clinical usefulness and therapeutic doses of new psychotropic drugs. In 1987, with the development of its BFM System(R), the Company was able to dramatically increase its capacity for conducting QPEEG(R) studies. Prior to that time, the Company could only conduct 6 QPEEG(R) studies a year; however, with the BFM System(R), the Company has the potential to conduct up to 24 studies a year. The Company has conducted a total of 145 QPEEG(R) studies with 125 new drugs. These studies generate between $30,000 - $450,000 in revenues per study.


        The Company believes that there will be a growing interest in QPEEG(R) trials in the United States. The FDA is increasingly interested in the pharmaco-dynamics of new and existing drugs, and the Task Force Committee of the American College of Neoropsychopharmacology has cited the QPEEG(R) method as one of the methods to establish pharmaco-dynamics of a psychotropic drug at the central nervous system level. In addition, many of the drugs newly-developed by bio-technology companies, which are based on receptor and specific biochemical models, do not have readily identifiable toxic ef- fects. Therefore, in both animal and human studies on these drugs, it is very difficult to determine maximum tolerable doses, and thus, very difficult to estimate therapeutic dosage levels.

         In symptomatic volunteer (patient) studies (Phase II-IV), while the use of the QPEEG(R) method is less frequent (although, in September 1997, the Company obtained such a contract from a U.S. pharmaceutical company), the Company still relies on its BFM System(R) to identify whether a drug has any therapeutic effects and in what doses. Again, these studies are conducted either in facilities the Company subcontracts from NYI, or facilities that the Company has subcontracted from hospitals or medical centers, where the studies themselves will be conducted under the supervision and monitoring of both the Company's and NYI's staff. One of the Company's Directors, Mr. Richard Katz, is also the Chairman, Chief Executive Officer and President of NYI. The Company's Chairman, Dr. Turan
M. Itil, is an Honorary Chairman of NYI. Dr. Pierre LeBars, the Executive Vice President and Chief Operating Officer of the Company, is also the Executive Director of NYI. None of these individuals receive salaries from NYI.

        In addition to its single-center studies, the Company has also begun to conduct multi-center research studies. The Company was involved in its first multicenter study in 1989, when it conducted a study on dementia in five centers. Since then, the Company has been involved in a number of other multicenter clinical studies, including a study of depression that involved 450 patients in 19 centers that were spread over 16 countries.

        In general, with each new study, asymptomatic or symptomatic, the Company is able to increase its database of information on central nervous system drugs. In addition, the Company's researchers, with the permission and cooperation of the drug companies or research organizations that hire the Company, will generally seek to publish the results of the studies they conduct. For example, the Company has published 41 studies based on the results of its QPEEG(R) methodology.

Competition


        Three major companies dominate the market in the $500 million contract research industry: Parexel International Corporation, Quintiles Transnational Corporation and Besselear Associates. The Company has not made any efforts to advertise or promote its contract research business and as a result, the Company estimates that it has it has less than 1% market share. However, the Company believes that contract research is a growing industry in the United States. Major drug companies in the United States, Europe and Japan all conduct their clinical research primarily in the United States since, given the high level of regulatory oversight in the United States, the results of clinical tests performed in this country, are generally held in high regard . Moreover, the Company believes that drug companies will increasingly subcontract clinical research projects, and that many of these projects will increasingly focus on central nervous system drugs. In the United States alone, there are over 100 new central nervous system-related drugs developed each year; in Europe and Japan, the Company estimates that there are more than 200 central nervous system-related drugs being developed every year.


        As far as the Company's proprietary technology is concerned, such as its QPEEG(R) method or its BFM System(R), the Company has very little competition in the United States. Since the FDA guidelines do not require such studies, drug companies in the United States do not routinely conduct QPEEG(R) studies. However, as noted above, given the increasing cost pressure on drug company executives, the Company believes that there will be growing interest in clinical studies that rely on the QPEEG(R) method to determine therapeutic opportunities for psychotropic drugs in a cost effective manner. Marketing Strategy

        The Company's contract research has traditionally been dependent on the publications and personal contacts of Dr. Turan Itil. The Company also plans to rely on the personal contacts and professional reputation of its staff to develop contacts and generate contracts for clinical research studies, including Dr. Kurt Itil, Dr. Pierre Le Bars and Dr. I. Ahmed.

        In addition to the contacts developed by its professional staff, the Company plans to work with NYI on a coordinated marketing effort in which the Company and NYI will make joint presentations to medical, pharmaceutical and biotechnology companies. The Company also plans to more aggressively advertise its research capabilities in professional journals, in particular, highlighting its expertise in research on psychotropic drugs. In the next several months, the Company expects to publish several new drug studies, including papers produced by Dr. T. Itil, Dr. P. Le Bars, Dr. K. Itil and Dr. I. Ahmed. The Company will also continue to participate in meetings of the professional scientific community, and present the results of its clinical research studies.

        In the past, the Company has heavily relied on its ability to produce scientific publications to promote and market its research capabilities. However, the Company plans to focus on alternative marketing strategies, such as media stories, advertising and a broader range of publications to promote its activities.


Memory Centers(TM) of America, Inc.

         MCAI provides non-medical management, educational, consultation and marketing services to licensed physicians and entities controlled by them. These physicians offer professional diagnostic, preventive and treatment services, through a network of pilot facilities, Memory Centers(TM), that handle patients whose memory problems range from "benign" age-related forgetfulness to different brain disorders and Alzheimer's disease. MCAI, through affiliated corporations, also supplies the diagnostic and communication equipment used in Memory Centers(TM). There are currently six pilot Memory Centers(TM): three located in New York City (Manhattan, Brooklyn and Queens), and one in Tarrytown, New York, Nyack, New York and Bakersfield, California. The Memory Centers(TM) in Manhattan, Brooklyn, Tarrytown and Nyack are operated under a management agreement with Manhattan Westchester Medical Services. The Memory Center in Queens is operated under a management agreement with the Queens Diagnostic and Treatment Center and the one in Bakersfield is operated under a management agreement with Truxton Psychiatric Group. Under the terms of these management agreements, MCAI will supply equipment, management, marketing, data handling and personnel services for physicians, and the physicians provide all medical services and employ all clinical staff. MCAI is compensated through fixed management fees for its managerial services, and it is compensated for its billing services and variable expenses, such as supplies, as they occur. These agreements are for a fixed period of time, generally not less than one year. In addition to the six Memory Centers(TM) described above, MCAI has begun to negotiate with potential affiliates to open new Memory Centers(TM) in Philadelphia, San Juan, Puerto Rico and Long Island, New York. MCAI hopes to complete these negotiations by the end of calendar year 1997.

        MCAI management believes that as the population of elderly people in the United States continues to grow, as scientists continue to perfect drugs and procedures that improve memory and cognitive perfor- mance, and as the early diagnosis of memory-related diseases continues to improve, there will be increasingly strong demand for the services Memory Centers(TM) provide. From January 1, 1996 through November 1, 1997, Memory Center facilities received 347 new patients. Between January 1, 1997 and November 1, 1997, Memory Centers(TM) facilities received 292 new patients, and experienced 478 total patient visits in its facilities.

Background

        MCAI is committed to providing professional help for a condition that is largely ignored by medical practitioners. While the actual number of people suffering from memory problems in the United States is difficult to determine, MCAI's management conservatively estimates that there are over 10 million people in the United States suffering from memory problems. According to the Alzheimer's Association, as of 1997, 4 million Americans suffer from Alzheimer's Disease. Patients with memory problems often do not show any significant physical or mental symptoms. Medical professionals may not treat patients with memory problems until they have significantly deteriorated, perhaps even to the point where they are diagnosed as suffering from dementia, such as Alzheimer's disease. Since memory disturbance on its own is not considered a "disease", it does not have a diagnostic label or CPT code. Third party payors, such as insurance companies or Medicare, generally do not accept charges to treat memory disorders unless they are tied to other symptoms that they do cover.

        The memory process, which includes the ability to receive information through the senses, to store this information and to retrieve it when it is needed, is one of the most sensitive, cognitive functions of the brain. Most brain disorders are also associated with memory disturbances. For example, memory disturbances are frequently seen in depression, anxiety, late symptoms of drug abuse, attention-deficit disorders, head trauma, cerebrovascular disorders and other cerebral diseases (such as syphilis, AIDS and brain tumors). Memory disturbances may also be caused by deficiencies in vitamins and minerals or the toxic effects of some drugs (such as anticholinergic antidepressants, Parkinson drugs and drugs that control blood pressure). Until a few decades ago, memory decline was considered the inevitable result of the aging process. In mild cases it was called "senility"; in more severe forms, senile dementia. Even today, the majority of physicians who are unaware of the significant developments in this area do not take memory decline seriously, particularly in aged persons.

        At present, there is no significant treatment for serious memory deficits such as Alzheimer's disease. In recent decades, however, scientists have made a series of important discoveries. First, they discovered chemicals that affect the brain, and reverse brain disorders, such as schizophrenia, and reverse mood, such as depression. Scientists also discovered chemicals called cognitive activators (or "smart" pills) which reverse experimentally induced disturbances of memory both in man and animals. Scientists have thus begun to quantify the degree and the type of memory impairment, and they believe they may be able to reverse its effects through chemical means. Large scientific studies have demonstrated that, although older subjects more frequently suffer from memory impairment, memory impairment is not the inevitable result of aging.


        Even for Alzheimer's, scientists have begun to develop treatments for the earlier stages of the disease. This includes the use of (i) ethical drugs, such as anti-dementia drugs, cerebro-vascular drugs, hormones (male and female) and cholesterol lowering agents, and (ii) "natural" substances and plant extracts, the most important of which are Ginkgo Biloba, an extract of Ginkgo tree leaves, and Glutathione. The only drugs that have been approved to treat Alzheimer's in the United States are Cognex(R) and Aricept(R). While the FDA has approved these drugs as being safe and effective drugs to treat memory disturbances in Alzheimer's cases, the FDA has not approved any drugs to enhance memory in otherwise healthy subjects.


        The services Memory Centers(TM) provide will be particularly important as the demographics of the population in the United States shifts towards the older groups that have typically suffered from memory problems in the past. The U.S. Bureau of Census estimates that in the United States, over 50 million people will be 65 or older by the year 2030, and nearly 9 million will be 85 or older. Nearly 50% of all people aged 85 and older are thought to have Alzheimer's Disease, according to the National Institute on Aging and the National Institutes of Health's Report on Alzheimer's Disease 1996. To the extent Memory Centers(TM) can prevent the onset of memory disorders that might otherwise occur, they will offer a particularly timely and important service.

Memory Centers(TM)


         As described above, there are currently six pilot Memory Centers(TM) located in New York City (Manhattan, Brooklyn and Queens), Tarrytown, New York, Nyack, New York and Bakersfield, California. Memory Centers(TM) are operated by licensed physicians that have entered into management agreements with MCAI. Under the terms of these agreements, MCAI provides non-medical management, educational, consultation and marketing services to licensed physicians, or entities controlled by them, and the physicians provide professional diagnostic, preventive and treatment services to persons who suffer from memory disturbances. The six Memory Centers(TM) above are operated under management agreements with Manhattan Westchester Medical Services (Manhattan, Brooklyn, Tarrytown and Nyack), the Queens Diagnostic and Treatment Center (Queens) and the Truxton Psychiatric Group PC (Bakersfield). These agreements are for a fixed period of time, generally not less than one year. In addition to the six Memory Centers(TM) described above, MCAI has begun to negotiate with potential affiliates to open new Memory Centers(TM) in Philadelphia, San Juan, Puerto Rico and Long Island, New York. MCAI hopes to complete these negotiations by the end of calendar year 1997.. As of December 31, 1996, Memory Centers(TM) had generated management fees of $30,000 since they began operations in March 1996.

        In general, MCAI plans to establish Memory Centers(TM) either on a stand-alone basis and run by physicians, or where practical, in connection with the offices of physicians. MCAI expects to operate Memory Centers(TM) in a structural environment that will resemble medical practice management companies, where local physicians or professional corporations conduct all aspects of the medical services practice, and MCAI will provide certain management, administrative, marketing and professional support services. For example, MCAI will provide sophisticated, proprietary, high technology diagnostic and treatment systems to each Memory Center. All Memory Centers(TM) will have the ability to communicate via a tele-neuropsychiatry system with a central facility where medical experts will evaluate tests, provide reports and recommend treatment. MCAI will also be responsible for national advertising campaigns and may, insofar as state regulations allow, supply physicians at individual Memory Centers(TM) with medicinal products such as minerals, vitamins and alternative herbal medicines.

        Physicians at Memory Centers(TM) offer early diagnosis of memory disturbances, followed by medically accepted treatments. Since the diagnostic battery requires knowledge in neuropsychology, electrophysiology, neurology, and psychiatry, accompanied by treatment which will include both conventional and "unconventional" strategies, the majority of doctors are neither prepared nor equipped to provide a complete "memory" evaluation and treatment. However, by working in concert with the tele-diagnostic facilities provided at Memory Centers(TM), physicians can offer a full memory evaluation.

        Memory Centers(TM) currently offer five programs tailored to specific groups who have concerns with their memory:

   1. Memory Fitness For Life(TM): a program for younger people who want to learn how they can best contribute to their own long-term functioning and cognitive abilities.

   2. Early Detection Program(TM): a program for people who believe they are experiencing mild forms of memory impairment.

   3. Senior Memory(TM): a program for seniors and younger patients with early onset of memory problems.

   4. Family Memories(TM) Supportive Counseling Program: a program to address the special needs of caregivers.

   5. Executive Memory Fitness(TM): a program through which corporations may offer their key executives a confidential baseline assessment of their own mental performance and try to enhance their cognitive abilities.

        The assessment phase of the Memory Centers(TM) program generally includes a comprehensive history, an examination by a physician, a blood chemistry analysis, neuropsychological and neuro- physiological tests, and other steps that are designed to identify the cause of the patient's problems. When an assessment is complete, the physician will diagnose the patient and create an individual treat- ment plan to address their particular needs. Herbal medicines, including Ginkgo Biloba, are generally unregulated by the FDA, and they are widely sold over-the-counter in retail establishments such as pharmacies, groceries, health-food stores and discount stores. If, and to the extent that the FDA regulates herbal medicines in the future, MCAI does not anticipate that it will have any adverse impact on Memory Centers(TM).

        The services offered to patients at Memory Centers(TM) encompass comprehensive diagnostic evaluations and a variety of treatment strategies which can only be performed by licensed physicians. As such, Memory Centers(TM) require professional medical supervision. MCAI, where practical, will establish Memory Centers(TM) in sites (i.e., medical practices) that already have the necessary administra- tive, diagnostic hardware-software systems in place. The electrophysiological, neuropsychological and medical test data will be transmitted telephonically to the main center located in Tarrytown, New York. The data will be evaluated there by medical experts and licensed physicians and a complete profile of the patient will be returned to the center with treatment recommendations. The individual Memory Centers(TM) will be charged for each such evaluation.

        Each physician associated with a Memory Center(TM) will be responsible for his or her own professional liability. MCAI will recommend that the medical professionals that participate in Memory Center(TM) programs adhere to the standard operating procedures developed by MCAI's Medical Advisory Board. MCAI may recommend research projects, such as drug studies, that particular Memory Centers(TM) may conduct.

        MCAI's plans to develop Memory Centers(TM) will require substantial amounts of capital without any assurance that they will be successful. Depending on their size and location, MCAI estimates that each facility would require between $150,000 and $200,000 for equipment, leasehold improvements, and working capital, including corporate overhead, to operate the Memory Centers(TM). Therefore, MCAI estimates that its capital requirements will range from $1,500,000 to $2,000,000, depending on the number of Memory Centers(TM) it actually opens. MCAI intends to set up 100 Memory Centers(TM) within the next five years if the pilot program is successful and if additional capital can be raised.

Competition

        At the present time, MCAI is not aware of any facilities that focus on providing point of contact services for memory disorders. Historically, a number of neurologists, psychiatrists and psychologist have developed memory oriented clinics, but these have all focused on conducting research. While MCAI is not aware of any existing or proposed programs that offer the services provided by Memory Centers(TM), the neurological departments of any hospital, Alzheimer's clinics and even well-equipped neurologists in private practice will potentially compete with the services Memory Centers(TM) offer. However, as noted above, since memory impairment is generally not considered an illness, or a diagnostic category, doctors and hospitals have a tendency to belittle or ignore the problem, and patients themselves generally hesitate to address the problem until it becomes more severe. Patients with severe memory problems, such as Alzheimer's disease, will generally go to specialized Alzheimer's centers, neurology clinics or hospitals. However, for patients with light to moderate memory problems, there are currently no professional organizations available to help them. Memory Centers(TM) offer a unique set of services for this group of people, and MCAI intends to capitalize on the potential for Memory Centers(TM) to prevent memory problems that might otherwise occur, particularly given the increasing size of the population aged 65 or older.

Marketing

        MCAI management plans to market Memory Centers(TM) to patients, third-party payors, corporations and community service and government organizations. MCAI plans to initiate an aggressive, concentrated advertising effort to inform potential patients that memory impairment can be objectively diagnosed and that early treatment can stop further memory deterioration. This media campaign will include print, radio and direct mail sources as well as the internet. MCAI will also make presentations at local organizations and community groups that include whose members largely consist of potential patients.

        MCAI will also market Memory Centers(TM) to physicians, both to inform them about Memory Centers(TM) and the services they offer and to help build a network of potential affiliates. By developing relationships with physicians, Memory Centers(TM) will also build credibility and develop an important source of referral business.

        MCAI recognizes that it must develop a relationship with third party payors to penetrate the managed care market and develop an affiliation with HMO's and similar entities. In addition, to the extent the availability of coverage from third party payors will significantly affect its patient base, it will be important for MCAI to help third party payors become comfortable with the nature of the services Memory Centers(TM) provide, and the billing patterns they employ. MCAI also plans to market Memory Centers(TM) to corporations who can sponsor wellness programs for their executives that include the services Memory Centers(TM) offer.

        Finally, MCAI intends to build relationships with community service groups and government organizations. For example, local groups such as assisted living centers, rehabilitation providers, senior centers and Alzheimer Associations, all deal with populations that will be particularly interested in the services Memory Centers(TM) provide. MCAI will also try to build relationships with government organizations to create interest and support among government leaders to fund programs that utilize Memory Centers(TM). MCAI expects to be involved in the public debate on issues such as third party payment, professional practice standards and the regulation of telemedicine.

Neuropsychiatric Diagnostic Equipment


        HZI offers a line of proprietary neuropsychiatric diagnostic testing equipment to physicians, researchers and hospitals. This equipment, known as the CEEG-Scan System(R) enhances widely accepted diagnostic tests (such as EEG) by quantifying their results, and it permits them to be performed in a more practical and economical fashion than through other means. The CEEG-Scan System(R) also includes proprietary software used to perform Dynamic Brain Mapping(R). Dynamic Brain Mapping(R) is HZI's proprietary brain mapping technique that summarizes a patients electrical brain activity on an anatomically correct, color-coded image of the patient's brain. This software is sometimes sold separately.


        As of December 31, 1996, the Company has sold 115 CEEG-Scan Systems(R), consisting of hardware and software or software only, at prices ranging from $15,000 to $130,000. For the fiscal years ended December 31, 1994, 1995 and 1996, revenues from sales of neuropsychiatric diagnostic testing equipment accounted for 39%, 36% and 20%, respectively, of the Company's total revenues. With respect to $556,187 of sales of this equipment in 1995, $440,000 of receivables associated with these sales were written off in 1996.

        The CEEG Scan System(R), which the FDA approved in March 1987, is currently being utilized by many of the world's largest psychiatric research centers, such as the United States National Institute on Drug Abuse, the National Institute of Mental Health in China, and the National Academia of Medicine in Russia. This system, unlike those of its competitors, is primarily based on proprietary software and off-the-shelf hardware. In addition, the CEEG-Scan System(R) is based on the use of digital, rather than analog, EEG. It was not until 1991 that the American Electroencephalography Society began to accept the use of digital EEGs, instead of the more traditional analog EEG presentation.

        The Company has many competitors in this field, including leading international academic centers and larger companies with greater financial resources. The Company believes that some form of computer analysis of EEGs and digital EEGs, with and without brain mapping, has been developed by approximately a dozen companies in the United States, and perhaps another 35 companies outside the United States. These competitors are generally larger organizations with far more resources than the Company. There is no assurance that the Company's CEEG Scan System(R) software and systems will continue to provide revenues. Nevertheless, the Company believes that its CEEG-Scan System(R) offers physicians and other medical professionals one of the most advanced, non-invasive, objective and economical brain function monitoring tests.

Tele-Map(R)


        HZI offers interactive neurological testing services to assist hospitals and physicians in the diagnosis of brain disorders. These services include providing diagnostic tests based on the Company's CEEG-Scan System(R) with or without Dynamic Brain Mapping(R), and these services are known collectively as "Tele-Map(R)." Revenues of the Tele-Map(R) division for the years ended 1996 and 1995 were $129,622 and $146,119, respectively.


        In the Tele-Map(R) program, HZI provides hospitals or physicians with a conventional or specially-designed modem that the physician uses to transmit the data they collect during a diagnostic test, via telephone, to HZI. HZI employees will then record the data, and HZI's consultants and experts will then analyze and interpret the data, and prepare reports that are sent back to the physician within 2 business days of the test. HZI believes that this interactive service will continue to be attractive to hospitals and physicians alike, since it permits physicians to conduct EEG tests in their individual offices, or hospitals, without having to invest in the equipment needed to analyze and interpret results. HZI's technical experts will communicate with the testing physicians as they record data during the procedure to ensure the quality of the results.

        There can be no assurance that HZI will be able to increase or even sustain this business in the future. The Company has at least two competitors, one of which, Telemedix Corporation, claims to have more than 500 subscribers. The Company expects competition in this area will increase. There is no assurance that the Company can expand or sustain its services and revenues at their present level. Furthermore, since this service is regulated by the FDA, any changes in FDA regulations or any changes in professional standards could significantly affect the Company's Tele-Map(R) services.

Developmental Activities

        The Company is currently engaged in developing other products and services which it believes may offer commercial potential in the future, but which are not yet marketable.

Hardware and Software

        The Company is in the process of developing six new products. At this time, the Company does not have any 510(k) Applications pending with the FDA, but the Company intends to submit a 510(k) Application for three of the six products in late 1997 or early 1998: the EEG/EP Amplifier; the Digital EEG System software and the HZI Electrode Headset. The Company also intends to submit a 510(k) Application for two additional products, enhanced Evoked Potential Software and Pharmacologically Activated EEG (Test-Dose(R)) Software, in the latter part of 1998 or early 1999. The Company has not yet decided when it will resubmit the application for its sixth new product. For the fiscal years ended December 31, 1994, 1995 and 1996, the Company has spent $224,010, $181,512, and $98,018, respectively, on research and development activities for these proprietary items. The Company is not reimbursed for any research or development expenses from its customers.

Drug Development

        HZI plans to use its proprietary hardware, software, and databases in order to try to develop, either alone or with others, proprietary drugs. HZI believes that the combination of its expertise and its proprietary databases will enable HZI to define neuropharmacological activity of central nervous system drugs. HZI's physicians and research professionals have extensive experience in the screening and testing of psychotropic drugs, as well as the measurement of brain functions indicated by brain electrical activities.

        HZI has compiled what it believes to be a unique database on the effects of compounds on Alzheimer's disease and memory impairment. During the last ten years, HZI has been involved, as a subcontractor for drug companies, in the development of six new drugs for the treatment of Alzheimer's disease, such as oxiracetam, suloctidil, nimodipine, pramiracetam, BMY-21502 and Ginkgo biloba. HZI also studied choline/lecithin, deprenyl, synthetic male hormone ("mesterolone"), thyroid releasing hormone ("TRH"), physostigmine, tacrine ("THA"), neostigmine, hydergine, velnacrine and propentofylline, all of which are claimed to be effective in memory problems and Alzheimer's disease. HZI believes that it can now study a variety of new chemical entities or naturally occurring substances (such as plant extracts or vitamins) using its proprietary software and database to search for potential treatments of memory dysfunctions.

        HZI believes that its database can be used to expedite the overall drug development process (i) by finding new uses for compounds already on the market, and (ii) by refining and improving experimental drugs that manufacturers now consider marginal. The Company believes that, through the use of HZI's proprietary systems, it can discover previously unexplored effects and potentially new applications at a relatively low cost since the bulk of the basic research has already been completed.


        If the Company determines that a particular drug under study has marketplace potential, the Company would try to license the drug to major drug companies, or possibly enter into a joint venture partnership. For example, in September 1995, the Company entered into a licensing agreement with Mediator S.r.l., an Italian company ("Mediator"), which has exclusive rights from SmithKline Beecham Farmaceutici Italia S.p.A to develop oxiracetam, an anti-dementia drug. Mediator is a privately owned company that provides consulting services to the pharmaceutical industry, conducts contract research and acts as an intermediary to facilitate the licensing of drugs between companies. Under its licensing agreement with Mediator, the Company has the exclusive right to develop, use, sell and market oxiracetam in the United States, and the right to market this product in other countries. To date, the Company estimates it has incurred expenses related to this project of approximately $170,000. Oxiracetam is presently marketed by other companies in Italy and Korea. The Company is also involved in a second joint venture. In January 1995, the Company entered into an agreement with Tena, Ltd. ("Tena"), a company located in Istanbul, Turkey, to jointly research and develop the Company's products, and to market and sell the Company's products in the Mid-East, the former republics of the Soviet Union and other areas in which the Company currently has no distribution network. While to date, the Company has not entered into any research and development projects with Tena, Tena has been involved in marketing the Company's existing products. In June 1997, Tena ordered a TNP system, which includes a full BFM System, in order to set up a Memory Center in Istanbul as a joint venture.


        Any effort by the Company to develop new drugs will require large amounts of capital and be subject to substantial competition from established pharmaceutical companies, among others. In addition, if the Company decides to investigate a pharmaceutical product it will also incur the costs of the burdensome government regulatory process. There is no assurance than any of the projected drug developments of the Company will be successful even if the required funds are available.

Tele-Medicine (Tele-Neuro-Psychiatry)

        Tele-Medicine started about 30 years ago with the goal of improving patient care in rural areas without significantly increasing the cost. While technology was expensive, until five years ago, a variety of companies have now developed hardware/software systems which improved the quality of pictures and sound, while reducing the cost.


        TNP is the application of tele-medicine in neurological and psychiatric patients. The Company's system includes clinical data collection and reporting; psychological-psychiatric evaluations and reporting; interactive neuro-psychological evaluations and reporting; neuro-physiological evaluations and reporting; cognitive rehabilitation and reporting; and neuro-biofeedback and reporting. All the data collection is done in a remote location by mental healthcare workers under the medical-psychological-psychiatric supervision of experts in the receiver center via a tele-video system. The experts provide confirmation of the report and second opinions on the diagnosis and treatment. The Company has developed its TNP system to use in its Memory Centers(TM) as well as in multi-center contract research. Thus, Memory Centers(TM) can be located in remote places but patients will be diagnosed and treated by experts in receiver stations. Using TNP, even the most remote Memory Centers(TM) will be supervised by memory experts, improving quality without a significant increase in the cost. In contract research, the data collection, quality control and study monitoring will be done on-line from a central location. Management believes the Company should have a competitive edge by providing high quality data at a reduced cost. There are, however, a series of governmental and local restrictions in the use of tele-medicine. There is no assurance whether TNP will successfully be developed and/or applied. There is also no assurance that the patients will accept video interviews in Memory Centers(TM) or that drug companies or the FDA will approve such data collection procedures in multi-center trials. In September 1997, Drs. Itil and Le Bars and Mr. Eralp received a patent for certain data collection, analysis and transmission procedures that the TNP system relies upon. The Company believes that the patent will be assigned to it before the end of calendar year 1997.

Kirkbride/Core Care Joint Venture

        On September 4, 1997, the Company signed a letter of intent with CoreCare Corporation, a regional provider of mental healthcare services, that contemplates a joint venture to establish a Memory Center, a tele-neuropsychiatric diagnostic laboratory and a specially equipped neuropsychiatry clinic in Philadelphia. The joint venture, which will be 50% owned by the Company, will be located at Kirkbride Center, a large medical complex being developed in Philadelphia. The letter of intent also contemplates that the companies will establish a 30 bed VIP-Neuropsychiatry clinic, a Phase I in-patient drug research unit and a contract research site management venture.

        The joint venture agreement has not yet been finalized. However, in September, 1997, CoreCare ordered two TNP systems in order to set up a Memory Center (each at $95,800), and a TNP diagnostic laboratory. The Company hopes to finalize the joint venture agreement before the end of calendar year 1997. The various aspects of the joint venture will require additional development and capital. Accordingly, there can be no assurance that any aspect of the joint venture can be developed within a reasonable amount of time or that any of these will be successful, or that capital will be found to develop any of these ventures.

Government Regulations -- HZI

        Substantial segments of the Company's proposed operations are expected to be subject to regulation and supervision by federal, state and local governmental authorities. Such regulations apply not only to research, development and manufacturing activities (whether by the Company or by licensees) but also to the marketing of proposed systems and products, particularly those involving medical applications. Although the Company cannot estimate the cost of compliance with various regulations, it expects such costs to be significant.

Product Development

        With respect to the manufacturing and marketing of its present and future systems and products, the Company or its licensees must first obtain the approval of the FDA, particularly if the products are to be marketed in the United States. The Company conducts contract research. For every research project to be conducted, the Company has to have an approval of an independent Institutional Review Board ("IRB"). If the drug is being studied and is not a marketed compound, FDA approval is required after filing an Investigational New Drug Application ("IND"). Commonly, IND's are applied for by drug manufacturers who subcontract to others. On many occasions, the Company may further subcontract the research projects to other companies, not-for-profit organizations and/or medical centers. The procedure of seeking and obtaining FDA approval for medical products (e.g., hardware and software systems) and/or pharmaceutical products involving humans involves many steps, including testing, to determine safety and efficacy of the products. Seeking and obtaining FDA approval of a medical product may take a number of years and expenditure of substantial funds. FDA regulations also will govern the manufacturing process and marketing activities, and may require that post-marketing surveillance programs be undertaken to continuously monitor the safety of some products. If it develops its own manufacturing and marketing capabilities, the Company will be subject to substantial record keeping and manufacturing procedure requirements.

        In general all new products are subject to a ninety (90) day pre-market notification requirement. During that period, the FDA determines whether new products are "substantially equivalent" to products already on the market. Products found to be "substantially equivalent" to products already on the market may be sold immediately. Products that are not found to be "substantially equivalent" to products already on the market require filing of an application for pre-market approval, which subjects to FDA scrutiny and gives the FDA one hundred and eighty (180) days to approve or reject the product for immediate sales. Therefore, any new products developed by the Company may be subject to pre-market approval by the FDA or investigation under regulations administered by the FDA. As a result, the Company may experience delays in new product introduction. Regulations concerning importing and marketing of medical devices and/or human pharmaceutical products are generally imposed by foreign governments and may have an impact upon the Company's anticipated operations, although the scope and impact of any such regulations cannot now be accurately predicted.

Telemedicine

        New York law does not expressly regulate telemedicine. However, it does provide for exceptions from its general physician licensing laws for "consultations" with out-of-state physicians. In New York, a license is not required for a physician who is licensed in another state to meet a licensed physician licensed for the purposes of consultation.

        However, this consultation exception does not address whether physicians affiliated with central facilities in New York could lawfully treat patients in other states. In that case, the governing licensure laws would be that of the states in which the patients reside. State laws in this regard vary widely. Some states have adopted broad consultation exceptions that are construed similarly to the New York law, while others have enacted narrower consultation exceptions that limit the practice of telemedicine or even laws that proscribe telemedicine altogether.

        The Company's business would be adversely affected if it were unable to obtain the approvals or to comply with continuing regulations of the FDA and other governmental agencies. In addition, the Company cannot predict whether or to what extent future changes in government regulations might increase the cost of conducting its business or affect the time required to develop and introduce new products. Obtaining regulatory approval may delay marketing of products for lengthy periods, require significant expenditures and furnish an advantage to larger and better financed competitors. See "Risk Factors -- Government--Regulation."

Government Regulation -- Memory Centers(TM)

        The activities of the Memory Centers(TM) will be regulated by a variety of agencies on federal, state and possibly local levels. In particular, MCAI and its operations are and will continue to be subject to extensive federal, state and local laws, rules and regulations affecting the health care industry and the delivery of health care, including, but not limited to, laws and regulations prohibiting the corporate practice of medicine, fee-splitting, anti-kickback laws and physician referral laws. The Company believes that it will be able to structure relationships with physicians and other entities that will comply with all applicable regulations. However, there can be no assurance that any given regulatory issue might not have a material impact on the ability of the Company to do business in a particular jurisdiction.

Corporate Practice of Medicine and Fee-Splitting

        New York law contains a broad policy against the corporate practice of medicine, which prohibits physicians from being employed by non-professional business corporations. In particular, under New York law, it is illegal for any person to share in fees for professional services provided by physicians unless that person is authorized to practice medicine. These laws prohibit any arrangement where the space, facilities, equipment or other services provided to a professional licensee are based on a percentage of the income or receipts generated from the use of these services. Since MCAI does not directly employ physicians, but rather only provides managements services, it is not involved in the corporate practice of medicine. More specifically, with respect to New York fee-splitting laws, when MCAI provides management services to physician practices. Its fees are based on a combination of fixed and variable costs determined in advance, not a percentage of net or gross revenues.

Anti-Referral Laws

        MCAI must also adhere to federal and state anti-referral laws that forbid physicians from referring patients to entities with which the referring physician has a financial relationship. At the federal level, the regulations only apply to the referral of Medicare or Medicaid patients to entities that furnish certain designated health services. Similarly, New York law prohibits physician referrals for designated services to a health care provider where the referring physician has a financial relationship with that health care provider. MCAI is not providing health services within the meaning of either federal or New York self-referral laws; it is only providing management services to physician practices.

        The anti-referral regulations at both the federal and New York level also prohibit referrals by a physician to its own practice. However, both the federal and New York anti-referral regulations contain an exception for "in-office ancillary cervices" under which if physicians in Memory Centers(TM) personally furnish or directly supervise the provision of health services, provide these services at qualified locations, bill for these services in their own name or that of their group practice, they will comply with the regulation. However, unlike the federal exception, under New York law, services not personally performed by the physician or a member of the same group practice, must be performed personally by persons who are employed by the group practice. As such, the staff of each Memory CenterTM is employed by its respective professional corporation, not MCAI.

Anti-Kickback Laws

        In addition to the anti-referral laws, federal law also prohibits any type of payment, direct or indirect, that is intended to induce someone to refer Medicare, Medicaid or other federally funded state healthcare program patients, or to purchase goods or services reimbursable under such programs. New York law has a similar prohibition that covers both Medicaid patients, and patients generally. MCAI management believes that since management services are not reimbursable under Medicare or state healthcare programs, inducements to enter management service contracts would not violate federal or state anti-kickback laws. More generally, since management service agreements are based on the fair market value of services provided, theydo not constitute a kickback to induce the referral of business.

Compliance

        The Company believes that its existing and proposed administrative structures, including its relationship with physicians, comply with relevant regulations. However, no formal ruling regarding the Company's various structures and relationships has been obtained from any government agency and there can be no assurance that any such ruling would deem such structures or relationships in compliance with applicable laws and regulations. There can be no assurance that review of the Company's business by courts or healthcare, tax, labor, and other regulatory authorities that have jurisdictions over matters including, without limitation, the corporate practice of medicine, licensing of facilities and equipment, and franchising will not result in determinations that could adversely affect the operations of the Company or that the healthcare regulatory environment will not change in a manner that would restrict the Company's proposed operations or limit the expansion of the Company's business or otherwise adversely affect the Company.

Company History

        The Company, formerly known as Tamarac Ventures, Ltd., was incorporated in the State of Nevada on March 18, 1987 and completed an initial public offering in September, 1987. At the time of its initial public offering, the Company was a "blind pool" wherein the Company's securities were sold to the public to provide the Company with net proceeds of approximately $178,000 capital to purchase unknown existing businesses or to acquire unknown existing assets to establish a subsidiary business or businesses.

Personnel

        The Company has 17 full-time employees, including five executives. In addition the Company has six consultants and two part-time employees.

Property

        The Company owns a parcel of vacant land in Florida held for investment. The Company's offices and other facilities are located at 150 White Plains Road, Tarrytown, New York 10591, under a lease expiring in 1998. Office rent and payments for non-cancelable equipment leases have been estimated to be $122,000 for the year ending December 31, 1997. In addition, MCAI has recently entered into a contract to lease its Manhattan Memory Center. The five year lease requires annual lease payments of $110,000 during the first two years and $120,000 thereafter. Management believes its present facilities may not be adequate for its expanding needs but that new space is readily available.

                                 MANAGEMENT

Directors and Executive Officers

        The directors and the executive officers of the Company are as follows:

Name                      Age    Position with the Company

Turan M. Itil             73     Chairman of the Board, Chief Executive Officer,
                                 President and Director

I. Ronald Horowitz        75     Director

Kurt Z. Itil              38     Director, Acting Chief Operating Officer

Pierre LeBars1            45     Director and Executive Vice President

Jonathan E. Raven         46     Director and Executive Vice President

Aileen A. Kunitz1         54     Vice President

Evelyn Sommer, Esq.2      71     Director

Richard Katz, Esq.1, 2    54     Director

Joseph DioGuardi, CPA1, 2 57     Director, Chief Financial Officer

_________________

1       Member of Audit Committee

2       Member of Compensation Committee

        Each director is elected for a period of one year, expiring on the date of the next annual meeting and thereafter until his or her successor shall have been elected and qualified or until his or her death, resignation or removal. Officers are appointed and serve at the will of the Board of Directors subject to the terms of any employment agreements. Except for Mrs. Sommer who is to receive $1000 for each Board meeting attended, the Company does not currently pay any cash or other compensation to directors for serving in that capacity.

        TURAN M. ITIL, M.D. has been Chairman of the Board and Director of the Company since November 23, 1994 and Chairman of the Board and a Director of HZI, the Company's medical research subsidiary since he founded HZI in 1974. In January 1997, upon the resignation of Ronald Horowitz as President, Dr. Itil resumed the Presidency of the Company. Dr. Itil is a neurologist/psychiatrist with special interests in electrophysiology (brain electrical activity studies) and psychopharmacology (psychotropic drug treatment and research). Dr. Itil is Honorary Chairman of the Board of the New York Institute for Medical Research, a not-for-profit organization.

        Dr. Itil was Dozent (Associate Professor) of the University of Erlangen-Nurenberg, Germany for two years; Associate Professor and Full Professor of the University of Missouri for ten years; and Full Professor at New York Medical College for sixteen years. At present, he is Clinical Professor at New York University Medical Center.

        Dr. Itil was appointed a member of the World Health Organization Expert Advisory Panel in October 1995; he is also Past-President of the American Psychiatric Electrophysiology Association; Past Vice President, International Pharmaco-EEG Society; Secretary General, Academia, Medicinal & Psychiatric Foundation; Co-Editor, Journal of Integrative Psychiatry; on the Board of Examiners of the American Medical EEG Association. He is a Life Fellow of the American Psychiatric Association, American Psychosomatic Association, and American College of Neuro-psychopharmacology. Dr. Itil is on the Editorial Board of more than 15 scientific journals; Board Member of Mental Hygiene of the State of New York. Dr. Itil has written/edited seven books and is the author of more than 522 scientific articles. Dr. Itil is the inventor of 13 patents issued and has four patent applications pending. Seven of the patents owned by Dr. Itil have been assigned to the Company and six others have been assigned to major drug companies.

        I. RONALD HOROWITZ, Esq., became Vice Chairman, President and Director of the Company in 1995. He resigned in 1997 as President and subsequently as Vice Chairman. Mr. Horowitz has been a practicing lawyer and member of the New York Bar for over 40 years. From 1974 to 1977 he was President and Vice Chairman of the Board of Vagabond Hotels Inc., a publicly held West Coast chain of 56 hotels and motels. From 1969 to 1972 he was President of Paramount Studios Inc. a motion picture company. From 1970 to 1972 he was President of Paramount Immobiliare, a joint venture between Paramount Studios and Societa Immobiliare, Italy's largest real estate Company and from 1967 to 1969 he was Executive Vice President and Chief Operating Officer of Gulf & Western Realty Corp.

        Mr. Horowitz is a Fellow of Academia, Medicinae and Psychiatriae Foundation and has also served as Justice of the Peace for the City of Stamford, Connecticut, special counsel for the New Haven Railroad and was a Trustee of Grand Central Hospital in New York City. He has also been active as a private investor.


        KURT Z. ITIL, Ph.D. (Honorary) has been a Director of the Company since November 23, 1994 and has been President of HZI since 1983 and a Director of HZI since 1982. In September 1997, Dr. Itil was assigned as the Acting Chief Operating Officer of the Company. In 1981, Dr. Itil graduated from Boston University (B.A. - Psychology). He obtained an honorary Doctorate of Philosophy from Medicina Alternativa based on his publications and his contribution to science. Dr. Itil has participated in business and management seminars at the Massachusetts Institute of Technology. He was Vice President of HZI from 1977-1980. Dr. Itil was Vice President (Sales & Marketing) of International Drug Experts Associates from 1981-1982.


        Since 1983, he has served as President of HZI and he is responsible for sales, promotion and marketing of services and products and administration.

        Dr. K. Itil is a Fellow of Academia, Medicinae and Psychiatriae Foundation and a Member of the American Psychiatric Electrophysiology Association. Dr. Itil has more than 45 scientific publications to his credit. Dr. Kurt Itil is the son of Dr. Turan Itil.

        PIERRE LE BARS, M.D., Ph.D. has been a Director and Executive Vice President and Chief of Research and Development of the Company since November 23, 1994 and has been Executive Vice President and Chief of Research and Development of HZI since 1992.

        Dr. Le Bars obtained his M.D. in 1978 in France. Subsequently, he obtained his Ph.D. in Neurophysiology from the University of Picardie and Pierre et Marie Curie in France. He became a Research Fellow in 1988 at New York Medical College. Since 1991, Dr. Le Bars has been employed by HZI as Vice President for Research and Development and since 1993, as Executive Vice President. Dr. Le Bars also had an appointment as a Research Fellow at Massachusetts Mental Health Center of the Harvard Medical School since 1992. Dr. Le Bars is Assistant Editor of the journal of Integrative Psychiatry. He is a member of numerous French and U.S. professional societies and author/co-author of a series of scientific publications. Dr. Le Bars is the son-in-law of Dr. Turan Itil.

        JONATHAN E. RAVEN became a Director and Executive Vice President of the Company and President and CEO of MCAI on January 6, 1997. From 1981 to 1996, Mr. Raven was employed by NuVision, Inc. of Flint, Michigan, starting as General Counsel in 1981 and becoming President and Chief Operating Officer in 1990. NuVision, at the time of its acquisition by American Vision Centers, Inc. in June 1996, was a multi-state optometric and optical provider of mall-based and group vision care delivery systems including manufacturing and distribution of custom eyewear with annual revenues of $90 million. Mr. Raven received a Bachelor of Arts, cum laude from Western Michigan University in Kalamazoo, Michigan in 1972 and Juris Doctor from the University of Michigan Law School in Ann Arbor, Michigan in 1975. Mr. Raven has been a licensed attorney since 1975. From 1975 to 1981, he was engaged in the private practice of law with the Lansing, Michigan law firm of Foster, Swift, Collins & Smith, P.C., of which he became a partner in 1981.


        AILEEN A. KUNITZ has served as Vice President of the Company since November 23, 1994. She also served as a Director until July 1997 and as Chief Financial Officer ("CFO") until June 1997. After she resigned as Director and CFO, she continued her employment with the Company as Vice-President. Ms. Kunitz joined HZI in 1974 as a Research Coordinator. In 1976, she became Chief Research Coordinator. In 1980 she was appointed Administrator; in 1984 she became Executive Administrator and in 1990, Vice President of Finance. She studied mathematics at the University of Detroit and received training in EEG technology through Wayne University in Detroit, Michigan and was employed by the University of Missouri as a Technologist from 1968 - 1974.


        EVELYN SOMMER, Esq. has been a Director of the Company since March, 1996. Ms. Sommer graduated from Hunter College (A.B. 1945) and from Brooklyn Law School (LLB 1955). She concentrates in patent and intellectual property law and has been Adjunct Professor, Intellectual Property Law, Quinnipiac College School of Law since 1983. She joined Skadden, Arps, Slate, Meagher and Flom LLP's Intellectual Property Department in 1993 after 20 years as Chief Patent and Trademark Counsel to Champion International Corporation, a Fortune 100 company based in Stamford, Connecticut. Skadden, Arps, Slate, Meagher & Flom LLP performs legal services for the Company.

        RICHARD A. KATZ, Esq. has been a Director of the Company since November 23, 1994 and has been a Director of HZI since 1984. Mr. Katz graduated from Hunter College in June, 1964 (B.A.) and Brooklyn Law School, June 1967 (L.L.B.). He was admitted to the New York State Bar on December 18, 1967 and admitted to both the Southern and Eastern Federal District Courts and has been a practicing attorney since that time. Mr. Katz has been a member of the law firm of Fohret Last & Katz, P.C. since March 1, 1997 which firm performs legal services for the Company and was a partner in the law firm of Opton Handler Feiler and Katz, LLP from January 1, 1995 through February 28, 1997 which firm serves as special counsel to the Company. From January 1, 1994 to December 31, 1994 he was counsel to said firm. Prior to January 1994 thereto and for a period of 23 years he was a partner in the New York law firm of Garrell Siegal & Katz. Mr. Katz is President of the New York Institute for Medical Research.

        JOSEPH DIOGUARDI, CPA. Mr. DioGuardi became a Director of the Company in March 1996. He became "Special Assistant" to the Chairman in November 1996, Acting CFO in June 1997 and CFO on July 1, 1997. Since leaving Congress in 1989, Mr. DioGuardi established Truth In Government, a non-partisan foundation, through which he continues his activities for federal fiscal reforms. From 1985 to 1989, Mr. DioGuardi was a member of the U.S. Congress for New York's Twentieth Congressional District. While in Congress, he was Member, Committee on Government Operations; Ranking Minority Member, Subcommittee on Employment and Housing; Member, Committee on Banking, Finance and Urban Affairs; Chairman, House Republican Research Committee Task Force on Federal Budgeting and Financial management. From 1962 to 1984 he was with Arthur Andersen & Co., the international accounting, auditing and consulting firm, where he was a tax partner from 1972. He received a Bachelor of Science Degree with honors from the College of Business Administration of Fordham University in 1962.

Employment Arrangements

        Dr. Turan M. Itil entered into an employment agreement with the Company, effective September 20, 1995, providing for a base salary of $250,000 per year plus annual increases and bonuses. The agreement is for an initial term of 10 years and is renewable on a month to month basis thereafter unless either party notifies the other in writing at least 30 days before the end of the initial term or any month thereafter, of its intention to cancel. Dr. Itil waived $146,347 of his base salary for the year ended December 31, 1995. Dr. Itil has waived negotiations for salary increases for 1996 and 1997.

        The Company is required to maintain a life insurance policy on the life of Dr. Itil, in the amount of $1,000,000 payable to his designated beneficiary and to provide Dr. Itil with a car and driver. Dr. Itil waived the life insurance requirement for the year ended December 31, 1995 and 1996. The life insurance policy was effective as of May 26, 1997; the Company is a 50% beneficiary of the policy.

        Dr. Pierre Le Bars entered into an employment agreement with the Company, effective December 7, 1994, providing for a base salary of $100,000 per year plus annual increases and bonuses. The agreement is for an initial term ending January 1, 2000 and is renewable on a year to year basis thereafter.

        IRH Corporation, a personal service company owned by I. Ronald Horowitz, entered into an employment agreement with the Company effective July 1, 1995 pursuant to which it will supply the services of Mr. Horowitz to act as a business consultant to the Company for a five year period at an annual retainer of $75,000 per year, which amount was reduced, by mutual agreement, to $30,000 effective June 1, 1996. Mr. Horowitz subsequently agreed to serve as Vice Chairman and President of the Company with no additional compensation. On September 19, 1995 Mr. Horowitz was granted a seven year Incentive Stock Option to purchase 250,000 shares of the Company's Common Stock at $.10 per share. In January, 1997 Mr. Horowitz resigned from the position of President of the Company and subsequently as Vice Chairman.

        Jonathan E. Raven entered into an employment agreement with the Company, effective January 6, 1997, providing for $150,000 in salary in the first year of the contract, $225,000 in the second and third years, subject to an increase in year three by an amount consistent with the CPI as compared to the prior year. The agreement is for an initial term ending January 1, 2000 and is renewable on a year to year basis thereafter. Mr. Raven was granted Incentive Stock Options to purchase up to 500,000 shares of the Company's Common Stock at the lower of $7.00 per share or fair market value, 200,000 of which vest as of January 6, 1997 and 150,000 vest on each of the first and second anniversary of such date. The Company has agreed that at Mr. Raven's discretion, the national administrative office of MCAI. may be located within the general metropolitan area of Lansing, Michigan.

        Aileen A. Kunitz entered into an employment agreement with the Company effective January 1, 1997 providing for annual base salary of $85,000 plus bonus. The agreement is for initial term ending January 1, 2000 and is renewable on a year to year basis thereafter.

        Joseph DioGuardi, a Director of the Company, has, since November 16, 1996, acted as a Special Assistant to the Chairman of the Company working on various financial projects and business plans in connection with private placements, and the Registration Statement of which this Prospectus is a part, as well as the development of budgeting, accounting, reporting and management information. In addition, Mr. DioGuardi became Acting CFO and CFO in June and July 1997, respectively. Mr. DioGuardi works a minimum of 3 days per week, and receives compensation of $7,500 per month.


                           EXECUTIVE COMPENSATION

        The following table sets forth the aggregate cash and cash equivalent forms of compensation paid by the Company during the last three fiscal years for services in all capacities to those persons who were as of December 31, 1996, the Chief Executive Officer and each of the most highly compensated officers, to the extent each earned more than $100,000 in salary and bonus.



                         Summary Compensation Table

                                                                                    Long Term
                      Annual Compensation                                      Compensation Awards
-----------------------------------------------------------------------------------------------------------------

                                                                                     # Share
Name &                                                             Other Annual    Underlying      All Other
Principal Position      Year        Salary            Bonus       Compensation1      Options      Compensation
---------------       -----     -------------     ------------    ------------    -----------    ------------
Turan Itil -
Chief Executive
Officer                   1996       $250,000               -                -               -              -


                          1995      $106,6532                          $11,000               -              -


                          1994       $255,000               -                -               -              -

Pierre LeBars -
Chief Executive
Vice President            1996       $112,000                          $50,000               -              -


                          1995      $100,0003               -                -               -              -


1 Does not include an annual car allowance of $9,000 for Dr. Itil and $6,000 for Dr. LeBars.

2 For the year ended December 31, 1995 Dr. Itil waived $146,347 of his $250,000 base salary and for the year ended December 31, 1996, Dr. Itil deferred $21,000 of his $250,000 base salary.

3 For the year ended December 31, 1995 Dr. Le Bars waived $5,857 of his $100,000 base salary.

Stock Option Plan

        On November 23, 1994 the Company adopted a stock option plan (the "Plan") providing for the granting of options to purchase up to 1,500,000 shares of the Company's Common Stock. Options granted pursuant to the Plan may be either incentive options or non qualified stock options. Incentive stock options may be granted to persons who are employees or officers of the Company. Non-statutory stock options may be granted to employees, officers, non-employee directors and consultants to the Company.

        The Plan provides for its administration by a committee chosen by the Board of Directors which committee shall have full discretionary authority to determine the number of shares to be granted and the individuals to whom, the times at which, and the exercise price for which options will be granted. In the case of statutory stock options the committee's authority to establish the terms and conditions of such options including, but not limited to their exercise price, shall be subject to restrictions imposed by Section 422 of the Internal Revenue Code. Options for 250,000 and 500,000 shares have been granted under the Plan respectively to Mr. Horowitz in September, 1995 and Mr. Raven in 1997. No options were granted for the year ended December 31, 1996.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


        The following table sets forth certain information as of November 21, 1997 regarding shares of Common Stock of the Company beneficially owned by each director of the Company, each executive officer of the Company and by all officers and directors as a group, and by persons known to the Company to be beneficial owners of more than 5% of the Company's Common Stock.


Name and Address                              Amount and Nature
of Beneficial Owner 1, 2                  of Beneficial Ownership2    Percentage of Class12

Turan M. Itil,
  Chairman, CEO, President and Director        3,562,000 3, 7                 38.24%

I. Ronald Horowitz,
  Director                                       250,000 5, 7                  2.61%

Kurt Z. Itil,
  Director                                     1,184,300 3, 7                 12.72%


Eleonore Itil                                    566,000 3, 4, 7               6.08%

Pierre Le Bars,
  Executive Vice President and Director          210,000 7                     2.25%

Aileen A. Kunitz,
  Vice President                                  86,400 6, 7, 8               *

Richard Katz,
  Director                                       147,000 3, 7                  1.58%

Evelyn Sommer,
  Director                                         1,000                       *

Joseph DioGuardi,
  Chief Financial Officer and Director             1,000                       *


Yasmin Itil Le Bars                              723,000 3, 7                  7.76%

Jonathan E. Raven
  Executive Vice President and Director          400,000 8                     4.12%

Trinity American Corporation
  800 Kings Highway North
  Cherry Hill, New Jersey 08034                  862,998 9                     8.79%

Lancer Partners, LP
  Lancer Offshore, Inc.
  Lancer Voyager Fund
  Michael Lauer, General Partner
  200 Park Avenue
  New York, NY                                 3,717,500 10                   35.70%

All directors and officers of the Company
as a group
(9 individuals)                                4,510,400 12                   45.27%


----------------------

* Less than 1%

1 Unless otherwise noted, the addresses of all persons listed above are in care of the Company.

2 Each of the persons named in the table disclaims beneficial ownership of the shares of the Company's Common Stock owned by such person's spouse or by his or her children.

3 Each of these persons are party to a Voting Trust Agreement expiring in January 2012, pursuant to which the Trustee, Turan M. Itil has the exclusive right to vote such shares or give written consents in lieu of voting at all meetings of the Company's shareholders, and in all proceedings where the vote or written consent of shareholders may be required or authorized by law. Turan M. Itil is the Trustee and Kurt Z. Itil is the Successor Trustee.

4 Mrs. Le Bars is the wife of Pierre Le Bars and the daughter of Turan Itil. Mrs. Itil is the wife of Turan Itil and the mother of Mrs. Le Bars.

5 Includes 250,000 options currently exercisable at $.10 per share, expiring June 30, 2002.

6   Includes 1,400 shares owned by Mrs. Kunitz' son.

7 In connection with a recent private placement of the Company's securities each of these persons extended the duration of their "lock-up" agreements prohibiting the sale of their shares for a three month period ending February 22, 1998. If the Company raises an additional $1 million during that time, the lock-up agreements may be extended to May22, 1998; if the Company raises an additional $4 million by that time, the lock-ups may be extended to August 22, 1998.

8 Includes 200,000 options currently exercisable at the lower of $7.00 per share or fair market value on January 6, 1997, expiring January 5, 2007, and 200,000 Class C Warrants currently exercisable at $2.00 per share acquired from Trinity. See "Certain Relationships and Related Transactions."

9 Includes shares underlying 151,000 Class B Warrants currently exercisable at $1.00 per share and 301,000 Class C Warrants currently exercisable at $2.00 per share, both of which expire December 31, 1997; and 16,666 shares of Common Stock owned by each of three adult sons of Abraham Salaman, the President and sole shareholder of Trinity. See "Certain Relationships and Related Transactions."

10 Includes shares underlying 1,100,000 currently exercisable warrants, each of which entitles the holder to purchase one additional share of Common Stock at $4.00 per share until December 31, 1997 and at $6.00 per share thereafter and until December 31,1998, the expiration date of the Warrant. See "Certain Relationships and Related Transactions."

11 Includes the shares issuable upon exercise of certain options and Warrants, as set forth in footnotes 6 and 8 above.

12 The percentage calculation for each of the named persons or entities is based upon 9,313,806 common shares outstanding as of October 30, 1997 plus the number of shares underlying currently exercisable options, warrants or conversion privileges held by the identified person or entity.


               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Transactions with Management and Others

        The Company, from December, 1989 until November 25, 1994 utilized an office provided on a rent free basis by Monroe Arndt, its former president, at 45 North Main Street, Marlboro, New Jersey.

        On October 25, 1994, the Company issued to Trinity 120,000 post-split shares of the Company's Common Stock in consideration of Trinity's identifying HZI as a potential acquisition candidate for the Company. Previously, on March 24, 1994, HZI received a bridge loan of $75,000 from Trinity. It was subsequently agreed that HZI shall have no responsibility for the repayment of such bridge loan. On November 23, 1994, Trinity contributed $400,000 to the Company's capital account with no further issuance of stock. In December 1994, the Company and Trinity reached an agreement whereby in consideration for the $400,000 paid on November 23, 1994 two classes of preferred stock were issued to Trinity. See "Risk Factors -- Possible Issuance of Preferred Stock" and Note 11 of "Notes to the Consolidated Financial Statements." Abraham Salaman is the President and sole shareholder of Trinity.

        By a Stock Purchase Agreement dated as of October 25, 1994, Mr. Arndt agreed to sell 556,000 of his post-split shares of the Company's Common Stock to Trinity, for a purchase price of $40,000, which shares were transferred to Trinity immediately upon the completion of the Company's acquisition of HZI. Trinity has the right to transfer a portion of the shares purchased to other nonaffiliated persons.


        On July 19, September 14, October 12, 1995 and February 26, 1996, the Company and the Chairman of the Board entered into agreements with Trinity to borrow $100,000, $40,000, $60,000 and $75,000, respectively. As additional consideration for the $100,000 loan, the Company agreed to issue an aggregate of 49,998 shares of restricted Common Stock to the President of Trinity's three sons. Further, the agreements gave Trinity the option to convert said loans into 550,000 shares of Common Stock.

        On September 13, 1996, the Company borrowed $50,000 from Trinity, payable from any future private placement proceeds. The loan bore interest at 9.5% per annum. Further, the loan agreement gives Trinity the option to convert each $4.00 of debt into one (1) unit. Each unit will consist of one
(1) share of Common Stock of the Company and two (2) Warrants. Each Warrant is exercisable into one (1) share of Common Stock of the Company at $8.00 per share until August 31, 1997, thereafter $10.00 per share. The Warrants expire on August 31, 1998.

        In November 1997, Trinity released the Company from its obligationswith respect to these loans including (i) $45,421 in accrued interest, (ii) 250,000 Class B, Series II Preferred Shares, and (iii) $27,500 in accrued dividends on Preferred Stock. As consideration for being released from these obligations, the Company, as instructed by Trinity, issued 640,000 shares of Common Stock to Lancer Partners.

        On November 16, 1995, the Company entered into a letter agreement with SRS Partners, a partnership affiliated with Trinity to borrow $25,000. The loan had an interest rate of 9%, and was due within nine months.

        In November 1997, SRS Partners released the Company from obligations in the amount of $28,696.25, including accrued interest. As consideration for being released from this obligation, the Company, as instructed by SRS partners, issued 10,000 shares of Common Stock to Lancer Partners.

        In October and November 1995, Dr. Itil loaned the Company an aggregate of $65,000 with interest payable at 10%. $25,000 was repaid in January 1996, $20,000 was repaid in February 1996, and interest was waived. The $20,000 balance of the loan is convertible into 40,000 shares of the Company's Common Stock. In November, 1997, Dr. Itil converted the loan into 40,000 Shares of the Company's Common Stock.

        In December 1995 the Company sold an aggregate of 1,000,000 shares of Common Stock to four investors for $250,000 (the "December 1995 Private Placement"). As a condition of this private placement Dr. Itil and his wife each contributed 200,000 shares of the Company's Common Stock owned by them to the treasury of the Company for cancellation.

        On February 5, 1996, the Company borrowed from Trinity an additional $50,000 from Trinity which was due on demand. This loan has an interest rate of 10% and was repaid during April, 1996.

        In March 1996, the Company sold 333,333 shares of Common Stock to Anker Bank, Zurich, Switzerland, for $133,333 and in April the Company sold 333,333 shares of Common Stock to Avi Herson, for $133,333 and 333,334 shares of Common Stock to Georges Hauchecorne for $133,334. All of these sales were made to foreign investors. Subsequently, these shareholders each sold 300,000 of their shares respectively to Four Acres Limited, Jersey, Channel Islands; Meadowbrook Investments, Ltd., Nevis, West Indies; and JLB Equities, Elmsford, New York. Subsequently, JLB Equities, which had purchased 250,000 shares of the Company's Common Stock in a December 1995 Private Placement and purchased 300,000 additional shares from the above referenced foreign investors sold an aggregate of 500,000 of its 550,000 of the 550,000 shares which it owned to Lancer Partners, L.P. and Lancer Offshore, Inc. The Company agreed to include the aggregate of 100,000 shares retained by Anker Bank, Risco Investment Trust and Mr. Hauchecorne, in the Registration Statement of which this Prospectus is a part. Accordingly these shares, as well as the 500,000 shares sold to Lancer Partners L.P. and Lancer Offshore, Inc., by JLB Equities may be sold at such time as the Registration Statement becomes effective.

        In May 1996, the Company borrowed $200,000 from Elvena, Inc. Mr. Lynn Dixon, a shareholder of the Company, is the beneficial owner of Elvena. The loan is non-interest bearing and is payable within one (1) year or is payable out of the first proceeds resulting from any exercise of outstanding Class B and Class C Warrants, whichever comes first. As additional consideration the Company issued 66,666 shares of restricted common stock to Elvena, Inc. In July 1996, Elvena loaned the Company an additional $100,000 in a non-interest-bearing loan. Both of the foregoing loans from Elvena, originally for periods of twelve months, have been extended to the earlier of the date the Class B and C Warrants are exercised in their entirety, or December 15, 1998.

        In July 1996, JLB Equities, a shareholder, loaned the Company $100,000. This loan bore interest at 9% per year, was payable monthly, and was repaid in full in April 1997.

        On August 14, 1996, Dr. Itil and his wife Eleonore Itil, each contributed 12,500 shares of the Company's Common Stock owned by them to the National Ethnic Albanian-American Foundation, Inc. ("Foundation"), a nonprofit corporation organized exclusively to receive and administer funds for religious, charitable, scientific, literacy and educational purposes. Joseph J. DioGuardi, a director of the Company is a director and President of the foundation.

        Subsequent to year end, the above loans between TAC, SRS Partners and the Company were extended to December 31, 1998 with a revised interest rate of 5% per annum. Accordingly, as of June 30, 1997, such loans have been reclassified as long term.

        As of December 31, 1996 Dr. Itil was the personal guarantor of bank loans to the Company in the amount of approximately $18,500. The Company has agreed to indemnify Dr. Itil should he be called upon for payment pursuant to such guarantee.
As of June 30, 1997 said loan has been paid in full.

        In December 1996 the Company sold an aggregate of 550,000 Units for an aggregate of $2,001,068 ($3.64 per Unit) to three investors in a private placement as follows: Lancer Partners, L.P. 269,755 shares; Lancer Offshore, Inc. 275,749 shares; and Michael Lauer, general partner of Lancer Partners, L.P. 4,496 shares. Each Unit consists of one share of Common Stock and two Warrants, each of which entitles the holder to purchase one additional share of Common Stock. The 1,100,000 Warrants included in the Units are exercisable at $4.00 per share until December 31, 1997 and at $6.00 per share thereafter and until December 31, 1998, the expiration date of the Warrants. The purchasers of the Units have not been granted registration rights with respect to the Units and none of the Shares of Common Stock or Warrants comprising the Units or Shares of Common Stock issuable upon exercise of the Warrants have been included in the Registration Statement.

        In two separate private transactions, Lancer Partners L.P. and Lancer Offshore, Inc. (collectively, "Lancer"), two of the three investors who purchased 550,000 Units in December, 1996, purchased an aggregate of 500,000 shares of the Company's Common Stock from J.L.B. Equities, Inc. ("JLB Equities"), a shareholder of the Company, and purchased 200,000 Class B Warrants and 200,000 Class C Warrants from Trinity. In March, 1997, these two investors exercised the 200,000 Class B and 200,000 Class C Warrants which they had acquired from Trinity, for a total aggregate exercise price of $600,000.00. In October, 1997, 150,000 Class B Warrants and 150,000
Class C Warrants were exercised by Lancer and in November 1997 150,000 Class B Warrants were exercised by Trinity. The Company agreed to register the 500,000 shares purchased from JLB Equities and they are included in the Registration Statement; as are the 850,000 shares of Common Stock issued upon the exercise of the Class B and Class C Warrants. See "Selling Security Holders."

        In December 1996, Lancer Partners, L.P. and Lancer Offshore, Inc. acquired an aggregate of 200,000 Class B and 200,000 Class C Warrants from Trinity. In March, 1997, these Warrants were exercised and Lancer Partners, L.P. and Lancer Offshore, Inc. were issued 400,000 shares of the Company's Common Stock for which they paid an aggregate of $600,000. These shares are included in the Registration Statement.

        In October 1997, the Company received $600,000 of capital in connection with the exercise of Class B and C Warrants. Accordingly, in connection with such exercise, the Company issued 450,000 shares of common stock.

        In November 1997, Howard Katz sold 67,500 shares of Common Stock to Lancer Partners.

        In November 1997, Kurt Itil and Yasmin Le Bars each sold 75,000 shares of Common Stock to Lancer Partners.

Services Provided By Affiliates

        HZI subcontracts material amounts of its patient testing performed in connection with servicing contracts to NYI, a not for profit medical research entity. One of the Company's Directors, Mr. Richard Katz, is also the Chairman, Chief Executive Officer and President of NYI. The Company's Chairman, Dr. Turan M. Itil, is an Honorary Chairman of NYI. Pierre Lebars, the Executive Vice President and Chief Operating Officer of the Company, is also the Executive Director of NYI. Expenses incurred with such contractor for the years ending December 31, 1996 and 1995, respectively, were $-0-and $40,715, respectively. Net payables to this contractor amounted to $-0-and $37,583 at December 31, 1996 and 1995, respectively.

        During 1994, HZI and Manhattan Westchester Medical Services, P.C. ("Manhattan Westchester") entered into an arrangement whereby Manhattan Westchester would provide medical consulting services to HZI's Tele-Map(R) business. This arrangement was suspended during 1995 and reactivated during 1996. Services provided by Manhattan Westchester to HZI for the years ended December 31, 1996 and 1995 amounted to approximately $14,000 and $15,400 respectively. No services were provided during the three months ended June 30, 1997. Manhattan Westchester is a professional corporation of which Dr. Turan M. Itil, Chairman of the Company owns the majority of shares outstanding.

Revenues from Affiliates

        The Company charges NYI, as well as Manhattan Westchester for the use of certain employees and office and laboratory (administration services) of the Company. Net revenues from these affiliates for the years ended December 31, 1996 and 1995 and the nine months ended September 30, 1997 and 1996, amounted to $65,782, $186,123, $23,803 and $24,361 respectively.

Stockholders Notes and Loans:
                                        December 31, 1996    September 30, 1997

Notes Payable bearing an interest
    of 5% to 9% *                          $  550,000            $ 450,000
Non interest bearing loans and
payables(i)                                   108,687              106,506

Non interest bearing loan payable             200,000              200,000

                                           $  858,687            $ 756,506

* Stockholder notes and loans payable relates to advances made to HZI by its Chairman of the Board which are due on demand.


                          SELLING SECURITY HOLDERS


        An aggregate of up to 2,875,000 Shares and 750,000 Warrants may be offered by the Selling Security Holders consisting of (i) 750,000 shares issuable upon the exercise of 300,000 Class B Warrants and 450,000 Class C Warrants, both currently outstanding; (ii) 600,000 Shares issued in connection with a private placement under Section 4(2) of the Securities Act, (iii) 25,000 shares being offered by a charitable foundation, (iv) 650,000 shares were issued upon cancellation of certain indebtedness and redemption of shares of convertible preferred stock of the Company, and (v) 850,000 shares issued upon the exercise of 500,000 Class B and 350,000 Class C Warrants in exempt transactions. The following table sets forth certain information with respect to persons or entities for whom the Company is registering for resale to the public, shares of the Company's Common Stock and Class B and Class C Warrants issued in November 1994. The table reflects such persons ownership as of September 30, 1996. The exercise price of the Class B Warrants is $1.00 per share and the exercise price of the Class B Warrants is $2.00 per share. The Warrants expire on December 31, 1997. The Company would receive $1.00 and $2.00 per share, respectively if and when the Class B and Class C Warrants are exercised, but the Company will not receive any additional funds from the sale of any Class B or Class C Warrants or the sale of any shares issuable upon the exercise of such Warrants. See "Use of Proceeds." None of the Selling Security Holders has, or has had within the past three years any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted.



                               Amounts and
                                Nature of                          Number to        Percent
Name of Selling                Beneficial        Number to         be Owned        of Class
Stockholder                    Ownership2       Be Offered        After Sale      After Sale


National Ethnic Albanian
American Foundation              25,0001          25,000              -0-             -0-

Lancer Partners, L.P.          3,717,5001,15   1,500,0004        1,867,50015           20.1%15

Lancer Offshore, Inc.          3,717,5001,15     250,0005        1,867,50015           20.1%15

Lancer Voyager Fund            3,717,5001,15     100,0006        1,867,50015           20.1%15

Georges Hauchecorne            33,3341,7           33,334             -0-             -0-

Anker Bank                     33,3331,7           33,333             -0-             -0-

Risco Investment Trust         33,3331,7           33,333             -0-             -0-

Bear Stearns10                    6,0008            6,000             -0-             -0-
                                  6,0009            6,000             -0-             -0-
Herzog Heine Geduld Inc.10        4,0008            4,000             -0-             -0-
                                  4,0009            4,000             -0-             -0-
Prudential Securities10           1,2008            1,200             -0-             -0-
                                  1,2009            1,200             -0-             -0-
J. Streicher & Co.10             19,6008           19,600             -0-             -0-
                                 19,6009           19,600             -0-             -0-
Karen Adeleman                      8008              800             -0-             -0-
                                    8009              800             -0-             -0-
Robert S. Adelman                 1,2008            1,200             -0-             -0-
                                  1,2009            1,200             -0-             -0-
Monroe Arndt                      5,7358            5,735             -0-             -0-
                                  5,7359            5,735             -0-             -0-
Morris Ashhkenazy                 2,0008            2,000             -0-             -0-
                                  2,0009            2,000             -0-             -0-
Joel Batchker                     5,7338            5,733             -0-             -0-
                                  5,7339            5,733             -0-             -0-
Kenneth Berwitz                   1,6008            1,600             -0-             -0-
                                  1,6009            1,600             -0-             -0-
Richard Breyley                   8,0008            8,000             -0-             -0-
                                  8,0009            8,000             -0-             -0-
Duncan H. Cameron II              1,2008            1,200             -0-             -0-
                                  1,2009            1,200             -0-             -0-
Elaine Charney                    1,2008            1,200             -0-             -0-
                                  1,2009            1,200             -0-             -0-
Sharon Fingerhut                  1,2008            1,200             -0-             -0-
                                  1,2009            1,200             -0-             -0-
Ira Finkler                       2,0008            2,000             -0-             -0-
                                  2,0009            2,000             -0-             -0-
Jersey Transfer & Trust Co.12     5,7338            5,733             -0-             -0-
                                  5,7339            5,733             -0-             -0-
Stanley Gross                     2,0008            2,000             -0-             -0-
                                  2,0009            2,000             -0-             -0-
Kahila Kedeshia Parkofski         6,8008            6,800             -0-             -0-
                                  6,8009            6,800             -0-             -0-
Salene Myeroff                    2,4008            2,400             -0-             -0-
                                  2,4009            2,400             -0-             -0-
Rod Nenner                        1,8008            1,800             -0-             -0-
                                  1,8009            1,800             -0-             -0-
Jack Ornstein                     1,2008            1,200             -0-             -0-
                                  1,2009            1,200             -0-             -0-
Frank E. Perkiel                  4,0008            4,000             -0-             -0-
                                  4,0009            4,000             -0-             -0-
Morris Pinkowitz                    8008              800             -0-             -0-
                                    8009              800             -0-             -0-
Carolyn Protz                       4008              400             -0-             -0-
                                    4009              400             -0-             -0-
Michael Rakusin                   2,2008            2,200             -0-             -0-
                                  2,2009            2,200             -0-             -0-
Arthur Rogow                      2,0008            2,000             -0-             -0-
                                  2,0009            2,000             -0-             -0-
Howard Rosen                        8008              800             -0-             -0-
                                    8009              800             -0-             -0-
Hilda Rosenfeld                   6,0008            6,000             -0-             -0-
                                  6,0009            6,000             -0-             -0-
Jessie Sklarin                    1,6008            1,600             -0-             -0-
                                  1,6009            1,600             -0-             -0-
Robin Sklarin                       4008              400             -0-             -0-
                                    4009              400             -0-             -0-
Donna & Richard Sobel             2,0008            2,000             -0-             -0-
                                  2,0009            2,000             -0-             -0-
Benjamin Sprecher, Esq.          19,2008           19,200             -0-             -0-
                                 19,2009           19,200             -0-             -0-
Robert Thierer                    3,2008            3,200             -0-             -0-
                                  3,2009            3,200             -0-             -0-
Trinity American
Corporation13                   360,9981          150,000          210,998            2.1%16
16
                                176,0008          176,000             -0-             -0-
-0-
                                326,0009          326,000             -0-             -0-
-0-



-----------------
*       Represents less than one percent.

1 Represents number of shares of the Company's Common Stock beneficially owned by such persons.

2 All Warrants are currently exercisable and "Percent of Class" treats as outstanding the shares issuable upon the exercise of the Warrants.

4 400,000 of these shares were purchased from JLB Equities and 450,000 shares were acquired from the Company upon the exercise of 225,000 Class B Warrants at $1.00 per share and 225,000 Class C Warrants at $2.00 per share. The Class B and Class C Warrants were acquired from Trinity in December, 1996 and November 1997. 650,000 shares were acquired from the Company upon conversion of certain indebtedness and in redemption of shares of convertible preferred stock. 67,500 of these shares were purchased from Howard Katz, 75,000 were purchased from Kurt Itil and 75,000 were purchased from Yasmin Le Bars.

5 100,000 of these shares were purchased from JLB Equities and 150,000 shares were acquired from the Company upon the exercise of 75,000 Class B Warrants at $1.00 per share and 75,000 Class C Warrants at $2.00 per share. The Class B and Class C Warrants were acquired from Trinity in December, 1996 and November 1997. Lancer Partners, L.P. and Lancer Offshore, Inc. are respectively a domestic hedge fund and an offshore fund. Both are managed by Lancer Management Group LLC, of which Michael Lauer is the Managing Director.

6 100,000 shares were acquired from the Company upon the exercise of 50,000 Class B Warrants at $1.00 per share and 50,000 Class C Warrants at $2.00 per share. The Class B and Class C Warrants were acquired from Trinity in November 1997.

7 In March 1996 the Company sold 333,333 shares of Common Stock to Anker Bank, for $133,333 and in April the Company sold 333,333 shares to Risco Investment Trust, for $133,333 and 333,334 shares to Georges Hauchecorne for $133,334. All of the sales were made to foreign investors. Subsequently, these shareholders each sold 300,000 of their shares in private transactions. Subsequently, JLB Equities, which had purchased 250,000 shares of the Company's Common Stock in a December 1995 private placement, purchased 300,000 additional shares from the above referenced foreign investors. Thereafter, JLB Equities sold an aggregate of 500,000 of its 550,000 shares to Lancer Partners, L.P. and Lancer Offshore, Inc. 100,000 shares retained by Anker Bank, Risco Investment Trust and Mr. Hauchecorne are included in this Registration Statement. Anker Bank is a Swiss Banking Corporation, located in Zurich, Switzerland. Avi Herson is the beneficial owner of Risco Investment Trust.

8 Represents both the number of Class B Warrants owned and number of shares to be issued upon exercise of Warrants

9 Represents both the number of Class C Warrants owned and the number of shares to be issued upon exercise of Warrants.

10      Represents percentage of Class B and Class C Warrants owned.

11 These entities are brokerage firms and the beneficial owners of the Class B and Class C Warrants are customers of such firms.

12 J. Manger and H. Manger, the principals of Jersey Transfer and Trust Co. are jointly the beneficial owners of 5,733 Class B and Class C Warrants.

13      Abraham Salaman is the beneficial owner of Trinity.

14      Mr. Raven is Executive Vice President and a Director of the Company.

15 For purposes of this figure, Lancer Partners, Lancer Offshore and Lancer Voyager Fund have been aggregated.

16 Represents percentage of shares of the Company's Common Stock beneficially owned by such person.


                                 PLAN OF DISTRIBUTION

        The Selling Security Holders may sell the Shares and Warrants being offered hereby: (i) through dealers or in ordinary broker transactions, in the over-the-counter market or otherwise, (ii) "at the market" to or through marketmakers or into an existing market for the Securities, (iii) in other ways not involving marketmakers or established trading markets, including direct sales to purchasers or effected through agents, or (iv) in combinations of any such methods of sale. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices.

        If a dealer is utilized in the sale of the Securities in respect of which the Prospectus is delivered, the Selling Security Holders will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

        Sales of Securities "at the market" and not at a fixed price, which are made into an existing market for the Securities, will be made by the Selling Security Holders to or through a marketmaker, acting as principal or as agent. Other sales may be made, directly or through an agent, to purchasers outside existing trading markets.

        A selling broker may act as agent or may acquire the Securities or interests therein as principal or pledgee and may, from time to time, effect distributions of such Securities or interests.

        The Selling Security Holders and broker-dealers, if any, acting in connection with the sale of the Securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the Securities might be deemed to be underwriting discounts and commissions under the Securities Act.

        The Securities offered hereby are eligible for sale only in certain states, and in some of those states may be offered or sold only to "institutional investors" as defined under applicable state securities law.

        No sales or distributions other than as described herein may be effected until after this prospectus shall have been appropriately amended or supplemented.


                         DESCRIPTION OF SECURITIES


        The Company's Certificate of Incorporation and By-Laws authorizes 100,000,000 shares of Common Stock, par value $.001 per share of which 8,173,806 shares were issued and outstanding as at October 30, 1997.

Common Stock

        The holders of shares of Common Stock of the Company are entitled to one vote per share for each share held by them and do not have cumulative voting rights. Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the board of directors out of legally available funds. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to share pro rata in any distribution to the shareholders. There are no pre-emptive or conversion rights and no provisions for redemption, purchase for cancellation, surrender or sinking or purchase funds. All of the outstanding shares of Common Stock of the Company are fully paid and non-assessable and duly authorized.

Preferred Stock

        All of the 150,000 shares of issued and outstanding Preferred Stock are designated Class B Series 1 and are owned by Trinity.

        The 150,000 shares of Class B Series 1, no par value, have a liquidation preference of $1 per share and are not convertible into any other class of stock. Cumulative dividends accrue on such stock commencing January 1, 1996 at a rate of 10% of the liquidation value and are payable semi-annually in cash or Common Stock of the Company based on the average closing bid price of the Common Stock for 30 consecutive days prior to the date the dividend becomes payable. Further, the Company may redeem such shares at any time for $3 per share.

        The Company acts as its own transfer agent with respect to Class B Series 1 and Class B, Series 2 Preferred Stock.

        The remaining 4,850,000 shares of authorized but unissued shares of Preferred Stock are available for issuance for financing or other corporate purposes in the future. The Preferred Stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. The potential exists, therefore, that preferred stock might be issued which would grant dividend preferences and liquidation preferences to persons who become preferred shareholders. See "Risk Factors" and "Certain Relationships and Related Transactions."

Warrants

        In connection with the acquisition of HZI the Company issued 800,000 Class B Warrants and 800,000 Class C Warrants to all public stockholders of the Company of record as of November 1, 1994. The Warrants were distributed on the basis of 1 Warrant for 1 share of Common Stock owned, each of which is exercisable for one share of Common Stock of the Company. The Class B Warrants were originally exercisable at $2.25 per share and the Class C Warrants were originally exercisable at $2.75 per share until June 30, 1996. In January 1996 the Company reduced the exercise price of the Class B Warrant to $1.00 per share and the exercise price of the Class C Warrant to $2.00 per share and extended the exercise date until June 30, 1997. In March 1997, 200,000 Class B and 200,000 Class C Warrants were exercised in an exempt transaction. Accordingly, 300,000 Class B and 450,000 Class C Warrants are presently outstanding. In October 1997, 300,000 Class B and 150,000 Class C Warrants were exercised in exempt transactions. The shares of Common Stock underlying the Warrants must be registered with the Commission prior to the Warrants becoming exercisable. The number of shares underlying the Warrants, and the exercise price of the Warrants, may be adjusted upward or downward at any time in the sole discretion of the Company's Board of Directors. The Warrants are redeemable by the Company at any time upon thirty (30) days written notice, at a price of $.001 per Warrant. On April 28, 1997, the exercise date of the Class B and Class C Warrants was extended until December 31, 1997.

Reports to Security Holders

        The Company intends to furnish annual reports to its security holders containing audited financial statements but does not intend to furnish interim quarterly reports to its security holders. Upon request, the Company will furnish copies of its Quarterly Reports filed on Form 10-Q-SB filed with the Commission.

Elimination of Monetary Liability For Officers and Directors

        The Company's Amended Certificate of Incorporation also incorporates certain provisions permitted under the General Corporation law of Nevada relating to the liability of Directors. The provisions eliminate a Director's liability for monetary damages for a breach of fiduciary duty including gross negligence, except in circumstances involving certain wrongful acts, such as breach of a Director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a Director's duty of care nor do they prevent recourse against Directors through equitable remedies such as injunctive relief. Moreover, the provisions do not apply to claims against a Director for violations of certain laws including federal securities laws.

Indemnification of Officers and Directors

        As permitted by Section 78.751 of the Nevada General Corporation Law, the Company shall, to the fullest extent permitted by the Nevada General Corporation Law, as the same shall be added and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for therein shall not be deemed exclusive of any other right to which any persons may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement or otherwise, as permitted by said articles, as to action in any capacity in which he or she served at the request of the Company. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from Directors. The Company believes that these provisions will assist the Company in attracting or retaining qualified individuals to serve as Directors. Insofar as indemnification for liabilities under the Securities Act may be permitted pursuant to the above-described provisions or otherwise to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy expressed in the Securities Act and is therefore unenforceable.

Transfer Agent

        The transfer agent for the Common Stock is Jersey Stock Transfer and Trust Company, Vernon, New Jersey.


                      SHARES ELIGIBLE FOR FUTURE SALE


        In addition to the 3,325,000 shares covered by this Prospectus, an aggregate of 750,000 shares issuable upon the exercise of certain employees and directors stock options at prices ranging from $0.10 to $7.00 per share and an aggregate of approximately 1,834,825 shares of Common Stock issued in private placements, an aggregate of 1,100,000 shares issuable upon exercise of Warrants issued in December 1996 and an aggregate of 200,000 shares issuable upon exercise of Class C Warrants not included in this Registration Statement are "restricted securities", as that term is defined under Rule 144 promulgated under the Securities Act. In addition, 4,377,000 shares held by management and the directors may be "control securities," as that term is defined under Rule 144. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions of Rule 144, a person, including an affiliate of the Company (or persons whose share are aggregated), who has owned restricted securities of the Company beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned restricted shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. As noted above 3,325,000 shares included in this Prospectus may be publicly sold without regard to the limitations set forth in Rule 144. See "Selling Security Holders."


                             LEGAL PROCEEDINGS

        There are no pending legal proceedings other than ordinary routine litigation incidental to the Company's business.


                               LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon by James Morris Vernon, Esq., 760 Mays Boulevard, Incline Village, Nevada. Certain legal matters with respect to the offering will be passed upon for the Company by Opton Handler Feiler and Landau, LLP, 52 Vanderbilt Avenue, New York, NY 10017.


                                  EXPERTS

        The consolidated financial statements for the years ended as of December 31, 1996 and 1995 included in the Registration Statement, of which this Prospectus is a part, have been so included in reliance on the report of Scarano & Lipton, P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.


        In July 1997, Scarano & Tomaro, P.C. was formed and considered a successor firm for auditing purposes, which firm has executed the report referenced above and the consent annexed hereto.





                      NEUROCORP, LTD. AND SUBSIDIARIES
                     CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                                    AND
     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

                               (AMENDMENT #5)





                      NEUROCORP, LTD. AND SUBSIDIARIES
                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                Page number

Independent auditors' report                                       F-1

Consolidated balance sheets at
 September 30, 1997 (unaudited) and December 31, 1996              F-2 - F-3

Consolidated statements of operations for the nine months
 ended September 30, 1997 and 1996 (unaudited) and
 for the years ended December 31, 1996 and 1995                    F-4

Consolidated statements of stockholders' equity
 for the nine months ended  September 30, 1997
 (unaudited) and for the years ended
 December 31, 1996 and 1995                                        F-5 - F-6

Consolidated statements of cash flows for the
 nine months ended September 30, 1997 and 1996
 (unaudited) and for the years ended
 December 31, 1996 and 1995                                        F-7 - F-8

Notes to consolidated financial statements                         F-9 - F-29




                        INDEPENDENT AUDITORS' REPORT




To the Board of Directors and Stockholders of NeuroCorp, Ltd. and Subsidiaries



We have audited the accompanying consolidated balance sheet of NeuroCorp, Ltd. and Subsidiaries (the "Company") as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1996 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1996, and the results of its operations and cash flows for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.




Scarano & Tomaro, P.C.
Syosset, New York
March 8, 1997, except for Note 10f
 as to which the date is March 12, 1997
 and Note 10h as to which the date
 is March 26, 1997




                               NEUROCORP, LTD. AND SUBSIDIARIES
                                 CONSOLIDATED BALANCE SHEETS

                                            ASSETS


                                                           (Unaudited)
                                                         September 30, 1997  December 31, 1996
Current assets:

   Cash                                                     $  314,952        $ 1,851,114
   Accounts receivable, net of allowance for
    doubtful accounts of $24,301 at September 30, 1997 and
    $468,000 at December 31, 1996                              909,153            550,163
   Inventory                                                    95,448             29,356
   Prepaid expenses and taxes                                   74,034             36,982
   Deferred financing costs                                         -              53,516
   Other current assets                                         62,632             84,445
                                                          ------------        -----------
        Total current assets                                 1,456,219          2,605,576
                                                          ------------        -----------

Equipment and fixtures, net                                    173,383             83,549
                                                          ------------        -----------

Other assets:
   Database development costs, net                           1,248,275          1,264,018
   Computer system product development costs, net              403,047            496,518
   Deferred registration costs                                 114,035                 -
   Other                                                       280,071            130,703
                                                          ------------        -----------
        Total other assets                                   2,045,428          1,891,239
                                                          ------------        -----------

Total assets                                              $  3,675,030        $ 4,580,364
                                                          ============        ===========



                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                       $    172,890        $   166,232
   Accrued expenses                                            169,695            176,503
   Stockholder notes and loans payable                         106,506            858,687
   Income taxes payable                                          2,004              6,400
   Current portion of long-term debt                                -              38,715
   Billings in excess of costs and estimated earnings
    on uncompleted contracts                                    83,080            276,426
                                                          ------------        -----------
        Total current liabilities                              534,175          1,522,963
                                                          ------------        -----------


                  See accompanying notes to consolidated financial statements


                                                           (Unaudited)
                                                         September 30, 1997  December 31, 1996

Long-term liabilities:
Stockholder notes and loans payable                            650,000                 -
Long-term debt                                                      -              15,502
Deferred income taxes                                          264,000            264,000
                                                          ------------        -----------
        Total liabilities                                    1,448,175          1,802,465
                                                          ------------        -----------

Commitments and contingencies (Note 11)                             -                  -

Stockholders' equity:
   Preferred stock, authorized 5,000,000 shares,
     issued as follows:
     Cumulative Preferred stock, class B,
       series 1, no par value, issued and
       outstanding 150,000 shares, full
       liquidation value  $150,000                             150,000            150,000
     Convertible Preferred stock, class B,
       series 2, no par value,
       issued and outstanding 250,000 shares,
       full liquidation value $250,000                         250,000            250,000
   Common stock, $.001 par value, 100,000,000 shares
      authorized 8,173,806 and 7,723,806 issued and
      outstanding, respectively                                 47,374             46,924
   Less: discount on common stock                              (28,500)           (28,500)
   Additional paid-in capital                                3,847,037          3,246,987
   Contributed capital                                         100,000            100,000
   Accumulated deficit                                      (2,139,056)          (987,512)
                                                          -------------       ------------
      Total stockholders' equity                             2,226,855          2,777,899
                                                          ------------        -----------
      Total liabilities and stockholders' equity          $  3,675,030        $ 4,580,364
                                                          ============        ===========



                  See accompanying notes to consolidated financial statements




                      NEUROCORP, LTD. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS


                                                        (Unaudited)
                                                    For the Nine Months         For the Years Ended
                                                     ended September 30,         December 31,
                                                       1997         1996         1996         1995
                                                     --------     --------      ------      -------


Net sales                                        $  1,026,431  $   985,715   $  1,068,891  $  1,543,363

Cost of sales, including amortization
  expense of $204,591 and $135,900 for
  the nine months ended September 30,
  1997 and 1996, respectively and
  $264,790 and $179,308 for the years
  ended December 31, 1996 and 1995,
  respectively                                        466,166      488,633        706,579       637,746
                                                    ---------     --------     ----------      --------

Gross profit                                          560,265      497,082       362,312        905,617

Expenses:
  General and administrative expenses               1,553,296      811,403     1,249,022      1,013,233
  Research and development                             88,917       71,235        98,018        181,512
  Bad debt expense                                         -             -       440,000              -
                                                    --------       -------     ---------        -------
   Total expenses                                   1,642,213      882,638     1,787,040      1,194,745
                                                    ---------     --------     ---------      ---------

Loss from operations before other
 income (expense)
 and income tax benefit                            (1,081,948)    (385,556)   (1,424,728)      (289,128)

Other income (expense):
 Cumulative effect of change of
   accounting estimate                                      -     (182,235)     (125,745)             -
  Interest income                                      27,128        8,527        10,302         11,760
  Interest expense                                    (85,474)     (79,938)     (126,793)       (45,986)
  Gain on sale of asset                                     -            -             -         31,280
                                                    ---------    ----------    ----------    -----------

Loss before income tax benefit                    $(1,140,294) $  (639,202) $ (1,666,964)   $   (292,074)

Income tax (expense) benefit                                -            -        32,289          29,580
                                                  -----------  ------------  -----------     ------------

Net loss                                          $(1,140,294) $  (639,202) $ (1,634,675)   $   (262,494)
                                                   ==========  ===========   ============    ============


Net loss applicable to common shares              $(1,151,544) $  (650,452) $ (1,649,675)   $   (262,494)
                                                  ===========  ============ =============   ============


Loss per common equivalent share:
 Primary:
  Loss before income tax benefit                  $      (.14)       $(.09)      $ (.24)     $   (.06)
  Income tax (expense) benefit                             -            -           .01           .01
                                                  -----------        ------      ------      --------
  Net loss                                        $      (.14)       $(.09)      $ (.23)     $   (.05)
                                                  ===========        =====       ======      ========

Net loss applicable to common shares              $      (.14)       $(.10)      $ (.24)     $   (.05)
                                                  ===========        =====       ======      ========

Weighted average number of shares outstanding       8,068,250    6,924,548    7,002,279       5,484,586
                                                  ===========  ============   =========      ==========

                  See accompanying notes to consolidated financial statements




                      NEUROCORP, LTD. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)


                            Preferred Stock Class B

                         Series 1              Series 2

                                                                    Common Stock                              Retained    Total
                                                                                      Additional               Earnings   Stock-
                                                                 Shares     Amount    Paid-in   Contributed  (Accumulated holders'
                      Shares     Amount    Shares       Amount                         Capital    Capital      Deficit)   Equity
                      ------     ------    -------      ------                         -------    -------      --------   -----


Balances at
 December 31, 1994   150,000   $ 150,000   250,000   $ 250,000  5,400,000   $ 16,100   262,123       -     $ 924,657   $1,602,880

Sale of common stock      -           -         -           -      57,143         57    99,943       -           -       100,000

Issuance of common
stock in connection
with loan                 -           -         -           -      49,998         50    14,011       -           -        14,061

Cancellation of
common stock
contributed by
shareholder               -           -         -          -     (400,000)      (400)  (99,600)  100,000        -             -

Sale of common stock      -           -         -          -    1,000,000      1,000   249,000       -          -        250,000

Issuance of stock
option in
consideration for
compensation and
consulting fees           -           -         -          -          -           -     66,875       -          -         66,875

Capital contribution
in connection with
waived Chairman's
compensation              -           -         -         -           -           -    146,347      -           -        146,347

Net loss for the
year ended December
31, 1995                  -           -         -         -           -           -        -        -    (262,494)      (262,494)
                     --------  ---------  --------  --------   ---------   ----------   -------- ------- ---------     ---------

Balance at December
31, 1995             150,000     150,000   250,000     250,000  6,107,141     16,807   738,699   100,000  662,163      1,917,669



        See accompanying notes to consolidated financial statements




                      NEUROCORP, LTD. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND FOR
            THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)


                            Preferred Stock Class B

                         Series 1              Series 2

                                                                 Common Stock                              Retained     Total
                                                                                  Additional               Earnings     Stock-
                                                              Shares     Amount    Paid-in   Contributed  (Accumulated  holders'
                      Shares   Amount    Shares     Amount                         Capital    Capital      Deficit)     Equity
                      ------   ------    -------    ------                         -------    -------      --------     -------


Balances at
 December 31, 1995  150,000   $150,000  250,000    $250,000  6,107,141  $16,807  $  738,699  $100,000     $662,163   $1,917,669
Sale of common stock      -         -         -           -  1,000,000    1,000     399,000         -            -      400,000
Costs associated
with SB2
registration
statement                 -         -         -           -         -        -      (25,046)        -                   (25,046)
Issuance of 66,666
shares of common
stock in lieu of
financing cost            -         -         -           -     66,665       67     133,266         -           -       133,333
Accrued preferred
stock dividend            -         -         -           -          -        -           -         -     (15,000)      (15,000)
Sale of common stock                                           550,000      550   2,001,068                           2,001,618
Net loss for the
year ended December
31, 1996                            -         -          -           -        -                    -   (1,634,675)   (1,634,675)
                   ---------   ---------  ------   --------   --------   ------- -----------  -------  -----------   -----------
Balances at December
31, 1996            150,000    $150,000   250,000  $250,000  7,723,806  $18,424  $3,246,987  $100,000  $(987,512)    $2,777,899
Accrued preferred
stock dividend            -           -         -         -          -        -           -         -    (11,250)       (11,250)
Issuance of common
stock in connection
with exercise of
warrants                                                       400,000      400     599,600         -          -        600,000
Issuance of common
stock in connection
with exercise of
stock option              -          -         -         -      50,000       50         450         -          -            500
Net loss for the
nine months ended
September  30, 1997                                                                                   (1,140,294)    (1,140,294)
                    ----------  -------- --------  -------- ----------  -------  ----------  -------- ----------    -----------
Balances at
September 30, 1997   150,000   $150,000   250,000  $250,000  8,173,806  $18,874  $3,847,037  $100,000 (2,139,056)     2,226,855
                     =======    =======  =======   =======   =========   ======  =========    =======  ==========     =========



                  See accompanying notes to consolidated financial statements





                      NEUROCORP, LTD. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           (Unaudited)
                                                    For the Nine Months Ended    For the Years Ended
                                                          September 30,           December 31,
                                                        1997           1996         1996           1995
                                                      --------       --------      ------          ----

Cash flows for operating activities:
 Net loss from operations                            $(1,140,294)   $(639,202)    $ (1,634,675)  $  (262,494)
 Adjustments to reconcile net loss
   to net cash provided by (used for)
   operating activities:
 Depreciation and amortization                           235,329      160,311          300,630       230,546
 Change in allowance for doubtful accounts                     -            -          428,080         7,245
 Amortization of deferred financing costs                 53,516       46,485           79,818             -
 Cumulative effect of change in accounting estimate            -      182,235          125,745             -
 Compensation in lieu of capital contribution                  -            -                -       146,347
 Stock options issued in lieu of expenses                      -            -                -        80,936
 Deferred income taxes                                         -            -          (45,000)       12,000
 Interest expense                                              -            -                -         9,278
 Gain on disposal of vehicle                                   -            -                -       (31,280)
 Reclassification of net equipment to operations               -            -                -         9,175
Decrease (increase) in:
 Accounts receivable                                    (358,990)    (471,009)        (258,323)     (568,798)
 Due from affiliates                                           -            -           85,673        62,527
 Inventory                                               (66,092)      (4,898)             629       (11,592)
 Prepaid expenses and taxes                              (37,052)      19,286          (66,234)       23,768
 Other current assets                                     21,813       16,369                -             -
 Cost and estimated earnings in excess
   of billings on uncompleted contracts                        -            -           26,954       121,341
Increase (decrease) in:
 Accounts payable                                          6,658       54,850           13,767       (55,429)
 Accrued expenses                                         (6,808)       5,409          (30,046)       60,087
 Income taxes payable                                     (4,396)      (6,997)          (1,893)      (83,573)
 Customer deposits                                             -            -            2,400         1,930
 Billings in excess of costs and
   estimated earnings on uncompleted
   contracts                                            (193,346)     (26,960)          75,093      (412,666)
                                                       ---------      --------       ---------      --------

Net cash flows used for operating activities          (1,489,662)    (664,121)        (897,382)     (660,652)
                                                      ----------     --------        ----------     --------

Cash flows for investing activities:
 Purchase of equipment and fixtures                     (132,983)     (28,365)        (36,056)       (47,955)
 Database development costs capitalized                  (95,376)     (71,682)        (91,913)       (60,478)
 Patent cost capitalized                                       -       (2,150)         (2,150)        (5,380)
 Computer system development costs capitalized                 -       (2,277)         (2,276)      (138,635)
 Other assets                                           (149,368)           -               -              -
 Proceeds from sale of automobile                          1,660            -               -              -
 Proceeds from insurance on vehicle                            -            -               -         34,271
                                                        --------      -------        --------       --------

Net cash flows used for investing activities            (376,067)    (104,474)      (132,395)       (218,177)
                                                        ---------     --------      ---------       --------

Cash flows from financing activities:
 Employee loans and advances                                  -        (2,800)             -               -
 Proceeds from long-term debt                                 -             -              -          30,778
 Proceeds from loans                                          -             -              -          90,334
 (Repayments to) proceeds from demand note -line of credit    -       (50,000)       (50,000)         50,000
 Repayment of stockholders loans                       (102,181)      (96,520)       (46,694)        (79,000)
 Proceeds from stockholders loans                             -       575,000        525,000         312,674
 Principal payments on long-term debt                   (54,217)      (54,068)       (64,506)        (71,943)
 Offering/registration costs incurred                  (114,035)      (25,046)       (25,046)              -
 Proceeds from exercise of warrants and
    sale of common stock                                600,000       400,000      2,401,618         350,000
                                                        -------    ----------      ---------         -------

Net cash flows provided by financing activities         329,567      746,566       2,740,372         682,843
                                                        -------     --------       ---------         --------

Net (decrease) increase in cash                      (1,536,162)     (22,029)      1,710,595        (195,986)

Cash at beginning of period                           1,851,114      140,519         140,519         336,505
                                                      ---------     --------       ---------        --------

Cash at end of period                                 $ 314,952     $118,490      $1,851,114        $140,519
                                                      =========     ========      ==========        ========


Supplemental disclosures of cash flow information:
Cash paid during the year for:
     Interest                                        $  23,413      $ 11,691      $   17,197       $ 16,322
                                                      =========     ========       =========        ========

Income taxes                                         $       -      $  8,526      $   12,508       $  3,508
                                                      =========     ========       =========       ========

Schedule of non-cash investing and financing activities:

  Issuance of 49,988 shares of common stock in
   consideration for loan                            $      -       $     -       $       -       $ 14,061
                                                      ========      ========       ========       ========

  Issuance of stock options for 250,000 shares
   of common stock as compensation                   $      -       $     -       $       -       $ 50,000
                                                      ========      ========      =========       ========

  Issuance of stock options for 50,000 shares of
   common stock in lieu of consulting fees           $      -       $     -       $      -        $ 16,875
                                                      ========      =======       ========        ========

  Contribution of 400,000 shares of common stock
   by shareholder                                     $      -      $     -       $      -        $100,000
                                                      ========      =======       ========        ========

  Capital contribution in connection with waived
   Chairman's compensation                            $      -      $     -       $      -        $146,347
                                                       ========     =======       ========        ========

  Issuance of 66,666 shares of restricted
   common stock in connection with financing
   costs associated with a loan                       $      -     $133,333       $133,333        $      -
                                                      ========     ========       ========        ========

  Accrued dividends on Series 1 preferred stock      $  11,250     $ 11,250       $ 15,000        $     -
                                                     =========     ========       ========        =======

  Liquidation of loan in exchange for automobile     $  22,703     $     -        $      -        $     -
                                                     =========     =======        ========        =======



                  See accompanying notes to consolidated financial statements






                      NEUROCORP. LTD. AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             Information with respect to the nine months ended
                  September 30, 1997 and 1996 is unaudited


NOTE 1 -       ORGANIZATION

               NeuroCorp, Ltd. (the "Company") was incorporated in the State of Nevada on March 18, 1987. On November 23, 1994 the Company entered into an agreement and a plan of reorganization with HZI Research Center, Inc. ("HZI") to exchange 100% of HZI's outstanding common stock for 4,600,000 post-split $.001 par value common shares of the Company. Simultaneously, the Company effectuated a 1 for 50 reverse stock split thereby reducing its outstanding common shares from 40,000,000 to 800,000. The financial statements give effect to the reverse stock split. This transaction has been accounted for as a reverse acquisition of HZI, whereby its assets and liabilities have been recorded at their historical costs. Prior to this transaction the Company had no significant assets, liabilities or operations. Accordingly, the financial statements represent the assets and liabilities of HZI and it's affiliates and the results of their operations and cash flows. All costs incurred in connection with the reverse acquisition have been charged to additional paid-in capital at the completion of the transaction. On the closing date, the Company's Board of Directors were replaced by directors designated by HZI and the Company changed its name from Tamarac Ventures, Ltd. to NeuroCorp, Ltd.

               The Company is primarily involved in two business: it performs contract medical research for health agencies, research organizations and pharmaceutical companies, and it owns, operates or manages a group of facilities that diagnose and treat memory disorders. In addition, as an outgrowth of its research activities, the Company also designs diagnostic testing software and equipment for neuropsychiatric applications and the Company performs neurological testing services for hospital and physicians. The Company conducts these activities through two wholly-owned subsidiaries, HZI and Telemap, Inc. ("Telemap"). In November 1994, the Company acquired all of the issued and outstanding shares of HZI. HZI conducts contract research, designs diagnostic software and equipment and performs neurological testing services. In March 1996, the Company established a wholly-owned subsidiary, Memory Centers of America, Inc., a Delaware corporation ("MCAI"). MCAI provides therapeutic services to people who suffer from memory impairment. MCAI owns and operates a network of pilot facilities, Memory CentersTM, which treat memory disorders. MCAI began full operation of the pilot program at the end of the second quarter of 1996. Each facility is estimated to cost between $150,000 to $200,000 for equipment, leasehold improvements and working capital which includes administration costs. Revenues from this wholly-owned subsidiary are considered insignificant for the nine months ended September 30, 1997.

               The Company conducts its operations in Tarrytown, New York. The Company's revenues consist of a concentration of significant long-term contracts, thus leading to a limited number of customers comprising a significant percentage of revenues. See Note 11(b) for additional information.

               During the second quarter of 1997, the Company created a new division within Neuro Corp. Ltd., called Tele-Neuro Psychiatry ("TNP"). The TNP division will be responsible for marketing Tele-Neuro Psychiatric systems which are based on the Company's proprietary software and hardware equipment. The TNP system will provide data communication with off-site experts. Furthermore, the Company believes the new TNP system will be useful for enhancing quality controls in research programs. The Company is currently utilizing TNP systems at two MCAI pilot centers.


NOTE 2  -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               a)     Basis of presentation

                      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, HZI, MCAI and TeleMap. The consolidated financial statements also include the accounts of New York Institute for Medical Research, Inc. ("NYI"). NYI is a not-for profit entity, and as such, no direct ownership interest exists by the Company. The Company has elected to consolidate NYI in its financial statements since shareholders and officers of the Company also are the controlling members of the board of NYI. All significant intercompany transactions have been eliminated in consolidation.

               b)     Basis of presentation - Nine months ended
                      September 30, 1997 and 1996

                      The unaudited interim financial statements for the nine months ended September 30, 1997 and 1996 included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and, in the opinion of the Company, reflect all adjustments (consisting only of normal recurring adjustments) and disclosures which are necessary for a fair presentation. The results of operations for the nine months ended are not necessarily indicative of the results for the full year.

               c)     Inventory

                      Inventory, which consists solely of finished goods, is stated at the lower of cost (first-in, first-out method) or market.

               d)     Equipment and fixtures

                      Equipment and fixtures are recorded at cost.
                      Depreciation is provided using the double-declining balance method over the estimated useful lives (5-7 years) of the related assets.

               e)     Database development costs

                      Database development costs consist of direct labor costs associated with the accumulation of results of previously tested drugs and converting such results into a readable format. These costs are being amortized on a straight-line method over the estimated useful life of seventeen (17) years.

               f)     Computer system product development costs

                      Computer system product development costs consist primarily of direct labor costs associated in developing the Company's product. Such costs are capitalized from the time the product is determined to be technologically feasible to the time the product is available for general release to customers. All costs prior to the establishment of technological feasibility, such as the costs of planning, designing and testing the computer system product, are charged to research and development expense. The Company's policy was to amortize such costs over an estimated useful life of seventeen years. Effective January 1, 1996, the Company revised its estimated useful life for computer system product development costs from seventeen (17) years to seven
                      (7) years. This change was made to better reflect the estimated period during which such assets will remain in service. The cumulative effect of this change in estimate amounted to $125,745 for the year ended December 31, 1996 and is included in the statement of operations.

               g)     Patents

                      Patents, which consist of legal costs and mandatory filing fees specifically identified with the Company's patents, are being amortized on a straight line basis over seventeen (17) years.

               h)     Income taxes

                      Effective for the year ended December 31, 1992, the Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires the use of the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the respective periods' taxable income for Federal, State and City income tax reporting purposes.

               i)     Revenue recognition

                      The Company recognizes revenue and costs from its contracts under the percentage of completion method. Cost of revenues include all direct material and labor costs and those indirect costs related to contract performance. General and administrative expenses are accounted for as period costs and are, therefore, not included in the calculation of the estimates to complete contracts in progress. Changes in each contracts' performance, conditions and estimated profitability including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. In addition, losses are recognized in full when determinable. The liability, "Billings in excess of contract revenues on uncompleted contracts", represent billings in excess of revenues recognized.

                      Revenue from computer system sales, which include BFM, are recognized upon the delivery of the turnkey systems. All other service revenues are recognized as they are rendered on the accrual basis of accounting.

               j)     Net loss per common share

                      Net loss per common share is computed based on the weighted average number of shares of common stock outstanding during each period. Common stock equivalents are excluded from the computation of net loss per share of common stock since the results are anti-dilutive.

               k)     Change of fiscal year end

                      The parent company NeuroCorp, Ltd. changed its fiscal year end from September 30, to December 31, effective November 23, 1994, the date the Company acquired HZI. The resulting effect of this change is not deemed material to previously issued financial statements since the Company had no operations prior to such date.

               l)     Research and development costs

                      Research and development costs are charged to operations when incurred.

               m)     Use of estimates

                      The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

               n)     Impact of recently issued accounting standards

                      In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in the first quarter of 1996 and there was no effect to the Company.

               o)     Accounting for stock-based compensation

                      The Company has elected earlier adoption of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", which requires the recognition of compensation expense for stock-based awards based upon the fair value of the award at the grant date. The Company elected adoption of Statement 123 effective January 1, 1995.

               p)     Fair value disclosure as of December 31, 1996

                      The carrying value of cash, accounts receivable, accounts payable, accrued expenses and short-term debt are a reasonable estimate of their fair value. The carrying value of the long-term debt including the current portion approximate fair value based upon the interest factors for the debt being based upon the prime rate which reflects market value.

NOTE 3  -      EQUIPMENT AND FIXTURES, NET

               Equipment and fixtures, net consists of the following at:

                                                  (Unaudited)
                                                 September 30,    December 31,
                                                     1997             1996
                                                 ------------    ---------
               Furniture and fixtures           $   18,972        $  9,009
               Equipment                           716,211         570,016
               Vehicles                             15,840          50,117
                                                ----------        --------
                                                   751,023         629,142
               Less: accumulated depreciation     (577,640)       (545,593)
                                                -----------       ---------
                                                $  173,383        $ 83,549
                                                ==========        ========

               Depreciation expense amounted to $27,086 and $49,224 for the years ended December 31, 1996 and 1995, respectively. For the nine months ended September 30, 1997 and 1996, depreciation expense amounted to $41,964 and $22,461, respectively. Equipment and fixtures are pledged pursuant to a note payable. (See Note 7).

NOTE 4   -     DATABASE DEVELOPMENT COSTS, NET


                                                          (Unaudited)
                                                         September 30,      December 31,
                                                             1997               1996
                                                         ------------      ---------

Balance, beginning of period                            $1,264,018         $ 1,312,346
               Capitalized costs during the period          95,377             91,913
               Amortization charged to
                 cost of revenues                         (111,120)          (140,241)

               Balance, end of period                   $1,248,275         $1,264,018

                                                        ==========         ==========


               The recoverability of the carrying value of the database is evaluated by management on a recurring basis. No adjustment to the carrying value was determined to be necessary at December 31, 1996 and September 30, 1997.

NOTE 5  -      COMPUTER SYSTEM PRODUCT DEVELOPMENT COSTS, NET


                                                                (Unaudited)
                                                               September 30,      December 31,
                                                                   1997               1996
                                                               ------------      ---------

               Balance, beginning of period                   $  496,518         $ 744,551
               Capitalized costs during the period                    -              2,261
               Amortization charged to cost of revenues          (93,471)         (124,549)
               Cumulative effect of change in accounting
                 estimate                                             -           (125,745)
                                                              ---------          ----------

               Balance, end of period                         $  403,047         $ 496,518
                                                              ==========         =========



               In management's opinion, the net realizable value of the unamortized computer system product development costs after giving effect to the cumulative effect of change in estimate as discussed in Note 2(f) exceeds the carrying value, net, therefore, no additional adjustment to carrying value is required. Net realizable value is measured by estimating future sales of these products and reducing them by the estimated costs of completing and disposing of the products, including the costs of performing maintenance and support required under the sales. Effective January 1, 1996, management revised its estimate of the recoverability of its development costs from seventeen (17) years to seven (7) years, resulting in the cumulative effect of change in accounting estimate.

NOTE 6  -      ACCRUED EXPENSES

               Accrued expenses consists of the following at:

                                               (Unaudited)
                                              September 30,    December 31,
                                                  1997             1996
                                              ------------      ---------
               Salary and related taxes      $   54,640         $  71,334
               Legal and accounting fees             -             44,272
               Dividends                         26,250            15,000
               Interest                          62,061            36,659
               Insurance                             -              9,238
               Other                             26,744                -
                                             ----------         --------
                                             $  169,695         $ 176,503
                                             ==========         =========


NOTE 7  -      LONG-TERM DEBT

               Long-term debt consists of the following at:


                                                                (Unaudited)
                                                               September 30,      December 31,
                                                                   1997               1996
                                                               ------------      ---------
               Note payable due in thirty-nine (36) monthly installments
                 of $6,175 including interest at prime plus 1% per annum
                 due April 1997.  The note is collateralized by equipment,
                 receivables and general intangible assets and has been
                 personally guaranteed by certain officers.   $       -          $  31,289

               Note payable due in forty-eight (48) monthly installments
                of $768 including interest at 9.5% per annum due
                November 1999.  The note is collateralized by a Company
                vehicle.                                              -             22,928

               Less: current portion                                  -            (38,715)
                                                              ----------         ----------

               Long-term portion                              $       -          $  15,502
                                                              =========          =========


               Long-term debt matures as follows:


                                                         Year
                                                         ended
                                                       December 31,
                                                         1996
                                    1997               $  38,715
                                    1998                   8,134
                                    1999                   7,368
                                                       ---------
                                                       $  54,217


NOTE 8  -      BILLINGS IN EXCESS OF COSTS AND ESTIMATED EARNINGS ON
               UNCOMPLETED CONTRACTS

                                                                (Unaudited)
                                                               September 30,   December 31,
                                                                   1997            1996
                                                               ------------    -----------
               Costs incurred on uncompleted contracts        $  499,806        $2,080,641
               Estimated earnings                                556,735         1,654,834
                                                              ----------        ----------
                                                               1,056,541         3,735,475
               Less: Billings to date                         (1,139,621)       (4,011,901)
                                                               ----------        ---------

               Billing in excess of costs and estimated
                earnings on uncompleted contracts             $  (83,080)       $ (276,426)
                                                              ===========       ===========




NOTE 9  -      INCOME TAX BENEFIT

               Income tax benefits are comprised of the following at:


                                               December 31,     December 31,
                                                   1996             1995
               Current:
                 Federal                      $       -         $  (30,703)
                 State                            12,711           (10,877)
                                              ----------        -----------
                                              $   12,711           (41,580)
                                              ----------        -----------
               Deferred:
                 Federal                      $  (45,000)       $   12,000
                 State                                -                 -
                                              ---------         ---------
                                                 (45,000)           12,000
                                              ----------        ----------

                 Total income tax benefits    $  (32,289)       $  (29,580)
                                              ==========        ===========


               A reconciliation of the income tax benefit on income per the U.S. Federal statutory rate to the reported income tax expense is as follows:



                                                               December 31,       December 31,
                                                                   1996               1995

               U.S. Federal statutory rate applied to
                 pretax loss                                  $ (566,800)       $  (99,300)
               State and local income taxes, net of federal
                income tax benefit                               (97,400)          (17,100)
               Increase in valuation allowance                   664,200           116,400
               Current provision (benefit) for Federal
                and State taxes                                    6,400           (41,580)
               Prior year under accrual recorded
                in current year                                    6,311                -
               (Decrease) increase in deferred tax
                liability                                        (45,000)           12,000
                                                              -----------       ----------
               Total income tax (benefit)                     $  (32,289)       $  (29,580)
                                                              ===========       ===========


               The Company has adopted SFAS No. 109, "Accounting for Income Taxes", effective for the year ended December 31, 1992. Management has evaluated the effect of implementation and has determined that there is no material impact on the Company's financial position except for the effect of HZI's capitalized database development and computer system product development costs.

               Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to differences between the financial and tax basis of assets and liabilities for financial and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax return consequences of these temporary differences, which will either be taxable or deductible in the year when the assets or liabilities are recovered or settled.

               The Company has a policy of capitalizing database development costs and computer system product development costs attributable to the current year for financial statement purposes and expensing such amounts currently for tax reporting purposes.

               The Company expects to continue this policy for an indeterminable time period. Accordingly, measurement of the deferred tax liability attributable to the book-tax basis differentials related to the database and computer system product development costs is computed at a rate of 15% pursuant to SFAS No. 109.

               The tax effect of significant items comprising the Company's deferred tax assets are as follows:

                                                           December 31,
                                                              1996

               Net operating loss carry forwards            $   212,250
               Valuation allowance                             (212,250)
                                                            ------------

               Long-term portion of deferred tax assets     $         0
                                                            ===========


               The tax effect of significant items comprising the Company's deferred tax liability are as follows:

                                                               December 31,
                                                                  1996

               Database development costs                       $   189,546
               Computer system product development costs             74,454
                                                                -----------

               Long-term portion of deferred tax liability      $   264,000
                                                                ===========

               The Company and HZI file a consolidated tax return. MCAI and TeleMap do not file a consolidated tax return. As such, each company or group of companies computes its tax based on its own taxable income or loss. Further, NYI has a tax year ending on September 30. For income tax purposes, NYI is considered a for-profit corporation and accordingly files its own income tax return.

               At December 31, 1996, the Company has a net operating loss carry forwards (NOL's) of approximately $1,090,000. The Company has recorded a full valuation allowance against the deferred tax asset at December 31, 1996 pursuant to SFAS 109, since management could not determine that it was "more likely than not" that the deferred asset would be realized in the future.

               A portion of the Company's NOL's are subject to the provisions of the Tax Reform Act of 1986 which limits use of net operating loss carryforwards when changes of ownership of more than 50% occur during a nine year testing period. On November 23, 1994, the Company's ownership changed by more than 50% as a result of the transaction as described in Note 10(g).

               HZI has a tax credit carry forward attributable to an increase in research and development expenditures approximating $72,000. Any portion of the research tax credit that remains unused at the end of the carry forward period is allowed as a deduction in the year following the expiration of the carry forward period.

               With respect to the total carryforwards of NOL's and tax credits said amounts expire between the years 2003 and 2011.

NOTE 10   -    STOCKHOLDERS' EQUITY

        a)     Amendment to Certificate of Incorporation

               In connection with the reverse acquisition of HZI (See Note 10(g)), on November 23, 1994, the Company amended its Certificate of Incorporation to change its name from Tamarac Ventures, Ltd. to NeuroCorp, Ltd. Further, the Company reduced its authorized common stock from 200,000,000 shares to 100,000,000 shares and authorized 5,000,000 shares of preferred stock of which 400,000 of the 5,000,000 shares of the preferred stock has been deemed to be Class B, Series 1 and Series 2. Accordingly, the financial statements give retroactive effect to these items.

        b)     Discount on common stock

               On April 30, 1987, 600,000 shares (30,000,000 shares
               pre-split) of common stock, par value $.001, were issued at $.00005 per share for total consideration of $1,500, or a discount of $28,500. According to Nevada counsel, the laws of the State of Nevada provide for a discount on original issue capital stock whether or not that stock carries a par value so long as the action is ratified by the Board of Directors and is otherwise in compliance with applicable laws. These shares are deemed to be fully paid and non-assessable, even though issued below par.

        c)     Initial public offering

               On September 28, 1987, the Company completed its public offering of 80,000 units (4,000,000 units pre-split) at $.05 per unit resulting in net proceeds of $178,509. Each unit consisted of one (1) share of common stock, $.001 par, and one (1) common stock purchase warrant. The warrants expired unexercised thirty-nine months after the effective date of the offering.

        d)     Options to officers

               In 1985 and 1991, four (4) employees of HZI were granted an option to buy a total of twenty (20) shares or then ten
               (10)% of the stock of HZI at a price of $10 per share. Such options were available to the respective individuals as long as they remained employees of HZI.

               In November 1992, all four (4) employees exercised their option to buy HZI's common stock. These new shareholders simultaneously transferred their shares to the voting trust, per Note 10(e) below.

        e)     Voting trust agreement

               In January 1992, the shareholders of HZI entered into an agreement whereby all shares of HZI were transferred into a voting trust. The trust was created for the purpose of granting the trustee the exclusive right to vote upon the shares contained in the trust. The trust has a life of twenty (20) years and for the first ten (10) years, the Company's current chairman is the trustee. Thereafter, HZI's president, who is the son of the Company's chairman, becomes the trustee. The trustee has the exclusive right to vote all such shares subject to any limitations in the HZI Certificate of Incorporation. Commencing with the reverse acquisition as discussed in Note 10(g), the original members of the voting trust transferred their newly issued shares in the Company to the voting trust.

        f)     Issuance of warrants

               As part of the acquisition, the Board of Directors of the Company have authorized the issuance of Class B and Class C Warrants to all stockholders of the Company who were stockholders of record as of November 1, 1994. The Warrants were distributed on a 1 Warrant for 1 share of common stock basis (post reverse stock split) and comprised in the aggregate 800,000 Class B and 800,000 Class C Warrants, each of which is exercisable into one share of Common Stock of the Company. The Class B Warrants are exercisable at $2.25 per share and the Class C Warrants are exercisable at $2.75 per share, and were to expire September 30, 1996. The shares of Common Stock underlying the Warrants must be registered with the Securities and Exchange Commission ("SEC") prior to the Warrants becoming exercisable. The Company may, at its sole discretion, undertake to file a registration statement with the SEC wherein the Company will register the Warrants and the shares of Common Stock underlying the Warrants. However, until such time as said registration statement is filed and becomes effective, the Warrants will not be exercisable. The number of shares underlying the Warrants, and the exercise price of the Warrants, may be adjusted downward or upward at any time by the Company's Board of Directors. Further, the Warrants are redeemable by the Company at any time upon thirty days written notice, at a price of $.001 per Warrant.

               In January 1996, the Company's Board of Directors reduced the exercise price of the Class B and Class C warrants from $2.25 to $1.00 per share and from $2.75 to $2.00 per share, respectively and the expiration dates were extended to December 31, 1997. As described in Note 10(m), in February 1996, the Company filed a registration statement in order to register such warrants. On March 12, 1997, two (2) shareholders exercised in the aggregate 200,000 Class B Warrants and 200,000 Class C Warrants, which resulted in the Company receiving proceeds of $600,000 and issuing 400,000 shares of common stock (See Note 14(a) for additional information).

        g)     Reverse acquisition of subsidiary

               On November 23, 1994, the Company entered into an agreement and a plan of reorganization with HZI to exchange 100% of HZI's outstanding common stock for 4,600,000 post-split $.001 par value common shares of the Company. Such transaction superseded the Letter of Intent entered into between the parties on March 18, 1994. Simultaneously, the Company effectuated a 1 for 50 reverse stock split thereby reducing its outstanding common shares from 40,000,000 to 800,000. The financial statements have been restated to give effect to the reverse stock split.

               All costs incurred in connection with the acquisition have been charged to additional paid-in capital at the completion of the transaction. On the closing date, the Company's Board of Directors were replaced by directors designated by HZI.

               Pursuant to the March 18, 1994 Letter of Intent, between the Company and HZI, the Company agreed, with the assistance of others, to arrange for certain financing for HZI within a specified time period. On March 24, 1994, a bridge loan was made for $75,000 by Trinity American Corporation ("Trinity") a stockholder of the Company, to HZI, pursuant to the agreement. The financing that was to be arranged for HZI was not timely arranged, based upon the terms of the agreement HZI was not responsible for the repayment of the bridge loan. This transaction has been recorded as a forgiveness of debt in the year ended December 31, 1994.

               On November 23, 1994 Trinity contributed $400,000 to the Company's capital account with no further issuance of common stock. In December 1994, the Company and Trinity reached an agreement whereby in consideration for the $400,000 paid on November 23, 1994 two classes of preferred stock were issued to Trinity. The first class of 150,000 shares of cumulative non-convertible preferred stock class B, series 1, no par value has a liquidation preference of $1 per share. Dividends accrue on such stock commencing January 1, 1996 at a rate of 10% of the liquidation value and are payable semi-annually in cash or stock. The number of shares of stock to be issued when dividends are paid in stock is based on the average closing bid price of the stock 30 consecutive days prior to the date the dividend becomes payable. At September 30, 1997 and December 31, 1996, the Company had accrued cumulative dividends of $26,250 and $15,000, respectively related to this preferred stock based upon an anticipated cash payment in the future. Further, the Company may redeem such shares at any time for $3 per share.

               The second class of 250,000 shares of convertible no par value preferred stock, class B, series 2, can be converted into common stock and does not provide for dividend payments. The conversion feature provides that between January 1, through September 30, 1996 that one (1) share of preferred stock can be converted into two (2) shares of common stock. After September 30, 1996 the conversion feature is reduced to five (5) shares of preferred stock to one (1) share of common stock. Further, the Company can at its option force a conversion of such stock if the closing bid price for the Company's common stock is at least 2 5/8 for thirty (30) consecutive trading days. At September 30, 1997 and December 31, 1996, neither Trinity nor the Company have exercised these conversion features (See Note 14(b) for additional information).

        h)     Stock Option Plan Transactions

               On November 23, 1994, the Company adopted an incentive stock option plan that will provide for the granting of options to purchase up to 1,500,000 shares of the Company's common stock that are intended to qualify either as incentive stock options within the meaning of Section 422 of the Internal Revenue Code or a non-statutory stock option plan. Options to purchase shares may be granted under the statutory stock option plan to persons who are employees or officers of the Company. If the Company adopts a non-statutory stock option plan, options shall be granted to, employees, officers, non-employee directors, and consultants to the Company.

               The stock option plan provides for its administration by a committee chosen by the Board of Directors. The committee shall have full discretionary authority to determine the number of shares to be granted, the grantees receiving the options, the exercise period, and the exercise price for which options will be granted. In the case of statutory stock option plans, the committee's authority to establish the terms and conditions of such options, including, but not limited to their exercise price, shall be subject to restrictions imposed by Section 422 of the Internal Revenue Code.

               On September 19, 1995, the Company granted to its President and Vice Chairman a stock option to purchase 250,000 shares of common stock at an exercise price of $.10 per share. This option expires seven (7) years from the date of grant and the underlying common shares related to the stock option are restricted. At the date of grant the Company recorded compensation expense of $50,000 based upon the fair value of the stock option at that date.

               On December 15, 1995, the Company granted a consultant a non-qualified stock option to purchase 50,000 shares of common stock at $.01 per share. The underlying common shares related to the stock option are restricted. At the date of grant the Company recorded a consulting fee of $16,875 based upon the fair value of the stock option on that date. On March 26, 1997, the consultant exercised the stock option and, the Company issued 50,000 shares of restricted common stock pursuant to the terms of the oral stock option agreement.

               On December 18, 1996, the Company granted qualified stock options to MCAI's CEO and President, and an Executive Vice-President of the Company for the purchase of 500,000 shares of common stock exercisable at the lower of $7.00 per share or fair market value. The options are exercisable upon vesting and expire January 6, 2007. 200,000 of such options vest on January 6, 1997, and the remaining 300,000 options vest 50% on January 6, 1998 and 50% on January 6, 1999.

        i)     Sale of shares by former principal shareholder

               Pursuant to a Stock Purchase Agreement dated October 25, 1994, the then principal shareholder and President of the Company agreed to sell 556,000 of his post-split shares of the Company's common stock to Trinity, for a purchase price of $40,000. Such shares were transferred to Trinity immediately upon the completion of the Company's acquisition of HZI. Further, Trinity has the right to transfer a portion of the shares purchased to other nonaffiliated persons through a sale of all or a part of the shares to offshore investors pursuant to Regulation S of the Securities Act of 1933, as amended.

               Trinity has the right, on one occasion, to demand that the Company file a registration statement, at Trinity's expense, as to all of the shares of the Company's common stock held by Trinity.

        j)     Sale of common stock

               On April 14, 1995, March 2, 1996 and March 25, 1996, the Company sold 57,143, 333,333 and 666,667 shares of common stock for $100,000, $133,333 and $266,667, respectively, to foreign investors utilizing Regulation "S" guidelines. Said shares have not been registered under the Securities Act of 1933 (the "Act"), hence the shares cannot be sold, transferred, assigned or hypothecated unless they are either registered under the Act or sold pursuant to an applicable exemption from registration.

        k)     Issuance of common stock as consideration for loans

               (i) On July 19, September 14, October 12, 1995 and February 26, 1996, the Company and the Chairman of the Board entered into a letter agreement with Trinity to borrow $100,000, $40,000, $60,000 and
                      $75,000, respectively. The $100,000 and $60,000 loans
                      have an interest rate of 9% per annum, respectively, and were due in six months from the date of issuance including accrued interest, respectively. The $40,000 and $75,000 loans have an interest rate of 10% and are due within 90 days and six months, respectively, from the date of issuance including accrued interest. Trinity and the Company have agreed to extend the due dates of the above loans to June 30, 1997 or the date the Class B and C warrants are exercised in their entirety. As additional consideration for the $100,000 loan, the Company agreed to issue 49,998 shares of restricted common stock to Trinity. The Company has recorded the additional consideration as interest expense, with a cost of $14,061, which is based upon fifty percent (50%) of the fair value of the common stock issued on July 19, 1995, the date of the agreement. Further, the letter agreements give Trinity the option to convert said loans into 550,000 shares of common stock (See Note 14(b) for additional information).

                      On September 13, 1996 the Company borrowed from Trinity $50,000, which is payable from any future private placement proceeds. Said loan bears interest at 9.5% per annum. Further the loan agreement gives Trinity the option to convert each $4.00 of debt into one (1) unit. Each unit will consist of one (1) share of Common Stock of the Company and two (2) Stock Purchase Warrants. Each Warrant is exercisable into one (1) share of Common Stock of the Company at $8.00 per share until August 31, 1997, thereafter $10.00 per share. The Stock Purchase Warrants expire on August 31, 1998.

                      Subsequent to December 31, 1996, the above loans were extended to December 31, 1998 with a revised interest rate of 5% per annum. Accordingly, as of September 30, 1997, such loans have been reclassified as long term.

               (ii) On May 24, 1996, the Company entered into an agreement with a shareholder to borrow $200,000. The loan is non-interest bearing and is payable within one (1) year or is payable out of the first proceeds resulting from any exercise of outstanding Class B and Class C warrants (See Note 10(f)), whichever comes first. As additional consideration the Company issued 66,666 shares of restrictive common stock. The Company has valued the common stock at $133,333 or fifty percent (50%) of the fair market value on May 24, 1996, the date of the transaction. The Company recorded deferred financing cost and increased stockholders' equity by $133,333, respectively for this transaction. The deferred financing cost is being amortized over one year, which is the maximum term of the loan, or will be charged to operations if paid prior to May 24, 1997. See Note 12(c). Further, the Company has agreed to register said shares. (See
                      Note 10(m)). During June 1997, the original maturity date of May 24, 1997 was extended to December 15, 1998. Accordingly as of September 30, 1997, such loans have been classified as long term.

        l)     Sale of common stock and capital contribution

               In December 1995, the Company sold 1,000,000 post-split shares of .001 par value common stock to four investors unrelated to the Company for $250,000. As a condition of the sale the Company's Chairman agreed to contribute 400,000 shares of the Company's common stock owned by him to the Company and to then have them canceled by the Company. The Company has accounted for this as a $100,000 contribution of capital based upon the fair market value of the stock at the date of contribution. The Company agreed to file a registration statement in February 1996 as one of the conditions of the sale, as described below.

        m)     Registration of common stock

               During February, 1996, the Company commenced registering common shares and warrants pursuant to certain registration rights, and other contractual obligations incurred by the Company in connection with the issuance of such common shares and warrants pursuant to the HZI acquisition agreement signed in November 1994 and the sale of common shares in December 1995. The Company will not receive any of the proceeds from the sale of the common shares or warrants since all respective shares are being offered by the selling stockholders. The Company has also agreed to pay the costs related to the registration. These costs have been deferred and will be charged to additional paid in capital upon the successful completion of the registration.

        n)     Chairman's capital contribution

               As discussed in Note 11(c)(i) the Company's Chairman waived $146,347 of his base annual salary for the year ended December 31, 1995. Said amount was recorded as an administrative expense and as an increase to additional paid-in-capital for the year ended December 31, 1995.

        o)     Sale of common stock

               During December 1996, the Company sold 550,000 units for $2,001,068 pursuant to a private placement memorandum to unrelated parties. Each unit is comprised of one (1) share of common stock and two (2) stock purchase warrants. Each warrant entitles the holder to purchase one (1) share of common stock at $8.00 per share until August 31, 1997, thereafter $10 per share. The warrants expire August 31, 1998.

NOTE 11  -     COMMITMENTS AND CONTINGENCIES

        a)     Operating leases

               The Company leases its office facilities under a noncancellable operating lease expiring in 1998. The lease contains a provision for additional rent which is equal to the Company's pro rated share of future real estate taxes. In addition, the Company has a noncancellable operating lease for office equipment expiring in 1997.

               A schedule of future minimum rental payments at December 31, 1996 is as follows:

               Year ended December 31,
               1997                           $    92,557
               1998                                77,868
                                              -----------
                                              $   170,425

               Rent expense under all operating leases for the years ended December 31, 1996 and 1995 was $145,369 and $202,755, respectively. For the nine months ended September 30, 1997 and 1996, rent expense amounted to $94,680 and $91,811, respectively.

        b)     Concentration of credit risk

               For the years ended December 31, 1996 and 1995, approximately 63% and 42%, respectively, of net sales were derived from two unrelated customers, who are in the pharmaceutical industry. For the nine months ended September 30, 1997 and 1996, approximately 44% and 62%, respectively, of net sales were derived from three and two unrelated customers, respectively, who are in the pharmaceutical industry. As of September 30, 1997 and December 31, 1996, approximately 54% and 61%, respectively, of accounts receivable is due from three and two unrelated customers, respectively.

        c)     Employment Agreements

               i) On September 20, 1995, the Company's Chairman of the Board entered into an employment agreement providing for a base salary of $250,000 per year. The agreement is for an initial term of 10 years and is renewable on a month to month basis thereafter. The agreement provides that on each anniversary date the Chairman's salary shall be increased in good faith subject to negotiations between the Chairman and the Company. The Company agreed to review the services rendered by the Chairman at least annually and, at the discretion of the Board of Directors award a cash bonus or make a contribution to a deferred compensation plan. Further, the agreement provides for a term life insurance policy amounting to $1,000,000 payable to the Chairman's designated beneficiary and also provides for a vehicle and driver funded by the Company. For the years ended December 31, 1996 and 1995, and the nine months ended September 30, 1996, the Company's Chairman waived his right to receive the term life insurance as provided for in the employment agreement. During the nine months ended September 30, 1997, the Company purchased life insurance in accordance with the September 20, 1995 employment agreement. The Company has estimated the annual cost for the initial policy year to be $20,000.

                      For the year ended December 31, 1995 the Company's Chairman waived $146,347, of his base annual salary. Said salary amount was recorded as an administrative expense and as an increase to additional paid-in-capital.
                      (See Note 10(n)).

               ii) On December 7, 1994, the Company entered into an employment agreement with an Executive Vice President providing for a base salary of $100,000 per year. The agreement expires on January 1, 2000 and is renewable on a year to year basis thereafter. The agreement provides that on January 1 of each year the Executive Vice President shall be entitled to a 10% salary increase and an annual bonus equal to at least fifty percent (50%) of his base salary subject to the Board of Directors approval. If the employee is terminated within the contract period due to the change in control of the Company as defined in the Securities Exchange Act of 1934, under Sections 13(d) and 14(d), said Executive Vice President shall be entitled to a lump sum payment equal to five (5) times his gross annual compensation, in effect at date of termination. Additionally, for the nine year period after the date of termination, the Company is obligated to provide the employee with life and health insurance benefits substantially similar to those which the Executive Vice President was receiving prior to the date of termination.

               iii) On December 31, 1996, the Company entered into an employment agreement with its Chief Financial Officer providing for a base salary of $85,000 per year. The agreement expires on January 1, 2000 and is renewable on a year to year basis thereafter.

               iv) On December 18, 1996, the Company and MCAI entered into an employment agreement with the CEO and President of MCAI and an Executive Vice President of the Company providing for a base salary of $150,000 in year one, $225,000 in year two and increasing by the Consumer Price Index ("CPI") change each year thereafter. The agreement expires on January 1, 2000 and is renewable on a year to year basis thereafter. The agreement provides for 500,000 qualified stock options for purchase of common stock exercisable at the lower of $7.00 per share or fair market value. The options are exercisable upon vesting and expire January 6, 2007. On January 6, 1997, 200,000 of such options vest and 150,000 options each vest on January 6, 1998 and 1999.

        d)     Consulting agreement

               On July 1, 1995, the Company entered into a five (5) year consulting agreement with an entity controlled by the Company's former President and Vice Chairman. Said agreement provided for a fee of $75,000 per annum. The agreement was amended on July 12, 1996 to provide for a reduced fee of $30,000 per annum


NOTE 12   -    RELATED PARTY TRANSACTIONS

        a)     Revenues from affiliates

               The Company charges NYI, as well as Manhattan Westchester Medical Services, P.C. ("Manhattan Westchester") for the use of certain employees and office and laboratory space (administration services) of the Company. Manhattan Westchester is also under the common control of the Company's Chairman. Net revenues from these affiliates for the year ended December 31, 1996 and 1995 amounted to $65,782 and $186,123, respectively. For the nine months ended September 30, 1997 and 1996, net revenues from these affiliates amounted to $23,803 and $24,361, respectively.

               The above transactions between HZI and NYI have been eliminated in the consolidated financial statements.

        b)     Services provided by affiliates

               HZI subcontracts to NYI, a not-for-profit entity under the control of the Company's shareholders', a material amount of its patient testing performed in connection with its long term contracts. NYI is treated as a subsidiary of the Company and is included in the consolidation.

               During 1994 HZI and Manhattan Westchester entered into an arrangement whereby Manhattan Westchester would provide medical consulting services to HZI's TeleMap business. This arrangement was suspended during 1995 and reactivated during 1996. Services provided by Manhattan Westchester to HZI for the year ended December 31, 1996 and 1995 amounted to approximately $14,000 and $15,400, respectively. No such services were provided to HZI during the nine months ended September 30, 1997.

        c)     Stockholder notes and loans payable

               Stockholder notes and loans payable consisted of the following at:



                                                                (Unaudited)
                                                               September 30,      December 31,
                                                                   1997               1996
                                                               ------------      ---------


               Non-interest bearing loans and payables, except
                for $20,000 which bears interest at 10% per
                annum (See (i) below)                         $  106,506        $  108,687

               Notes payable bearing an interest of
                5% to 9% (See (ii) and (iii) below)              450,000           550,000

               Non-interest bearing loan payable
                (See (iv) below)                                 200,000           200,000
                                                              ----------        ----------
                                                              $  756,506        $  858,687
                                                              ==========        ==========

               i) Stockholder loans payable relates to advances made to HZI and NYI by its Chairman of the Board which are due on demand. Furthermore, pursuant to the terms of the note dated January 30, 1996 amounting to $20,000, said note can be converted into 40,000 shares of common stock (See Note 14b).

               ii)    On July 19, September 14, October 12, 1995 and
                      February 26, 1996, the Company and the Chairman of the Board entered into a letter agreement with Trinity to borrow $100,000, $40,000, $60,000 and
                      $75,000, respectively. The $100,000 and $60,000 loans
                      have an interest rate of 9% per annum, respectively, and were due in six months from the date of issuance including accrued interest, respectively. The $40,000 and $75,000 loans have an interest rate of 10% and are due within 90 days and six months, respectively, from the date of issuance including accrued interest.
                      Trinity and the Company have agreed to extend the due dates of the above loans to September 30, 1997 or the date the Class B and C warrants are exercised in their entirety if prior to September 30, 1997. As additional consideration for the $100,000 loan, the Company agreed to issue 49,998 shares of restricted common stock to Trinity. The Company has recorded the additional consideration as interest expense, with a cost of $14,061, which is based upon fifty percent
                      (50%) of the fair value of the common stock issued on July 19, 1995, the date of the agreement. Further, the letter agreements give Trinity the option to convert said loans into 550,000 shares of common stock (See Note 14(b) for additional information).

                      On November 16, 1995, the Company entered into a letter agreement with SRS Partners, a partnership that is affiliated with Trinity to borrow $25,000.
                      The loan bears interest at a rate of 9% and is due within six months or out of the proceeds of the first funding of a Reg. "S" transaction.

                      On September 13, 1996 the Company borrowed from
                      Trinity $50,000, which is payable from any future private placement proceeds. Said loan bears interest at 9.5% per annum. Further the loan agreement gives
                      Trinity the option to convert each $4.00 of debt into one (1) unit. Trinity and the Company have agreed to extend the due dates of the above loans to September
                      30, 1997 or the date the Class B and C Warrants are exercised in their entirety.

                      Each unit will consist of one (1) share of Common
                      Stock of the Company and two (2) Stock Purchase
                      Warrants. Each Warrant is exercisable into one (1) share of Common Stock of the Company at $8.00 per share until August 31, 1997, thereafter $10.00 per share. The Stock Purchase Warrants expire on August
                      31, 1998.

                      Subsequent to year end, the maturity dates on the above notes were extended to December 31, 1998 with a revised interest rate of 5% per annum. Accordingly, as of September 30, 1997, such amounts have been classified as long term (See Note 14(b)).

               iii) On July 16, 1996 the Company entered into two loan agreements amounting to $200,000 with two unrelated shareholders. Each loan was for $100,000 and bear interest at 9% per annum and is due within one (1) year, or from the proceeds of the Company's securities including the exercise of Class B and C
                      Warrants. On April 30, 1997 the Company liquidated one loan obligation amounting to $100,000 and extended the second loan maturity date to December
                      15, 1998.

               iv) On May 24, 1996, the Company entered into an agreement with a shareholder to borrow $200,000. The loan is non-interest bearing and is payable on the earlier of one (1) year from May 24, 1996 or out of the first proceeds resulting from any exercise of outstanding Class B and Class C warrants, (See Note
                      10(f)) whichever comes first. As additional consideration the Company issued 66,666 shares of restricted common stock. The Company issued and has valued the common stock at $133,333 or fifty percent
                      (50%) of the fair value on May 24, 1996, the date of the transaction. The Company recorded deferred financing cost and increased stockholders equity by $133,333, respectively for this transaction. The deferred financing cost are being amortized over one year, which is the maximum term of the loan, or will be charged to operations if paid prior to May 24, 1997. During June 1997, the original maturity date of the May 24, 1997 was extended to December 15, 1998.
                      Accordingly, as of September 30, 1997, such loans have been classified as long term. For the year ended
                      December 31, 1996, amortization expense amounted to $79,417. For the nine months ended September 30, 1997 and 1996, amortization expense amounted to $53,515 and $44,444, respectively. Further, the Company agreed to register said shares. (See Note 10(m)).

               v) At September 30, 1997 and December 31, 1996, accrued interest related to such notes and loans amounted to $62,061 and $36,376, respectively, and is included in accrued expenses.


        d)     Shareholder transactions

               On September 19, 1995 the Company granted to its Vice
               Chairman a non-qualified stock option to purchase 250,000 shares of common stock at an exercised price of $.10 per share. This option expires seven (7) years from the date of grant and the underlying common shares related to the option are restricted. At the date of grant the Company recorded compensation expense of $50,000 based upon the fair value of the stock option at that date. As of September 30, 1997 and December 31, 1996 such options have not been exercised.

        e)     Consulting agreement

               On July 1, 1995, the Company entered into a five (5) year consulting agreement with an entity controlled by the Company's former President and Vice Chairman. Said agreement provided for a fee of $75,000 per annum. The agreement was amended on July 12, 1996 to provide for a reduced fee of $30,000 per annum.

        f)     Capital contribution

               In December 1995, the Company sold 1,000,000 shares of common stock to four unrelated investors for $250,000. As a condition of the sale the Company's Chairman agreed to contribute 400,000 shares of the Company's common stock owned by him to the Company and to then have them canceled by the Company. The Company has accounted for this as a $100,000 contribution of capital based upon the fair value of the stock at the date of contribution. The Company agreed to file a registration statement in February, 1996 as one of the conditions of the sale.
               (See Note 10(m)).

        g)     Due from affiliates

               The Company charges Manhattan Westchester for the use of certain employees, laboratory space and management fees related to MCAI's services. Manhattan Westchester is under the common control of the Company's Chairman. At September
               30, 1997 and December 31, 1996, amounts due from Manhattan
               Westchester principally for management and administrative services amounted to $13,764 and $33,495, respectively, which have been included in other current assets.

        h)     Chairman's capital contribution

               As discussed in Note 10(n) the Company's Chairman waived
               $146,347 of his base annual salary for the year ended
               December 31, 1995. Said amount has been recorded as an administrative expense and as a capital contribution for the year ended December 31, 1995 with an increase to additional paid-in-capital.

NOTE 13        SEGMENT AND GEOGRAPHIC INFORMATION

               The Company operates primarily in a single industry segment which is comprised of contract medical research and the operation and management of facilities which diagnose and treat memory disorders utilizing the Company's proprietary database and software. The Company has no foreign operations. The Company included in net sales during the years ended December 31, 1996 and 1995, sales to unaffiliated customers in foreign countries ("export sales") of $771,803 and $831,657, respectively. These sales were not concentrated in any specific geographic area.


NOTE 14  -     SUBSEQUENT EVENTS

        a)     Exercise of warrants

               During October 1997, the Company received $600,000 of capital in connection with the exercise of 300,000 Class B and 150,000 Class C Warrants as described in Note 10(f).
               Accordingly, in connection with such exercise, the Company issued 450,000 shares of common stock.

        b)     Issuance of common stock

               During November 1997, the Board of Directors approved a related party transaction whereby debt and related accrued interest totaling $399,217 and convertible preferred stock, Class B, Series 2 and related accrued dividends totaling
               $277,500 owed to certain shareholders were converted into 650,000 shares of common stock.

               Lastly, during November 1997, the Company's chairman converted $20,000 of advances made to the Company into 40,000 shares of restricted common stock with registration rights, as discussed in Note 12(c)(i).



                                  PART II

                          INFORMATION NOT REQUIRED
                               IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers

        As permitted by Section 78.751 of the Nevada General Corporation
Law, as the same shall be amended and supplemented, the Company shall, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in, or covered by, said Section. The indemnification provided for therein shall not be deemed exclusive of any other right to which any persons may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement or otherwise, as permitted by said articles, as to actions taken in any capacity in which he or she served at the request of the Company.


Item 25.  Other Expenses of Issuance and Distribution


        The Company estimates that it will incur the following expenses:

SEC Registration Fees                                      $2,014*

Accounting fees                                             75,561

Legal Fees                                                 200,000

Printing, Engraving & Mailing                               15,000

Transfer agent & Registrar's fees                            2,500

Blue Sky fees and expenses                                   2,500

Miscellaneous expenses                                       2,425

        TOTAL                                           $  300,000


  *  Actual



Item 26.  Recent Sales of Unregistered Securities

During the past three years, the following securities were sold or issued by the Company without registration under the Securities Act.

On October 25, 1994, the Company issued to Trinity 120,000 shares of the
Company's Common Stock in consideration of Trinity's identifying HZI as a potential acquisition candidate for the Company.*

On November 23, 1994, the Company issued 4,600,000 shares of its Common
Stock to the nine shareholders of HZI in exchange for all of HZI's issued and outstanding shares of capital stock. Such persons were Dr. Turan M.
Itil, Eleanor Itil, Kurt Itil, Pierre LeBars, Yasmin Itil LeBars, Richard
Katz, Howard Katz, Aileen Kunitz and Emin Eralp.*

In December 1994, the Company issued 400,000 shares of Preferred Stock to
Trinity in consideration of $400,000 contributed by Trinity on November 23, 1994 to the capital of the Company. Of the 400,000 shares of Preferred
Stock, 250,000 shares are designated Class B, Series 2. Five (5) shares of
Class B, Series 2 Preferred Stock are convertible into one (1) share of
Common Stock.*

On April 14, 1995, the Company sold 57,143 shares of Common Stock for
$100,000 to Asim Kocabiyik, a foreign investor.*

In July 1995, Trinity loaned $100,000 to the Company. As additional consideration for such loan 16,666 shares of the Company's Common Stock was issued to each of the three sons of the President and sole stockholder of Trinity.*

In December 1995, the Company sold an aggregate of 1,000,000 shares of Common Stock for an aggregate consideration of $250,000 to four investors.*

In March 1996, the Company sold 333,333 shares of Common Stock to Anker
Bank, Zurich, Switzerland for $133,333 and in April the Company sold
333,333 shares of Common Stock to Avi Herson for $133,333 and 333,334 shares of Common Stock to Georges Hauchecorne for $133,334.

In May 1996, the Company issued 66,666 shares to Elvena, Inc., a shareholder of the Company in consideration of a $200,000 loan to the Company.*

In June 1996, the Company borrowed $200,000 from Elvena, Inc., a shareholder of the Company. The loan is non-interest bearing and is payable within one (1) year or is payable out of the first proceeds resulting from any exercise of outstanding Class B and Class C warrants, whichever comes first. As additional consideration the Company issued 66,666 shares of restricted Common Stock to Elvena, Inc.

In November 1996, the Company issued 50,000 shares of its Common Stock to
Jonathan Rahn for services rendered as a consultant to the Company and cancelled his outstanding stock options.

On August 14, 1996, Dr. Itil and his wife Eleonore Itil, each contributed
12,500 shares of the Company's Common Stock owned by them to the National
Ethnic Albanian-American Foundation, Inc. ("Foundation"), a nonprofit corporation organized exclusively to receive and administer funds for religions, charitable, scientific, literacy and educational purposes.

In December 1996, the Company sold an aggregate of 550,000 Units for an aggregate of $2,001,068 ($3.64 per Unit) to three investors in a private placement. Each Unit consists of one share of Common Stock and two
Warrants, each of which entitles the holder to purchase one additional share of Common Stock. The 1,100,060 Warrants included in the Units are exercisable at $4.00 per share until December 31, 1997 and at $6.00 per share thereafter and until December 31, 1998, the expiration date of the Warrants.*

In March 1997, Lancer Partners, L.P. and Lancer Offshore, Inc.
exercised an aggregate of 200,000 Class B and 200,000 Class C Warrants for a total of $600,000 and for which the Company issued 400,000 shares of Common Stock.*

In October 1997, the Company received $600,000 of capital in connection with the exercise of Class B and C Warrants. Accordingly, in connection with such exercise, the Company issued 450,000 shares of common stock.

In November 1997, Trinity released the Company from its obligationswith respect to these loans including (i) $45,421 in accrued interest, (ii)
250,000 Class B, Series II Preferred Shares, and (iii) $27,500 in accrued dividends on Preferred Stock. As consideration for being released from these obligations, the Company, as instructed by Trinity, issued 640,000 shares of Common Stock to Lancer Partners.

In November 1997, SRS Partners released the Company from its obligations under a note due to SRS Partners in the amount of $28,696.25, including accrued interest. As consideration for being released from this obligation, the Company, as instructed by SRS partners, issued 10,000 shares of Common
Stock to Lancer Partners.

In November 1997, the Company issued 40,000 shares of Common Stock to Dr.
Itil upon conversion of a loan made to the Company.

* The above securities were issued in reliance on the exemption from registration under Section 4(2) as not involving any public offering. Claims of such exemptions are based upon the following: (i) all of the purchasers in such transactions were sophisticated investors with the requisite knowledge and experience in financial and business matters to evaluate the merits and risk of an investment in the Company, were able to bear the economic risk of an investment in the Company, had access to or were furnished with the kinds of information that registration under the Securities Act would have provided and acquired securities for their own accounts in transactions not involving any general solicitations or advertising, and not with a view to the distribution thereof, and (ii) a restrictive legend was placed on each certificate evidencing the securities; (iii) each purchaser acknowledged in writing that he knew the securities were not registered under the Securities
   Act or any State securities laws, and are Restricted Securities as that term is defined in Rule 144 under the Securities Act, that the securities may not be offered for sale, sold or otherwise transferred within the United States and except pursuant to an effective Registration Statement under the Securities Act and any applicable State securities laws, or pursuant to any exemption from registration under the Securities Act, the availability of which is to be established to the satisfaction of the Company.


Item 27.  Exhibits and Financial Statement Schedules

27(a)        Exhibits

(2)(a)       Agreement and Plan of Reorganization between Company and HZI

(3)(a)       Certificate of Incorporation as amended*

  (b)        Certificate of Amendment to Certificate of Incorporation **
  (c)        By-Laws*

(4)(a)       Form of Common Stock Certificate
  (b)        Form of Class B Common Stock Purchase Warrant
  (c)        Form of Class B Common Stock Purchase Warrant
  (d)        Form of December 1996 Warrant***


(5)(a) Opinion of James Morris Vernon, Esq., with respect to the validity of the securities offered
(10)(a)      Stock Option Plan****
  (c)        Employment Agreement between the Company and Dr. Turan M. Itil
  (c)(i)     Employment Agreement between the Company and IRH Corporation
  (c)(ii)    Employment Agreement between the Company and Dr. Pierre LeBars
  (c)(iii)   Employment Agreement between the Company and Jonathan E. Raven
  (c)(iv)    Employment Agreement between the Company and Aileen Kunitz
  (d)(i)     Lease Agreement for premises situated at 150 White Plains Road,
             Tarrytown, New York***
  (d)(ii)    Lease Agreement for premises situated at 225 E. 64th Street,
             New York, New York***
  (e)        Voting Trust Agreement
  (f)        Licensing Agreement between the Company and Mediator S.r.l.
  (g)        Joint Venture Agreement between the Company and Tena, Ltd.
  (h)(i) Research Contract between the Company and Schwabe Company, dated October 23, 1996****
  (h)(ii)    Research Contract between the Company and Hoechst-Roussel
             Pharmaceuticals, Inc. dated April 12, 1995****
  (h)(iii)   Research Contract between  the Company and Hoechst-Roussel
             Pharmaceuticals, Inc. dated April 28, 1995****
  (h)(iv)    Research Contract between the Company and Boehringer
             Ingelheim Pharmaceuticals, Inc., dated October 6, 1997****
  (h)(v)     Research Contract between New York Institute and Unimed
             Pharmaceutical Incorporated, dated December 6, 1996.****
  (i)        Clinical Trial Agreement between New York Institute and
             Ciba-Geigy Corporation, dated April 20, 1996.****
  (j)        Consulting Contract between the Company and Boehringer
             Ingelheim Pharmaceuticals, Inc., dated October 6, 1997****
  (k)        Financing Documents between the Company, Trinity American
             Corporation and Elvena, Inc.
  (l)        Form of Memory Center Management Agreement***
(24)(a)      Consent of Scarano & Tamaro P.C.****
  (b)        Consent of Counsel (to be included in Exhibit 5(a)).
(27)(b)      Financial Statement Schedules


        Schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the financial statements or notes thereto.

        Unless otherwise noted all of the foregoing exhibits have been previously filed with the Registration Statement.

*       incorporated by reference to Registration Statement on Form S-18
        No. 33-2205-D declared effective on July 28, 1987.

**      incorporated by reference to the Company's Annual Report on Form
        10-K forth the period ending September 30, 1994.

***     to be filed by amendment.

****    filed herewith.

Item 28.  Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933.

    (ii) Reflect in the Prospectus any facts or events which individually or together, represent a fundamental change in the information in this registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

   (iii) To include any additional or changed material with respect to the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new Registration Statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against pubic policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities
(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES


        In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Village of Tarrytown, State of New York on December 9, 1997.

                                               NEUROCORP, LTD.

                                               s/TURAN M. ITIL
                                               Turan M. Itil,
                                               Chairman, Chief Executive Officer
                                               President, and Director
                                               Date:  December 9, 1997

        In accordance with the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


s/TURAN M. ITIL                                    s/I. RONALD HOROWITZ
Turan M. Itil                                      I. Ronald Horowitz
Chairman, Chief Executive Officer,                 Director
President and Director (principal                  Date: December 9, 1997
executive officer)
Date: December 9, 1997

s/KURT Z. ITIL                                     s/RICHARD KATZ
Kurt Z. Itil, Acting Chief                         Richard Katz, Director
Operating Officer and Director                     Date: December 9, 1997
Date: December 9, 1997

s/EVELYN SOMMER                                    s/PIERRE LEBARS
Evelyn Sommer, Director                            Pierre LeBars, Executive
Date:  December 9, 1997                            Vice President and Director
                                                   Date: December 9, 1997

s/JOSEPH DIOGUARDI                                 s/JONATHAN E. RAVEN
Joseph DioGuardi, Chief Financial                  Jonathan E. Raven, Director
Officer and Director (principal                    and Executive Vice President
financial officer)                                 Date: December 9, 1997
Date: December 9, 1997

s/DONALD L. GIANATTASIO
Donald L. Giannattasio, Controller
(principal accounting officer)
Date: December 9, 1997






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